Filed pursuant to Rule 424(b)(3)

Registration No. 333-232913

EPHS HOLDINGS, INC.

5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4

NOTICE OF ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 17, 2019

Dear Stockholder:

Our annual and special meeting of stockholders will be held at Unit 2500, 666 Burrard Street, Vancouver BC V6C-2X8, at 10:00 a.m., local time, on October 17, 2019 for the following purposes:

1.

To approve the plan of conversion, a copy of which is attached as Schedule “A” to this proxy statement/prospectus, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” and a “continuation”;

2.

To elect Gianfranco Bentivoglio, Stevan Perry, Chris Jewitt, Kevin Smith, Calogero Caruso and Casey Houweling as the directors of our company;

3.

To ratify the continued appointment of Thayer O’Neal Company, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.

To approve, on a non-binding advisory basis, the compensation of our executive officers as disclosed in the enclosed proxy statement/prospectus;

5.

To recommend, on an advisory basis, whether a stockholder vote to approve our executive compensation should occur every, one, two or three years; and

6.

To transact such other business as may properly come before the annual and special meeting or any adjournment thereof.

These items of business are more fully described in the accompanying proxy statement/prospectus.

Our board of directors has fixed the close of business on September 17, 2019 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual and special meeting or any adjournment thereof. Only the stockholders of record on the record date are entitled to vote at the annual and special meeting.

Dissenters’ Rights are available to the stockholders of record for their shares of our common stock under Chapter 92A.300 – 92A.500 (inclusive) of the Nevada Revised Statutes, a copy of which is attached as Schedule “B” to the accompanying proxy statement/prospectus. See “Dissenters’ Rights” beginning on page 26 of the accompanying proxy statement/prospectus for a discussion of Dissenters’ Rights and how to exercise them.

Following the completion of the continuation, we anticipate that our common shares will continue to be quoted on the OTC Market Group Inc.'s OTCQB under the symbol “STNN”.

See the “Risk Factors” beginning on page 7 of this proxy statement/prospectus for a discussion of certain risks that you should consider as stockholders of our company in regards to the continuation, and the ownership of shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Whether or not you plan on attending the annual and special meeting, we ask that you vote by proxy by following the instructions provided in the enclosed proxy card as promptly as possible. If your shares are held of record by a broker, bank, or other nominee, please follow the voting instructions sent to you by your broker, bank, or other nominee in order to vote your shares.

Even if you have voted by proxy, you may still vote in person if you attend the annual and special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual and special meeting, you must obtain a valid proxy issued in your name from that record holder. This proxy statement/prospectus is first being made available to our stockholders on or about September 19, 2019.

Sincerely,

By Order of the Board of Directors

/s/ Gianfranco Bentivoglio

Gianfranco Bentivoglio

Chairman of the Board of Directors

This proxy statement/prospectus incorporates important business and financial information about our company that is not included in or delivered with this document. This information is available without charge to our stockholders upon written or oral request. Requests should be made to our company at the following address.

EPHS HOLDINGS, INC.

5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4

Gianfranco Bentivoglio

Chief Executive Officer and President

5490 Notre Dame Est, Montreal

Quebec, Canada H1N 2C4

Tel: (516) 754-7604

Email: johnb@ephsholdings.com

To obtain timely delivery, you must request the information no later than October 10, 2019.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by EPHS Holdings, Inc. (“EPHS”), constitutes a prospectus of EPHS under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock of EPHS to be issued pursuant to the plan of conversion. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Annual and Special Meeting of EPHS, during which EPHS stockholders will be asked to consider and vote on, among other matters, a proposal to approve the plan of conversion.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated September 18, 2019. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning EPHS contained in this proxy statement/prospectus or incorporated by reference has been provided by EPHS, and the information concerning EPHS contained in this proxy statement/prospectus or incorporated by reference has been provided by EPHS.

TABLE OF CONTENTS

PROXY STATEMENT/PROSPECTUS SUMMARY	1
Our Business	1
Proposal 1 – The Continuation	2
Proposal 2 – Election of Directors	5
Proposal 3 – Advisory Vote on Executive Compensation	6
Proposal 4 – Advisory Vote Frequency of Future Advisory Votes on Executive Compensation	6
Proposal 5- Ratification of the Continued Appointment of the Independent Registered Public Accounting Firm	6
RISK FACTORS	7
Risks Relating to the Continuation	7
Risks Associated With Our Company and Our Business	9
FORWARD-LOOKING STATEMENTS	20
QUESTIONS AND ANSWERS ABOUT THE ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS	21
Why am I receiving these materials?	21
What is included in these materials?	21
What items will be voted at the annual and special meeting?	21
What do I need to do now?	21
Who can vote at the annual and special meeting?	21
How many votes do I have?	21
How do I vote my shares?	22
What is the difference between a stockholder of record and a “street name” holder?	22
What does it mean if I receive more than one proxy card?	22
What vote is required for the election of directors or for the approval of a proposal?	22
How are votes counted?	23
What happens if I do not make specific voting choices?	23
What is the quorum requirement?	23
How does the board of directors recommend that I vote?	23
Can I change my vote after submitting my proxy?	23
How can I attend the annual and special meeting?	24
Who pays the cost of proxy preparation and solicitation?	24
PROPOSAL 1 – THE CONTINUATION	25
General Overview of the Continuation	25
Certain Terms of the Plan of Conversion	25
Dissenters’ Rights	26
Reasons for the Continuation	27
Corporate Law Requirements	28
Description of Our Securities after the Continuation	28
Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction	28
Accounting Treatment of the Change of Our Corporate Jurisdiction	36
Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction	36
Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction	41
Reporting Obligations under Securities Laws	46
PROPOSAL 2 – ELECTION OF DIRECTORS	48
Directors, Executive Officers and Corporate Governance	48
BENEFICIAL OWNERSHIP	54
EXECUTIVE COMPENSATION DISCLOSURE	55
PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	57

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PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	58
PROPOSAL 5 – RATIFICATION OF THE CONTINUED APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	59
DESCRIPTION OF BUSINESS	60
DESCRIPTION OF PROPERTY	65
LEGAL PROCEEDINGS	66
EXPERTS	66
LEGAL MATTERS	66
INTEREST OF NAMED EXPERTS AND COUNSEL	66
COMPARATIVE MARKET PRICES AND DIVIDENDS	67
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	68
FUTURE STOCKHOLDER PROPOSALS	72
HOUSEHOLDING	72
WHERE YOU CAN FIND MORE INFORMATION	72
AUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-1
SCHEDULE A – PLAN OF CONVERSION	A-1
SCHEDULE B – RIGHTS OF DISSENTING OWNERS	B-1

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_____________________

In this proxy statement/prospectus, unless otherwise specified, the terms “we”, “us”, “our”, the “Company” and “EPHS” mean EPHS Holdings, Inc., a Nevada corporation whose shares you currently own. The term “you” means you, the reader and a stockholder of our company. The term “EPHS BC” means EPHS Holdings, Inc., a British Columbia corporation whose shares you are expected to own after we change the corporate jurisdiction of our company from the State of Nevada to the Province of British Columbia. When describing the tax consequences of our proposed continuation, we also use the term “EPHS Nevada” in certain circumstances to refer to EPHS prior to its change of corporate jurisdiction to British Columbia.

All references to currency in this proxy statement/prospectus are in United States dollars unless otherwise stated and all financial statements are prepared in accordance with United States generally accepted accounting principles. Unless otherwise stated, conversion of Canadian dollars to United States dollars has been calculated at an exchange rate of CDN$1 equals US$0.76.

Please read this proxy statement/prospectus carefully. You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus.

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PROXY STATEMENT/PROSPECTUS SUMMARY

This section highlights selected information in this proxy statement/prospectus. The summary may not contain all of the information important to you. To understand the proposals to be voted upon at the annual and special meeting, you should read this entire document carefully, including the schedules to this proxy statement/prospectus. See also “Where You Can Find More Information.” The plan of conversion, a copy of which is attached as Schedule “A” to this proxy statement/prospectus, contains the terms and conditions of the continuation, including the proposed articles of EPHS BC.

Our Business

EPHS Holdings, Inc. (“EPHS” or the “Company”) was incorporated under the laws of the State of Nevada on January 28, 1999 under the name Quantum Bit Induction Technology, Inc. On November 14, 2011, the Company filed Amended and Restated Articles of Incorporation changing its name to Quantumbit, Inc. On September 26, 2013, the Company filed a Certificate of Amendment changing its name to Sertant, Inc. On January 11, 2018, the Company filed a Certificate of Amendment with the Nevada Secretary of State changing its name to EPHS Holdings, Inc.

The Company’s original plan was to build and use technology to mine gold, platinum, precious metals and rare earth metals in situ from seawater and from slurries created from land-based ores. The Company’s property was located in Nevada. The Company also explored developing technology to selectively electroplate precious and rare earth metals from solution or seawater onto collector electrodes. These endeavors were not successful, and the Company has since elected to cease operations with respect to these endeavors.

With no operations, the Company was placed into receivership on February 15, 2017 (Case No. 2017-10544, as filed in the District Court of Harris County, Texas, 151st Judicial District) and remained in receivership until December 2017. In July 2017, the court appointed Angela Collette as exclusive receiver over the Company. Angela Collette was also appointed as the Company’s president. In February 2017, one of the Company’s stockholders sued the Company for breach of fiduciary duties of care, loyalty and good faith to the Company’s stockholders. In September 2017, the Company entered into an agreement with the shareholder and the receiver to resolve the legal claim by issuing 4,750,000 shares of common stock to the shareholder.

On December 28, 2017, the Company issued to EPHS, Inc., a Florida corporation, 75,000,000 shares of the Company’s common stock for $110,000 which represented approximately 62% of the Company’s issued and outstanding shares of common stock.

The Company sought to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a “Business Combination”) with an operating or development stage business (the “Target Business”) which desired to utilize the Company’s status as a reporting corporation under the Exchange Act. In furtherance thereof, the Company signed a Letter of Intent to acquire all of the issued and outstanding shares of common stock of Emerald Plants Health Source, Inc., a Quebec corporation (“Emerald”). Emerald was a Canada based company engaged in the cultivation of cannabis. On February 27, 2018, pursuant to the terms of a Share Exchange Agreement (the “Emerald Agreement”), we acquired all of the issued and outstanding shares of common stock of Emerald and Emerald became a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the Emerald Agreement, executed between the Company and the stockholders of Emerald, we acquired all of the issued and outstanding shares of common stock of Emerald in exchange for the issuance of 20,000,000 restricted shares of the Company’s common stock, which at the time, represented approximately 14% of the then issued and outstanding common stock of EPHS Holdings. Paolo Gervasi and Calogero Caruso were the sole stockholders of Emerald and received a total of 14,000,000 shares of our common stock. The remaining 6,000,000 shares were issued to consultants, including 1,250,000 shares to our president, Gianfranco “John” Bentivoglio for services rendered as part of the negotiations of the Emerald Agreement. The transaction closed on February 27, 2018.

As a result of the transactions affected by the Emerald Agreement, Emerald became a wholly owned subsidiary of EPHS Holdings. Emerald is a development stage company with limited operations. Emerald’s business plan is to cultivate and distribute cannabis entirely within Canada. With the acquisition of Emerald, the Company will be dependent on Mr. Gervasi and Mr. Caruso to continue managing the operations of Emerald. At this time, we have no employment agreements with either, and there can be no assurance that they will remain with the Company.

On September 27, 2018, the Company entered into a binding Letter of Intent (the “LOI”) with Merritt Valley Cannabis Corp. (“MVC”), a Canadian corporation engaged in providing low cost energy, project plans, intellectual property and proprietary business plans for the cannabis industry. The LOI contemplated that the Company would purchase all of the issued and outstanding shares of MVC in consideration for new issuance of 8,100,000 shares of the Company’s common stock.

On November 6, 2018, the Company executed a Share Exchange Agreement (the “MVC Agreement”) with MVC and its shareholders (the “MVC Shareholders”) whereby MVC Shareholders agreed to exchange all of their respective shares in MVC in consideration for 8,100,000 shares of EPHS common stock, with a par value of $0.001 per share (the “MVC Transaction”). On January 11, 2019, the Company and MVC completed the MVC Agreement.

On February 7, 2019, in connection with the MVC Transaction, the Company completed the purchase of lands located in Merritt, British Columbia, Canada, with the purpose of cultivating cannabis.

Proposal 1 – The Continuation

Our board of directors has determined that it would be in the best interest of our company to change our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. We intend to change the corporate jurisdiction of EPHS from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” under the Nevada Revised Statutes and a “continuation” under the Business Corporations Act (British Columbia).

If our stockholders approve the proposed continuation then we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. Upon receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia corporation and will be governed by the laws of British Columbia. The assets and liabilities of the British Columbia corporation immediately after the continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the continuation. The officers and directors of our company immediately before the continuation becomes effective will be the officers and directors of the British Columbia corporation. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common stock will become one common share of the British Columbia corporation.

The continuation and the plan of conversion are also subject to approval by the holders of a majority of the outstanding shares of our common stock.

Our board of directors approved the plan of conversion as being in the best interest of our company and recommends that you vote “for” the approval of the plan of conversion.

Our board of directors recommends that you vote FOR the approval of the plan of conversion.

Reasons for the Change of Our Corporate Jurisdiction

Our business is in the Canadian cannabis sector. We believe that the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada will more accurately reflect our operations, which are entirely within Canada and managed from the Province of British Columbia, Canada. Furthermore, all of our officers and the majority of our directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by persons that do not reside in the United States.

We believe that the change of our corporate jurisdiction may also enable us to qualify as a “foreign private issuer” in the United States. As a foreign private issuer, we believe that our regulatory compliance costs may decrease and our ability to raise capital should improve because it should, under certain circumstances, enable us to issue securities in private placement offerings with a four-month hold period (for which we believe there is more demand than there is for securities issued in a private placement with a minimum hold period of six months, which is currently the case) without limiting our access to the U.S. capital markets.

Regulatory Approvals

In order for our company to carry out the continuation, it will be necessary for us to comply with the provisions of the corporate law of the State of Nevada and the Business Corporations Act (British Columbia). Under the Nevada corporate law, a Nevada corporation is required to obtain approval from the holders of a majority of its voting power in order to carry out a conversion. We are now seeking approval from the holders of a majority of the outstanding shares of our common stock.

Our directors and executive officers, who currently hold approximately 2.9% of our outstanding common stock, have indicated that they intend to vote for the approval of the continuation.

If our stockholders approve the continuation, then we intend to file articles of conversion with the Secretary of State of Nevada. After that, we intend to submit a continuation application to the Registrar of Companies of British Columbia. Upon the filing of the continuation application and subsequent receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia corporation.

Dissenters’ Rights

Under Nevada law, our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the Nevada Revised Statutes (“NRS”) and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these Dissenters’ Rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures.

Please refer to the discussion of “Dissenters’ Rights” beginning on page 26 of this proxy statement/prospectus for a more comprehensive discussion of Dissenters’ Rights and how to exercise them. A copy of Chapter 92A of the NRS is attached as Schedule “B” to this proxy statement/prospectus.

Certain Tax Consequences for Stockholders

The following is a brief summary of certain income tax considerations for our company and our stockholders with respect to the change of our corporate jurisdiction.  A more detailed summary is set out under “Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction” and “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” on pages 36 and 41, respectively, of this proxy statement/prospectus.  This brief summary and the detailed summary do not address all income or other tax considerations applicable to the continuation transaction and the acquisition, holding or disposition of shares after the continuation transaction.  You are advised to consult with your own tax advisers regarding the application of United States and Canadian federal income and other tax laws to your particular circumstances, as well as any other state, provincial, foreign or other tax consequences of the change of our corporate jurisdiction and the acquisition, holding or disposition of shares after the continuation transaction.

United States Federal Income Tax Consequences

For U.S. federal income tax purposes, the parties hereto intend to treat the conversion and continuation as if EPHS (1) sold all of its assets to EPHS BC in a taxable exchange for the EPHS BC shares and the assumption of EPHS’ liabilities and then (2) made a taxable distribution of such EPHS BC shares to the holders of EPHS common stock in exchange for such EPHS common stock in complete liquidation of EPHS.  While U.S. domestic conversions are typically treated as tax free reorganizations, in the context of the conversion of EPHS to Canadian EPHS BC, U.S. tax law  prevents EPHS BC from being treated as a corporation for certain U.S. tax free reorganization purposes.  As such, it is anticipated that the conversion will be treated as a fully taxable transaction at both the EPHS level as well as at the stockholder level for U.S. federal income tax purposes.

On the deemed sale of its assets as a result of the conversion, EPHS will recognize taxable gain to the extent the fair market value of its assets and the assumption of liabilities by EPHS BC exceeds EPHS’ adjusted tax basis in its assets at the time of the conversion. On the deemed taxable liquidation of EPHS as a result of the conversion, each of the stockholders of EPHS will be treated for U.S. tax purposes as receiving a pro rata share of the EPHS BC shares in a taxable exchange for their EPHS shares.  For U.S. holders of EPHS stock, if this exchange results in realized gain, the realized gain will be taxable as short term capital gain if the U.S. holder has held its EPHS shares for one year or shorter at the time of the conversion or as long term capital gain to the extent the U.S. holder has held the EPHS shares for over one year at the time of the conversion.  Long term capital gain is taxable at a maximum rate of 20% whereas short term capital gains are taxable at ordinary effective income tax rates.

For non-U.S. holders of EPHS stock, gain from the deemed liquidation event as a result of the conversion, if any, would likely not be subject to U.S. taxation as foreign source income.  However, backup withholding can apply to broker transactions.  U.S. backup withholding at 24% may apply to the extent a non-U.S. holder fails to provide a Taxpayer Identification Number (TIN), certify their foreign status or otherwise establish an exemption.  Backup withholding is not an additional tax and is typically refundable to the extent the holder of the shares can establish they are a foreign person.

EPHS does not anticipate that the U.S. Foreign Investment in Real Estate Act (FIRPTA) rules will apply to non-U.S. holders as the EPHS assets are held in Canada and not the United States.

Canadian Federal Income Tax Considerations

Following the continuation to British Columbia, EPHS BC will be a corporation resident in Canada for Canadian federal income tax purposes.  EPHS Nevada may be liable for Canadian federal income tax, under the Income Tax Act (Canada) (together with the regulations thereto, the “Tax Act”), as a consequence of the continuation, notwithstanding that no cash or other proceeds will be received.  EPHS Nevada will be subject to Canadian federal income tax as a result of the continuance if:

(i)

The properties held by EPHS Nevada, immediately prior to the continuance, that are “taxable Canadian property”, within the meaning of the Tax Act, have appreciated in value from the date of acquisition to the date of the continuance. EPHS Nevada will own taxable Canadian property immediately prior to the continuance;

(ii)

EPHS Nevada has undistributed branch profits from carrying on business in Canada prior to the continuance; and/or

(iii)

The fair market value of the shares of Emerald or MVC exceeds the paid-up capital (as determined for the purposes of the Tax Act) of such shares.

The continuation should not cause a disposition or deemed disposition of the shares of EPHS Nevada held by any stockholder, and therefore should not cause the realization of any capital gain or capital loss by the stockholder in respect of such shares. In certain circumstances, a Canadian-resident stockholder may be deemed to have received a taxable dividend from EPHS Nevada immediately prior to the continuation.

For a more detailed summary of  Canadian federal income tax considerations, please see “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” on page 41 of this proxy statement/prospectus.

Our Authorized Capital after the Change of Our Corporate Jurisdiction

The application for the continuation provides that our authorized capital after the change of our corporate jurisdiction will consist of an unlimited number of common shares without par value. Our articles of incorporation presently provides that our authorized capital is 2,420,000,000 shares of common stock with a par value of $0.001 per share and 20,200,000 shares of Series A preferred stock (of which none are issued).

Accounting Treatment of the Change of Our Corporate Jurisdiction

For United States accounting purposes, the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada by means of the continuation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of EPHS BC based on existing carrying values at the date of the exchange. The historical comparative figures of EPHS BC will be those of EPHS.

We currently prepare our financial statements in accordance with the United States generally accepted accounting principles but will begin to report our financial statements in accordance with IFRS after the consummation of the change of our corporate jurisdiction.

How the Change of Our Corporate Jurisdiction will Affect Your Rights as a Stockholder

You will continue to hold the same number of shares you now hold following the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. However, the rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under British Columbia law. Examples of some of the changes in stockholder rights which will result from the change of our corporate jurisdiction are described in the discussion of “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning on page 28.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to the Province of British Columbia, Canada, we will still have to comply with reporting requirements under the United States securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Additionally, we are a reporting issuer in the Provinces of British Columbia and Alberta. Upon completion of the continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934. As a foreign private issuer, we anticipate that we will file an annual report on Form 20-F each year with the Securities and Exchange Commission. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to file our interim financial statements and management's discussion and analysis, in the form required by Canadian securities legislation, with the Securities and Exchange Commission on Form 6-K. We anticipate that we will prepare our financial statements in accordance with IFRS subsequent to the change of our corporate jurisdiction.

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Securities Exchange Act of 1934 and we will no longer be subject to the proxy rules of Section 14 of the Securities Exchange Act of 1934. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the continuation.

Quotation on the OTCQB and Potential Listing on a Canadian Stock Exchange

Our common stock is quoted on the OTC Market Group Inc’s OTCQB tier Venture Market under the symbol “STNN”.  Following the change of corporate jurisdiction, we intend to file a prospectus in the Province of British Columbia (and potentially other provinces) and seek a listing on the TSX Venture Exchange or the Canadian Securities Exchange however, there is no guarantee that we will be successful in obtaining a listing on a Canadian stock exchange.

Proposal 2 – Election of Directors

EPHS has nominated Gianfranco Bentivoglio, Stevan Perry, Chris Jewitt, Kevin Smith, Calogero Caruso and Casey Houweling as candidates for directors to be elected at the annual and special meeting. Other than Gianfranco Bentivoglio, who is our current sole director, none of the nominees are current directors.

Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Any director may resign his or her office at any time and may be removed at any time by the holders of a majority of the shares then entitled to vote at an election of directors.

Our board of directors recommends that you vote FOR the nominees.

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), entitles our stockholders to vote, on an advisory, non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules. Please refer to the discussion under “Executive Compensation” on page 55 for a description of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules, which include the compensation disclosed under “Executive Compensation” in the compensation tables and the related narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement/prospectus.

This vote is advisory in nature and therefore not binding on us or our Board of Directors. Our Board, however, values the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, we will consider the stockholders’ concerns, and will evaluate whether any actions are necessary to address those concerns.

EPHS is asking that you vote for approval, on an advisory basis, of the compensation of the named executive officers as disclosed on this proxy statement/prospectus, commonly referred to as a “say-on-pay” proposal.

Our board of directors recommends that you vote FOR the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers.

Proposal 4 – Advisory Vote Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act provides stockholders with the opportunity to vote, on an advisory basis, as to the frequency of stockholder advisory “say-on-pay” votes. You may abstain from voting, or you may select a recommendation as to the frequency of such votes: every one year, two years, or three years. This non-binding advisory vote gives you as a stockholder the opportunity to select a frequency of “say-on-pay” votes.

As an advisory vote, this proposal is non-binding. However, the Board of Directors value the opinions of stockholders and will consider the outcome of the vote when determining the frequency of “say-on-pay” votes. Nevertheless, the Board of Directors may decide to hold a non-binding advisory vote on future compensation of future named executive officers less frequently than the option voted by the stockholders.

The Board of Directors has considered this matter and has determined that a non-binding advisory vote on executive compensation every year is appropriate to provide stockholders the opportunity to inform EPHS of their opinion of our approach to compensation policies and practices, after having sufficient time to observe its impact on our business.

Our board of directors recommends that the future advisory resolutions on executive compensation be submitted to stockholders every year.

Proposal 5- Ratification of the Continued Appointment of the Independent Registered Public Accounting Firm

Our board of directors is asking our stockholders to ratify the continued appointment of Thayer O’Neal Company, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Our board of directors recommends that you vote FOR the ratification.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this proxy statement/prospectus in evaluating the proposed continuation, our company and our business. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment. In addition to the other information contained in or incorporated by reference in this proxy statement/prospectus, including the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all incorporated by reference in this proxy statement/prospectus, you should carefully review the risks described below together with all of the other information included in this proxy statement/prospectus.

Risks Relating to the Continuation

We may still be treated as a U.S. corporation and taxed on our worldwide income after the continuation.

The continuation of our company from the State of Nevada to the Province of British Columbia, Canada is considered a migration of our company from the State of Nevada to the Province of British Columbia, Canada. Certain transactions whereby a U.S. corporation migrates to a foreign jurisdiction can be considered by the United States Congress to be an abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that certain corporations that migrate from the United States will nonetheless remain subject to U.S. tax on their worldwide income unless the migrating entity has substantial business activities in the foreign country to which it is migrating when compared to its total business activities.

Under Section 7874 of the Code, a corporation created or organized outside of the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.  For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation own, directly or indirectly, more than 50% of the stock (by vote or value).  Pursuant to the conversion transaction, EHPS BC will acquire all of the assets of EPHS and (ii) the stockholder of EPHS will own 100% of the shares of EPHS BC.  Therefore, EPHS BC will be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Code Section 7874 unless the EPHS BC expanded affiliated group is treated as having substantial business activities in Canada.

U.S. Treasury regulation section 1.7874-3T provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), asset value and gross income are based, located and derived, respectively, in the relevant foreign country (the “25% test”).

Due to the fact that more than 25% of the employees, asset value and gross income of the EPHS BC expanded affiliated group are located in Canada, it is expected that the conversion will result in EPHS BC being treated as a foreign corporation under Section 7874.  However, if the Section 7874 rules are changed or if for some reason EPHS BC does not meet the 25% test, EPHS BC would likely be treated as a U.S. corporation under Section 7874 for U.S. federal income tax purposes.

We may be classified as a Passive Foreign Investment Company as a result of the continuation.

Sections 1291 to 1298 of the Code contain the Passive Foreign Investment Company (“PFIC”) rules. These rules generally provide for punitive treatment to “U.S. holders” (as defined in the section titled “Certain United States Federal Income Tax Consequences”) of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem EPHS BC to be considered as a U.S. corporation for U.S. federal income tax purposes.

For purposes of the PFIC asset test, cash is treated as a passive asset.  EPHS is expected to hold a substantial amount of cash.  However, for purposes of the PFIC asset test, the active business assets held by EPHS BC’s wholly owned subsidiaries will be deemed to be held by EPHS BC.  It is uncertain at this time whether EPHS will be classified as a PFIC in the future.  If we are classified as a PFIC after migration, then the holders of shares of our company who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distribution from our company.

Canadian Income Tax Liability on the Continuation

The continuation to British Columbia will result in EPHS BC becoming resident in Canada for Canadian federal income tax purposes.  As a consequence, EPHS Nevada  may be liable for Canadian federal income tax, under the Tax Act, on the continuation notwithstanding that no cash or other proceeds will be received.

EPHS Nevada will be subject to Canadian federal income tax as a result of the continuance if:

(i)

The properties held by EPHS Nevada, immediately prior to the continuance, that are “taxable Canadian property”, within the meaning of the Tax Act, have appreciated in value from the date of acquisition to the date of the continuance. EPHS Nevada will own taxable Canadian property immediately prior to the continuance;

(ii)

EPHS Nevada has undistributed branch profits from carrying on business in Canada prior to the continuance, and/or

(iii)

The fair market value of the shares of Emerald or MVC exceeds the paid-up capital (as determined for the purposes of the Tax Act) of such shares.

The effect of the foregoing may be that EPHS Nevada will realize a capital gain for Canadian federal income tax purposes notwithstanding that such assets will continue to be owned by EPHS BC following the continuance.  Any tax liability of EPHS arising on the continuance may have a material adverse impact on the financial status of the Company and on our business.

For further discussion, see “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” on page 41 of this proxy statement/prospectus.

Your rights as a stockholder of our company will change as a result of the continuation.

Because of the differences between Nevada law and British Columbia law, your rights as a stockholder will change if the continuation is completed. For a detailed discussion of these differences, see “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning at page 28 of this proxy statement/prospectus. Of note, following the continuation our directors will be able to complete a consolidation or stock split of our common shares by way of a directors’ resolution, rather than requiring shareholder approval as is currently the case under Nevada law.

The market for shares of our company as a British Columbia corporation may differ from the market for shares of our company as a Nevada corporation.

Although we anticipate that our common shares will requalify to be quoted on the OTC Markets Group Inc.’s OTCQB the market prices, trading volume and volatility of the shares of our company as a British Columbia corporation could be different from those of the shares of our company as a Nevada corporation. We cannot predict what effect, if any, the continuation will have on the market price prevailing from time to time or the liquidity of our common shares.

The exercise of dissent and Dissenters’ Rights by our stockholders may adversely impact EPHS BC.

Pursuant to the Dissenters Rights Provisions of Nevada corporate law, if the conversion and continuation is completed, stockholders who did not vote in favor of the continuation may elect to have the company purchase their shares for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding. The fair value means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable. If sufficient stockholders elect to have us purchase their shares, the liability resulting from the fair value of those shares will adversely impact the financial condition of the company, cause significant volatility in the price of our company's common shares, or will materially impair the ability of our company to execute its plan of operation.

Risks Associated With Our Company and Our Business

Risks generally related to the Company.

The Company is a development stage company with little operating history and chronic losses. As a result, the Company is unable to assure profitability.

Based on limited operations, the Company recognized no revenues and a net loss of $556,309 in the year ended December 31, 2018 and a net loss of $211,031 in the year ended December 31, 2017. The Company has been incurring operating losses and cash flow deficits since the inception of such operations. The Company’s lack of operating history, and the lack of historical pro forma combined financial information for the Company and its acquired subsidiaries, makes it difficult for stockholders to evaluate the Company’s prospects for success. Prospective stockholders should consider the risks and difficulties the Company might encounter, especially given the Company’s lack of an operating history or historical pro forma combined financial information, there is no assurance that the Company will be successful and the likelihood of success must be considered in light of its relatively early stage of operations.

As such, it is extremely difficult to make accurate predictions and forecasts of its finances. This is compounded by the Company’s intention to operate in the cannabis industry, which is rapidly transforming. There is no guarantee that the Company’s products or services will be attractive to potential consumers.

Uncertainty about the Company's ability to continue as a going concern.

As of December 31, 2018, the Company had an accumulated deficit of $1,269,027. As a result, the Company’s independent public accounting firm has expressed substantial doubt about the Company’s ability to continue as a going concern. The Company is in the development stage and is currently seeking additional capital, mergers, acquisitions, joint ventures, partnerships and other business arrangements to expand its product offerings in the medical and recreational cannabis industry and grow its revenue. The Company’s ability to continue as a going concern is dependent upon its ability in the future to grow its revenue and achieve profitable operations and, in the meantime, to obtain the necessary financing to meet its obligations and repay its liabilities when they become due. External financing, predominantly by the issuance of equity and debt, will be sought to finance the operations of the Company; however, there can be no certainty that such funds will be available at terms acceptable to the Company. These conditions indicate the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern.

The Company had negative cash flow for the year ended December 31, 2018.

The Company had negative operating cash flow for the year ended December 31, 2018. To the extent that the Company has negative operating cash flow in future periods, it may need to allocate a portion of its cash reserves to fund such negative cash flow. The Company may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that the Company will be able to generate a positive cash flow from its operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favourable to the Company.

The Company’s actual financial position and results of operations may differ materially from the expectations of the Company’s management.

The Company’s actual financial position and results of operations may differ materially from management’s expectations. The Company has experienced some changes in its operating plans and certain delays in its plans. As a result, the Company’s revenue, net income and cash flow may differ materially from the Company’s projected revenue, net income and cash flow. The process for estimating the Company’s revenue, net income and cash flow requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. In addition, the assumptions used in planning may not prove to be accurate, and other factors may affect the Company’s financial condition or results of operations.

The Company expects to incur significant ongoing costs and obligations related to its investment in infrastructure, growth, regulatory compliance and operations.

The Company expects to incur significant ongoing costs and obligations related to its investment in infrastructure and growth and for regulatory compliance, which could have a materially adverse impact on the Company’s results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company’s efforts to grow its business may be costlier than expected, and the Company may not be able to increase its revenue enough to offset higher operating expenses. The Company may incur significant losses in the future for a number of reasons, including the other risks described in this Prospectus, and unforeseen expenses, difficulties, complications, delays, and other unknown events. If the Company is unable to achieve and sustain profitability, the market price of the common shares may significantly decrease.

There are factors that may prevent the Company from realization of growth targets.

The Company is currently in the expansion from early development stage. There is a risk that the resources required for operations will not be achieved on time, on budget, or at all, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these “Risk Factors” and the following:

○

delays in obtaining approvals;

○

facility design errors;

○

environmental pollution; non-performance by third party contractors; increases in materials or labour costs;

○

construction performance falling below expected levels of output or efficiency;

○

breakdown, aging or failure of equipment or processes;

○

contractor or operator errors;

○

operational inefficiencies;

○

labour disputes, disruptions or declines in productivity; inability to attract sufficient numbers of qualified workers; disruption in the supply of energy and utilities; and

○

major incidents and/or catastrophic events such as fires, explosions or storms.

The Company is subject to changes in Canadian laws, regulations and guidelines that could adversely affect the Company’s future business, financial condition and results of operations.

The Company’s operations will be subject to various laws, regulations and guidelines relating to the manufacture, management, packaging/labelling, advertising, sale, transportation, storage and disposal of medical and recreational cannabis but also including laws and regulations relating to drugs, controlled substances, health and safety, the conduct of operations and the protection of the environment. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to its operations. The Company endeavours to comply with all relevant laws, regulations and guidelines. To the best of the Company’s knowledge, the Company is in compliance or in the process of being assessed for compliance with all such laws, regulations and guidelines as described elsewhere in this Prospectus.

We are exposed to risk from changes in tax rates and changes in tax law.

Compliance with new or amended tax laws and regulations could have a material adverse effect on our business. Following the continuance, our tax position will be based upon our understanding of the tax laws of Canada or any other country in which we have assets or conduct business activities. However, our tax positions are subject to review and possible challenges by taxing authorities. This includes adverse changes to the manner in which Canada taxes local and foreign corporations and interprets or changes its tax laws. We cannot determine in advance the extent to which such jurisdictions may assess additional taxes or interest and penalties on such taxes. In addition, our effective tax rate may be increased by changes in the valuation of deferred tax assets and liabilities, our cash management strategies, local tax rates, or interpretations of tax laws.

The Company’s business plan involves a number of strategic partnerships. If these partnerships do not materialize, the Company may be unable to sell its products.

The Company’s business plan contemplates several strategic partnerships or relationships that may not necessarily materialize in the course of the Company’s business.

These relationships consist of short and long-term plantlet supply contracts with Licensed Producers in Canada.

If these relationships are unsuccessful, or if the Company is unsuccessful in establishing them, the Company may be unable to effectively develop, manufacture, market and distribute its products in accordance with its business plan.

The Company may not be able to develop its products, which could prevent it from ever becoming profitable.

If the Company cannot successfully market its services, or if the Company experiences difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, the Company may not be able to effectively enter the market. A failure by the Company to achieve a low-cost structure through economies of scale would have a material adverse effect on the Company’s commercialization plans and the Company’s business, prospects, results of operations and financial condition.

The Company’s officers and directors control a large percentage of the Company’s issued and outstanding common shares and such officers and directors may have the ability to control matters affecting the Company and its business.

The officers and directors of the Company own approximately 2.9% of the issued and outstanding common shares. The Company’s stockholders nominate and elect the Board, which generally has the ability to control the acquisition or disposition of the Company’s assets, and the future issuance of its common shares or other securities. Accordingly, for any matters with respect to which a majority vote of the common shares may be required by law, the Company’s directors and officers may have the ability to control such matters. Because the directors and officers control a substantial portion of such common shares, stockholders may find it difficult or impossible to replace the Company’s directors if they disagree with the way the Company’s business is being operated.

There is no assurance that the Company will turn a profit or generate immediate revenues.

There is no assurance as to whether the Company will be profitable, earn revenues, or pay dividends. The Company has incurred and anticipates that it will continue to incur substantial expenses relating to the development and initial operations of its business.

The payment and amount of any future dividends will depend upon, among other things, the Company’s results of operations, cash flow, financial condition, and operating and capital requirements. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividends.

EPHS has no proven ability to generate revenues, and any investment in the Company is risky.

EPHS does not have a meaningful operating history so it will be difficult for investors to evaluate an investment in the Company’s stock. The Company cannot assure investors that EPHS will generate revenues or be profitable. As a result, investors will bear the risk of complete loss of their investment in the event the Company is not successful.

The Company may not be able to operate its business successfully or generate sufficient cash flows to meet its operational requirements.

The Company’s success will depend on the ability of its subsidiaries to generate sufficient cash flow to meet the Company’s operational requirements. If the Company or its subsidiaries, is unable to do so, it may not be able to implement its business strategy. There is no commitment for additional equity or debt financing. Even if the Company were to obtain funding, there can be no assurance that it will be available on terms acceptable to the Company.

The Company’s business will be adversely affected if it cannot establish and develop an effective work force.

A significant component to the Company’s growth strategy is attracting and retaining qualified, creative, innovative and experienced personnel. The Company’s business will be adversely affected if it is unable to succeed in developing an effective workforce. The Company currently does not employ a workforce capable of generating revenue. Future success will also depend on the Company’s ability to attract, retain and motivate other highly skilled employees. Competition for personnel in the cannabis industry is significant. The Company may not be able to assimilate or retain highly qualified employees now or in the future. If the Company does not succeed in attracting new personnel or retaining and motivating its current personnel, the business will be adversely affected.

The Company may not be able to effectively manage its growth and operations, which could materially and adversely affect its business.

The Company has grown by acquisition. If the Company implements it business plan as intended, it may in the future experience rapid growth and development in a relatively short period of time. The management of this growth will require, among other things, continued development of the Company’s financial and management controls and management information systems, stringent control of costs, the ability to attract and retain qualified management personnel and the training of new personnel. The Company intends to utilize outsourced resources, and hire additional personnel, to manage its expected growth and expansion. Failure to successfully manage its possible growth and development could have a material adverse effect on the Company’s business and the value of the common shares.

Restrictions on sales and marketing.

The cannabis industry is in a developmental stage and restrictions on sales and marketing activities imposed by Health Canada, various medical associations, other governmental or quasi-governmental bodies or voluntary industry associations may adversely affect the Company’s ability to conduct sales and marketing activities and could have a material adverse effect on the Company’s businesses, operating results and financial conditions.

The Company may be unable to adequately protect its proprietary and intellectual property rights.

The Company’s ability to compete may depend on the superiority, uniqueness and value of any intellectual property and technology that it may develop. With respect to protecting the proprietary rights of the Company, and to the extent the Company is able to do so, the Company intends to rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of any of the Company’s intellectual property:

·

the market for the Company’s products and services may depend to a significant extent upon the goodwill associated with its trademarks and trade names, and its ability to register its intellectual property;

·

patents in the cannabis industry involve complex legal and scientific questions and patent protection may not be available for some or any products;

·

the Company’s applications for trademarks and copyrights relating to its business may not be granted and, if granted, may be challenged or invalidated;

·

issued patents, trademarks and registered copyrights may not provide the Company with competitive advantages;

·

the Company’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of any of its products or intellectual property;

·

the Company’s efforts may not prevent the development and design by others of products similar to or competitive with, or superior to those the Company develops;

·

another party may obtain a blocking patent and the Company would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in its products; or

·

the expiration of patent or other intellectual property protections for any assets owned by the Company could result in significant competition, potentially at any time and without notice, resulting in a significant reduction in sales. The effect of the loss of these protections on the Company and its financial results will depend, among other things, upon the nature of the market and the position of the Company’s products in the market from time to time, the growth of the market, the complexities and economics of manufacturing a competitive product and regulatory approval requirements but the impact could be material and adverse.

The Company may be forced to litigate to defend its intellectual property rights or to defend against claims by third parties against the Company relating to intellectual property rights.

The Company may be forced to litigate to enforce or defend its intellectual property rights, to protect its trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract its management from focusing on operating the Company’s business. The existence or outcome of any such litigation could harm the Company’s business. Further, because the content of much of the Company’s intellectual property concerns cannabis and other activities that are not legal in some state jurisdictions or under federal law, the Company may face additional difficulties in defending its intellectual property rights.

The Company may become subject to litigation, including for possible product liability claims, which may have a material adverse effect on the Company’s reputation, business, results from operations, and financial condition.

The Company may be named as a defendant in a lawsuit or regulatory action, including product liability claims. The Company may also incur uninsured losses for liabilities which arise in the ordinary course of business, or which are unforeseen, including, but not limited to, employment liability and business loss claims. Any such losses could have a material adverse effect on the Company’s business, results of operations, sales, cash flow or financial condition.

Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against the Company. The Company may not be able to obtain or maintain adequate insurance or other protection against potential liabilities arising from product sales. Product liability claims could also result in negative perception of the Company’s products or other reputational damage, which could have a material adverse effect on the Company’s business, results of operations, sales, cash flow or financial condition.

Publicity or consumer perception.

The Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Company’s products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products.

There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s products and the business, results of operations, financial condition and the Company’s cash flows. The Company’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company’s products, and the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of medical and recreational cannabis in general, or the Company’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

The Company’s operations are subject to environmental regulations in the various jurisdictions in which it operates.

These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Government environmental approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed business activities or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage due to its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The Company faces competition from other companies where it will conduct business that may have higher capitalization, more experienced management or may be more mature as a business.

An increase in the companies competing in this industry could limit the ability of the Company to expand its operations. Current and new competitors may be better capitalized, have a longer operating history, possess more expertise and be able to develop higher quality equipment or products at the same or a lower cost. The Company cannot provide assurances that it will be able to compete successfully against current and future competitors. Competitive pressures faced by the Company could have a material adverse effect on its business, operating results and financial condition. In addition, despite Canadian federal legalization of cannabis, illicit or “black-market” operations remain abundant and present substantial competition to the Company. In particular, illicit operations, despite being largely clandestine, are not required to comply with the extensive regulations that the Company must comply with to conduct business, and accordingly may have significantly lower costs of operation.

There is no assurance that the Company will obtain and retain any relevant licenses.

Failure by the Company to comply with the requirements of its existing licenses or any failure to maintain licenses would have a materially adverse impact on the business, financial condition and operating results of the Company. The Company’s ability to grow, store and sell cannabis in Canada is dependent on the ability of the Company to obtain a license to do so from Health Canada. The Company does not currently hold a license from Health Canada and there can be no assurance that the Company will receive such a license in a timely manner, or at all. The licenses, once issued, are subject to ongoing compliance and reporting requirements. Failure to comply with the requirements would have a materially adverse impact on the business, financial condition and operating results of the Company.

The size of the Company’s target market is difficult to quantify and stockholders will be reliant on their own estimates on the accuracy of market data.

Because the cannabis industry is in a nascent stage with uncertainties, there is a lack of information about comparable companies available for potential stockholders to review in deciding whether to invest in the Company and, few, if any, established companies whose business model the Company can follow or upon whose success the Company can build. Accordingly, stockholders will have to rely on their own estimates in deciding about whether to invest in the Company. There can be no assurance that the Company’s estimates are accurate or that the market size is sufficiently large for its business to grow as projected, which may negatively affect its financial results.

The Company’s industry is experiencing rapid growth and consolidation that may cause the Company to lose key relationships and intensify competition.

The cannabis industry is undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and formation of strategic relationships. Acquisitions or other consolidating transactions could harm the Company in a number of ways, including by losing strategic partners if they are acquired by or enter into relationships with a competitor, losing customers, revenue and market share, or forcing the Company to expend greater resources to meet new or additional competitive threats, all of which could harm the Company’s operating results. As competitors enter the market and become increasingly sophisticated, competition in the Company’s industry may intensify and place downward pressure on retail prices for its products and services, which could negatively impact its profitability.

The Company continues to sell shares for cash to fund operations, capital expansion, mergers and acquisitions that will dilute the current stockholders.

There is no guarantee that the Company will be able to achieve its business objectives. The continued development of the Company will require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of current business objectives or the Company going out of business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company.

If additional funds are raised through issuances of equity or convertible debt securities, existing stockholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of common shares. The Company’s articles permit the issuance of an unlimited number of common shares, and stockholders will have no pre-emptive rights in connection with such further issuance. The directors of the Company have discretion to determine the price and the terms of issue of further issuances. In addition, from time to time, the Company may enter into transactions to acquire assets or the shares of other companies. The Company may finance such transactions wholly or partially with debt, which may temporarily increase the Company’s debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. The Company may require additional financing to fund its operations to the point where it is generating positive cash flows. Negative cash flow may restrict the Company’s ability to pursue its business objectives.

If you purchase common shares in an offering, you will experience substantial and immediate dilution, because the price that you pay will be substantially greater than the net tangible book value per share of the common shares that you acquire. This dilution is due in large part to the fact that the Company’s earlier stockholders will have paid substantially less than a public offering price when they purchased their shares.

The Company currently has insurance coverage; however, because the Company operates within the cannabis industry, there are additional difficulties and complexities associated with such insurance coverage.

The Company believes that it and its subsidiaries currently have insurance coverage with respect to workers’ compensation, general liability, directors’ and officers’ insurance, fire and other similar policies customarily obtained for businesses to the extent commercially appropriate; however, because the Company is engaged in and operates within the cannabis industry, there are exclusions and additional difficulties and complexities associated with such insurance coverage that could cause the Company to suffer uninsured losses which could adversely affect the Company’s business, results of operations, and profitability. There is no assurance that the Company will be able to utilize fully such insurance coverage, if necessary.

The Company is reliant on key inputs, such as water and utilities, and any interruption of these services could have a material adverse effect on the Company’s finances and operation results.

The Company’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and operating results of the Company. Any inability to secure required supplies and services or to do so on appropriate terms could have a material adverse effect on the business, financial condition and operating results of the Company.

The Company could be liable for fraudulent or illegal activity by its employees, contractors and consultants resulting in significant financial losses to claims against the Company.

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities related to the Company that violate: (a) government regulations; (b) manufacturing standards; (c) federal and provincial healthcare fraud and abuse laws and regulations; or (d) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company will be reliant on information technology systems and may be subject to damaging cyber-attacks.

The Company has entered into agreements with third parties for hardware, software, telecommunications and other IT services in connection with its operations. The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The Company may be subject to breaches of security at its facilities, or with respect to electronic documents and data storage the Company may face risks related to breaches of applicable privacy laws.

Given the nature of the Company’s product and its lack of legal availability outside of channels approved by the Government of Canada, as well as the concentration of inventory in its facilities, despite meeting or exceeding Health Canada’s security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of the Company’s facilities could expose the Company to additional liability and potentially costly litigation, increased expenses relating to the resolution and future prevention of these breaches, and may deter potential customers from the Company.

In addition, the Company collects and stores personal information about its medical cannabis patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Company’s business, financial condition and results of operations.

In addition, there are a number of federal and provincial laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the PIPEDA, protect medical records and other personal health information by limiting their use and disclosure of health information to the minimum level reasonably necessary to accomplish the intended purpose. If the Company was found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, it could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a material adverse effect on the business, results of operations and financial condition of the Company. The Company is also subject to U.S. privacy and security laws and if the Company was found to be in violation of applicable U.S. privacy or security laws it could have a material adverse effect on the business, results of operations and financial condition of the Company.

The Company’s officers and directors may be engaged in a range of business activities resulting in conflicts of interest.

The Company may be subject to various potential conflicts of interest because some of its officers and directors may be engaged in a range of business activities. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

In addition, the Company may also become involved in other transactions which conflict with the interests of its directors and the officers who may from time to time deal with Persons with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these Persons could conflict with those of the Company. In addition, from time to time, these Persons may be competing with the Company for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, if such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

In certain circumstances, the Company’s reputation could be damaged.

Damage to the Company’s reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easy for individuals and groups to communicate and share opinions and views regarding the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it is perceived by others. A loss in reputation may result in decreased investor confidence, increased challenges in developing and maintaining community relations and impediments to the Company’s overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

The Company does not anticipate paying dividends on the shares.

A dividend has never been declared or paid in cash on the shares. The Company does not anticipate such a declaration or payment for the foreseeable future. The Company expects to use future earnings, if any, to fund business growth. Therefore, holders of common shares will not receive any funds absent a sale of their shares. The Company cannot assure stockholders of a positive return on their investment when they sell their shares nor can the Company assure that stockholders will not lose the entire amount of their investment.

Legislation, including the U.S. Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract officers and directors.

The Company may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of rules and regulations which govern publicly-held companies. The Sarbanes-Oxley Act of 2002 (United States) has resulted in a series of rules and regulations that increase responsibilities and liabilities of directors and executive officers. The Company is a small company with a limited operating history and no revenues. This may influence the decisions of potential candidates the Company attempts to recruit as directors or officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

The market price for common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control.

The market price for common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following:

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actual or anticipated fluctuations in its quarterly results of operations;

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recommendations by securities research analysts;

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changes in the economic performance or market valuations of companies in the industry in which it operates;

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addition or departure of executive officers and other key personnel;

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release or expiration of lock-up or other transfer restrictions on outstanding common shares;

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sales or perceived sales of additional common shares;

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significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors;

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operating and share price performance of other companies that stockholders deem comparable to it;

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fluctuations to the costs of vital production materials and services;

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changes in global financial markets and global economies and general market conditions, such as interest rates and pharmaceutical product price volatility;

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operating and share price performance of other companies that stockholders deem comparable to the Company or from a lack of market comparable companies;

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news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets; and

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regulatory changes in the industry.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the common shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which might result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely affected and the trading price of the common shares might be materially adversely affected.

The Company is subject to uncertainty regarding legal and regulatory status and changes.

Achievement of the Company’s business objectives is also contingent, in part, upon compliance with other regulatory requirements enacted by governmental authorities and obtaining other required regulatory approvals. The regulatory regime applicable to the cannabis business in Canada is currently undergoing significant proposed changes and the Company cannot predict the impact of the regime on its business once the structure of the regime is finalized. Similarly, the Company cannot predict the timeline required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failing to obtain, required regulatory approvals may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may result in additional costs for corrective measures, penalties or in restrictions on the Company’s operations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Future sales of shares by existing stockholders could reduce the market price of the Company’s shares.

Sales of a substantial number of common shares in the public market could occur at any time. These sales, or the market perception that the holders of a large number of common shares intend to sell common shares, could reduce the market price of common shares. Additional common shares may be available for sale into the public market, subject to applicable securities laws, which could reduce the market price for common shares.

The Company may become subject to future dilution.

Future sales or issuances of equity securities could decrease the value of the common shares, dilute stockholders’ voting power and reduce future potential earnings per common share. The Company intends to sell additional equity securities in subsequent offerings (including through the sale of securities convertible into common shares) and may issue additional equity securities to finance its operations, development, exploration, acquisitions or other projects. We cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the common shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the common shares. With any additional sale or issuance of equity securities, stockholders will suffer dilution of their voting power and may experience dilution in the Company’s earnings per common share.

FORWARD-LOOKING STATEMENTS

Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company” or “EPHS” are intended to mean the business and operations of EPHS Holdings, Inc. and its consolidated subsidiaries. This proxy statement/prospectus contains various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us.  When used in this document, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “would,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements.  Although we believe that our expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions as described in more detail under the Risk Factors section of this proxy statement/prospectus.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.  You should not put undue reliance on any forward-looking statements.  The forward-looking statements in this annual report speak only as of the date hereof.  Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Examples of forward-looking statements made in this proxy statement/prospectus include but are not limited to, statements about:

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Our future product development and results; and

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Our future capital expenditures.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

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General economic and business conditions;

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Exposure to market risks in our financial instruments;

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Fluctuations in worldwide prices and demand for our products;

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Fluctuations in the levels of our research and development activities;

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Regulatory uncertainties and potential product liabilities;

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Political changes in Canada and the United States, which could affect our operations there; and

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The risks in the section of this proxy statement/prospectus entitled “Risk Factors”;

any of which may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

Why am I receiving these materials?

Our board of directors is soliciting proxies for use at the annual and special meeting to be held at 10:00 a.m., local time, on October 17, 2019 or at any adjournment of the meeting. These materials were first sent or given to our stockholders on or about September 19, 2019.

What is included in these materials?

These materials include:

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the notice of the annual and special meeting of stockholders;

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this proxy statement/prospectus for the annual and special meeting of stockholders; and

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the proxy card.

What items will be voted at the annual and special meeting?

Our stockholders will vote on:

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the approval of the plan of conversion, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” and a “continuation”;

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the election of directors;

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on an advisory basis, on the compensation of our named executive officers;

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on an advisory basis, on the frequency at which we hold an advisory vote on the compensation of our named executive officers;

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the ratification of the continued appointment of our independent registered public accounting firm.

What do I need to do now?

We urge you to carefully read and consider the information contained in this proxy statement/prospectus. We request that you cast your vote on each of the proposals described in this proxy statement/prospectus. You are invited to attend the annual and special meeting, but you do not need to attend the annual and special meeting in person in order to vote your shares. Even if you do not plan to attend the annual and special meeting, please vote by proxy by following the instructions provided in the proxy card.

Who can vote at the annual and special meeting?

Our board of directors has fixed the close of business on September 17, 2019 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual and special meeting or any adjournment. If you were a stockholder of record on the record date, you are entitled to vote at the annual and special meeting.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of our common stock that you owned on the record date. There is no cumulative voting.

How do I vote my shares?

If you are a stockholder of record, you may vote in person or by proxy.

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To vote in person, come to the annual and special meeting, and we will give you a ballot when you arrive.

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If you do not wish to vote in person or if you will not be attending the annual and special meeting, you may vote by proxy by mail or via the Internet by following instructions provided in the proxy card.

If you hold your shares in “street name” and:

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you wish to vote in person at the annual and special meeting, you must obtain a valid proxy from your broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the annual and special meeting. Please follow the instructions from your broker, bank or other nominee, or contact your broker, bank or other nominee to request a proxy card.

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you do not wish to vote in person or you will not be attending the annual and special meeting, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Nevada Agency and Transfer Company, then you are a stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, or other nominee is the stockholder of record with respect to those shares. However, you are still the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, or other nominee how to vote their shares. Street name holders are also invited to attend the annual and special meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or in different accounts. To ensure that all of your shares are voted, please vote by proxy by following instructions provided in each proxy card. If some of your shares are held in “street name,” you should have received voting instructions with these materials from your broker, bank or other nominee. Please follow the voting instructions provided to ensure that your vote is counted.

What vote is required for the election of directors or for the approval of a proposal?

The proposals for approval and adoption of the plan of conversion must receive votes “For” from the holders of a majority of the outstanding shares of our common stock.

Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the director nominees who receive the largest number of votes cast “For” are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

For the ratification of the continued appointment of the independent registered public accounting firm to be approved, the proposals must receive votes “For” from the holders of a majority of the outstanding shares of our common stock.

How are votes counted?

For the approval and adoption of the plan of conversion, you may vote “For”, “Against”, or “Abstain” for the proposals. Votes that abstain and broker non-votes will have the same effect as “Against” votes.

For the election of directors, you may vote “For” or “Against”, for each nominee for director. Votes “Against” or broker non-votes will have no effect on the outcome of the vote on the election of directors.

For the ratification of the continued appointment of the independent registered public accounting firm, you may vote “For”, “Against”, or “Abstain” for the proposals. Votes that abstain and broker non-votes will have the same effect as “Against” votes.

A “broker non-vote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner in street name does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner of those shares, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.

What happens if I do not make specific voting choices?

If you are a stockholder of record and you submit your proxy without specifying how you want to vote your shares, then the proxy holder will vote your shares in the manner recommended by our board of directors on all proposals.

If you hold your shares in street name and you do not give instructions to your broker, bank or other nominee to vote your shares, the rules that govern brokers, banks, and other nominees who are the stockholders of record of shares held in street name generally give the discretion to vote uninstructed shares on routine matters but withhold the discretion to vote them on non-routine matters.

What is the quorum requirement?

A quorum of stockholders is necessary for the transaction of business at the annual and special meeting. The presence in person or by proxy of stockholders entitled to cast at least a majority of the shares entitled to vote at the annual and special meeting constitutes a quorum. Your shares will be counted towards the quorum requirement only if you or the registered holder of your shares is present in person or by proxy at the annual and special meeting. Votes that abstain and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the officer presiding at the meeting will have power to adjourn the meeting from time to time until a quorum is present.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

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“For” the approval of the plan of conversion;

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“For” the election of all nominees for directors;

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“For” the advisory vote on the compensation of our named executive officers;

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“For” a proposal to hold advisory votes on the compensation of our named executive officers once every year; and

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“For” the ratification of the continued appointment of the independent registered public accounting firm.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the annual and special meeting. If you are a stockholder of record, you may vote again on a later date via the Internet (only your latest Internet proxy submitted prior to the annual and special meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the annual and special meeting and voting in person. Your attendance at the annual and special meeting will not automatically revoke your proxy unless you vote again at the annual and special meeting or specifically request in writing that your prior proxy be revoked. You may also request that your prior proxy be revoked by delivering to us at 5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4, a written notice of revocation prior to the annual and special meeting.

If you hold your shares in street name, you will need to follow the voting instructions provided by your broker, bank or other nominee regarding how to revoke or change your vote.

How can I attend the annual and special meeting?

You may call us at 778-385-4945 or if you want to obtain directions in order to attend the annual and special meeting and vote in person.

You may be asked to present valid government issued picture identification, such as a driver’s license or passport, before being admitted to the annual and special meeting. If you hold your shares in street name, you will also need proof of ownership to be admitted to the annual and special meeting. A recent brokerage statement or letter from your broker, bank or other nominee is an example of proof of ownership.

Who pays the cost of proxy preparation and solicitation?

We pay the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile, mail, other means of communication or personally. These individuals will receive no additional compensation for such services.

We will ask brokers, banks, and other nominees to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable charges and expenses.

Common Stock

Holders of our common stock have one vote for each share on each matter submitted to a vote of our stockholders. Except as otherwise provided by law or as provided in any resolution adopted by our board of directors providing for the issuance of any series of preferred stock, the holders of our common stock possess all voting power. There is no cumulative voting in the election of directors. According to our bylaws, generally, all questions (other than director elections) are decided by the vote of a majority in interest of our stockholders present in person or represented by proxy and entitled to vote at the meeting. According to our bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholder. According to our bylaws, generally, any action required to be taken at the meeting of our stockholders, or any action which may be taken at such meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted.

The holders of our common stock are entitled to receive, when and if declared by our board of directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Upon any liquidation of our company, the remaining net assets of our company are to be distributed pro rata to the holders of our common stock, to the exclusion of holders of our preferred stock.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Under Nevada law, pursuant to the NRS §§92A.300 – 92A.500 (inclusive) (the “Dissenters Rights Provisions”) our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the Nevada Revised Statutes of the State of Nevada (“NRS”) and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these Dissenters’ Rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of the Dissenters’ Rights Provisions is attached as Schedule “B” hereto. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Schedule “B” hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS’ RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS’ RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS.

PROPOSAL 1 – THE CONTINUATION

General Overview of the Continuation

Our board of directors has determined that it would be in the best interest of our company to change our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. We intend to change the corporate jurisdiction of EPHS from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” under the Nevada Revised Statutes and a “continuation” under the Business Corporations Act (British Columbia).

If our stockholders approve the proposed continuation then we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. Upon receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia corporation and will be governed by the laws of British Columbia. The assets and liabilities of the British Columbia corporation immediately after the continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the continuation. The officers and directors of EPHS immediately before the continuation becomes effective will be the officers and directors of the British Columbia corporation. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common and preferred stock will become one common or preferred share, as the case may be, of the British Columbia corporation.

The continuation and the plan of conversion are also subject to approval by the holders of a majority of the outstanding shares of our common stock.

The change of our corporate jurisdiction will result in changes in the rights and obligations of our current stockholders under applicable corporate laws. For an explanation of these differences see the discussion of “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning on page 28 of this proxy statement/prospectus. In addition, the change of our corporate jurisdiction may have material tax consequences to stockholders which may or may not be adverse to any particular stockholder depending on the stockholder’s particular circumstances. For a more detailed explanation of the tax consequences, see “Certain United States Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” and “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” beginning on pages 36 and 41, respectively, of this proxy statement/prospectus.

Certain Terms of the Plan of Conversion

A summary of the material terms of the plan of conversion is set forth below. The full text of the plan of conversion is attached as Schedule “A” to this proxy statement/prospectus.

Principal Terms of the Conversion

The plan of conversion provides that at the effective time of the conversion, EPHS will be converted into EPHS Holdings, Inc., a British Columbia corporation (“EPHS BC”) continued under the Business Corporations Act (British Columbia). At the effective time of the conversion, the continuation application and articles of EPHS BC, in the forms attached as Appendix “A” and Appendix “B”, respectively, of the plan of conversion will replace the articles of incorporation and bylaws of EPHS.

Effective Time of the Conversion

The plan of conversion provides that, as promptly as practicable after the approval of the plan of conversion by the holders of a majority of the outstanding shares of our Common Stock, EPHS will file the articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. The plan of conversion provides that the effective date and time of the conversion will be the date and time on and at which the continuation becomes effective under the laws of Nevada or the date and time on and at which the continuation becomes effective under the laws of British Columbia, whichever occurs later.

Manner and Basis of Converting Shares of Common Stock

At the effective time of the conversion, each share of common stock of EPHS, with $0.001 par value per share, issued and outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof and without any disposition of such share, become one validly issued, fully paid and non-assessable common share of EPHS BC without par value.

Manner and Basis of Converting Options and Other Rights

At the effective time of the conversion, each option, warrant or other right to acquire shares of common stock of EPHS Nevada that is or was outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof, become an option, warrant or right, respectively, to acquire, upon the same terms and conditions, the number of common shares of EPHS BC that such holder would have received had such holder exercised such option, warrant or right, respectively, in full immediately before the effective time of the conversion (whether or not such option, warrant or right was then exercisable) and the exercise price per share under each such option, warrant or right, respectively will be equal to the exercise price per share thereof immediately before the effective time of the conversion, unless otherwise provided in the instrument or agreement granting such option, warrant or right, respectively.

Effect of the Conversion

At the effective time of the conversion, EPHS will be converted into EPHS BC, a corporation organized under the Business Corporations Act (British Columbia), and the title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by EPHS, and all debts due to EPHS on whatever account, as well as all other things in action or belonging to EPHS immediately before the conversion, shall in accordance with the NRS be vested in EPHS BC without reservation or impairment. EPHS BC will have all of the debts, liabilities and duties of EPHS, and all rights of creditors accruing and all liens placed upon any property of EPHS up to the effective time of the conversion will be preserved unimpaired, and all debts, liabilities and duties of EPHS immediately before the conversion will attach to EPHS BC and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties. Any proceeding pending against EPHS may be continued as if the conversion had not occurred or EPHS BC may be substituted in the proceeding in place of EPHS.

Amendment

The EPHS board of directors may amend the plan of conversion at any time before the effective time of conversion, provided, however, that an amendment made subsequent to the approval of the conversion by the stockholders of EPHS must not (a) alter or change the manner or basis of exchanging a stockholder’s shares of EPHS for a stockholder’s shares, rights to purchase a stockholder's shares, or other securities of EPHS BC, or for cash or other property in whole or in part, or (b) alter or change any of the terms and conditions of the plan of conversion in a manner that adversely affects the stockholders of EPHS.

Termination

At any time before the effective time of the conversion, the plan of conversion may be terminated and the conversion may be abandoned by the board of directors of EPHS, notwithstanding approval of the plan of conversion by the stockholders of EPHS. We anticipate that the plan of conversion will be terminated if the proposed conversion is not approved by our stockholders at the annual and special meeting.

Dissenters’ Rights

Under Nevada law, pursuant to the NRS §§92A.300 – 92A.500 (inclusive) (the “Dissenters’ Rights Provisions”) our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the Nevada Revised Statutes of the State of Nevada (“NRS”) and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these Dissenters’ Rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures.

In the context of the continuation, the Dissenters’ Rights Provisions provide that the stockholders may elect to have our company purchase their shares held by the stockholders for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the Dissenters’ Rights Provisions. The fair value of the shares of any stockholder means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable.

A copy of the Dissenters’ Rights Provisions is attached as Schedule “B” hereto. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Schedule “B” hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS’ RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS’ RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS. Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in the Dissenters’ Rights Provisions will have the fair value of their stock determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the continuation to be paid in connection with the continuation. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the continuation on the amount determined to be the fair value of their shares.

All demands for appraisal should be addressed to 5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4, before the vote on the continuation is taken at the annual and special meeting, and should be executed by, or on behalf of, the record holder of the shares of the common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

In view of the complexity of the Dissenter’s Rights Provisions in Chapter 92A, stockholders desiring to dissent from the continuation and pursue Dissenters’ Rights should consult their legal advisers.

Reasons for the Continuation

We believe that the change of our corporate jurisdiction to the Province of British Columbia, Canada will more accurately reflect our operations, which are located entirely within Canada and managed from the Province of British Columbia, Canada. We also believe that changing our corporate jurisdiction to the Province of British Columbia, Canada more accurately reflects the identity of our company because Canada is the country from which we have derived much of our financing, all of our officers and the majority of our directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by persons not resident in the United States. We believe that the change of our corporate jurisdiction may also enable us to qualify as a “foreign private issuer” in the United States. As a foreign private issuer, we believe that our regulatory compliance costs may decrease and our ability to raise capital should improve because it should, under certain circumstances, enable us to issue securities in private placement offerings with a four-month hold period (for which we believe there is more demand than there is for securities issued in a private placement with a minimum hold period of six-months, which is currently the case) without limiting our access to the U.S. capital markets.

In addition to the potential benefits described above, the continuation will impose some moderate costs on our company and will expose us and our stockholders to some risk, including the risk of liability for taxation and the potential for greater impediments to enforcement of judgments and orders of United States courts and regulatory authorities against our company following the consummation of the continuation. Please see the section entitled “Risk Factors” commencing on page 7 for a more comprehensive discussion regarding the risk factors of the continuation. There are also differences between the laws of the State of Nevada and the laws of the Province of British Columbia. Please see the section entitled “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” commencing on page 28 for a more comprehensive discussion of our stockholders’ rights before and after the proposed change of our corporate jurisdiction. Regardless of the risks and costs associated with the change of our corporate jurisdiction, our board of directors has determined that the potential advantages of the change of our corporate jurisdiction outweigh the risks and costs.

Although our board of directors evaluated variations in the basic structure of the continuation, our board of directors believes, based on advice from management and its professional advisors, that the proposed structure of our company as a British Columbia corporation is the best structure to provide the advantages which our company is seeking without substantial operational or financial risks. No assurance can be given, however, that the anticipated benefits of the continuation will be realized.

Corporate Law Requirements

In order for our company to carry out the continuation, it will be necessary for us to comply with the provisions of the corporate law of the State of Nevada and the Business Corporations Act (British Columbia).

The corporate law of the State of Nevada allows a corporation that is incorporated under the Nevada corporate law to convert into a foreign entity pursuant to a conversion approved by the stockholders of the Nevada corporation. Pursuant to the Nevada corporate law, the board of directors of EPHS has adopted the plan of conversion attached at Schedule “A” to this proxy statement/prospectus and has recommended the plan of conversion to our stockholders.

If holders of a majority of the voting power of our stockholders vote to approve the plan of conversion, we intend to file articles of conversion with the Nevada Secretary of State. After we file the articles of conversion and pay to the Secretary of State of the State of Nevada all prescribed fees, and we comply with all other requirements, the conversion will become effective in accordance with Nevada corporate law.

As we are proposing to continue into the jurisdiction of the Province of British Columbia, we must also comply with the applicable provisions of the Business Corporations Act (British Columbia) in order to successfully complete the continuation.

A foreign corporation is permitted to continue from a foreign jurisdiction into British Columbia by filing with the Registrar of Companies of British Columbia a continuation application and providing to the Registrar of Companies certain records and information that the Registrar of Companies may require. We expect that the continuation of EPHS into British Columbia will be effective on the date and time that the continuation application, the form of which is attached hereto as Appendix “A” of the plan of conversion, is filed with the Registrar of Companies, assuming we provide the Registrar of Companies with any records and information it may require. After EPHS is continued into British Columbia, the Registrar of Companies must issue a certificate of continuation showing the name of the continued company (expected to be “EPHS Holdings, Inc.”) and the date and time on which it is continued into British Columbia as a continued company.

If the continuation is approved by our stockholders, we expect to file the articles of conversion and the continuation application promptly.

Description of Our Securities after the Continuation

Upon completion of the continuation, we will be authorized to issue an unlimited number of common shares without par value.

Common Shares

The holders of common shares of EPHS BC will be entitled to dividends, if, as, and when declared by the board of directors of EPHS BC, entitled to one vote per share at meetings of stockholders or EPHS BC and, upon dissolution, entitled to share equally in such assets of EPHS BC as are distributable to the holders of common shares of EPHS BC and subject to the rights of the holders of preferred shares.

Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction

After the continuation, our shareholders will become the holders of shares in the capital of a British Columbia corporation organized under the Business Corporations Act (British Columbia) (the “BCBCA”). The Nevada Revised Statutes of Nevada (the “NRS”) differs in many respects from the BCBCA. The following is a summary description of the principal differences that could affect the rights of our stockholders.

Director Election

Under the BCBCA, stockholders of a corporation must, by ordinary resolution at each annual meeting at which an election of directors is required, elect directors to hold office. An ordinary resolution means a resolution passed at a meeting of shareholders by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at a meeting. Under the BCBCA, public companies such as our company must have at least three directors. The proposed articles of EPHS BC provide that changes in the number of directors must be approved by ordinary resolution. However, the proposed articles of EPHS BC also provide that the directors of EPHS BC may appoint up to one-third of the number of the directors at the time of the appointments (other than directors appointed by this method). Any director so appointed ceases to hold office immediately before the next election or appointment of directors, but is eligible for re-election or re-appointment.

The NRS requires that a corporation have a minimum of one director. The number of directors must be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fix the number of directors, in which case a change in the number of directors must be made only by amendment to the certificate, which requires stockholder approval. The number of directors may be changed by resolution of the board of directors if the articles of incorporation or bylaws so provide. The articles of incorporation of EPHS provides that the board of directors of EPHS must determine the number of directors, subject to the bylaws of EPHS. The bylaws of EPHS provide that the number of directors must be a minimum of 1 and a maximum of 7 unless and until otherwise determined by a vote of a majority of the board of directors of EPHS. Within these limits, the number of directors must be determined from time to time by resolution of the board of directors. The bylaws of EPHS provide that directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Removal of Directors

Under the BCBCA, a company may remove a director before the expiration of the director’s term of office by a special resolution. The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by stockholders voting shares that carry the right to vote at a meeting.

Under the NRS, any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Personal Liability of Directors and Derivative Actions

The BCBCA entitles a shareholder, including a beneficial owner of a share of a corporation, or a director of a corporation and any person whom the court considers an appropriate person to make application, with the approval of the Supreme Court of British Columbia, and in the name of the corporation, to commence legal proceedings to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of a right, duty or obligation whether the right, duty or obligation arises under the BCBCA or otherwise. Derivative actions, therefore, may be brought by shareholders on behalf of a corporation against the corporation's directors for damages or to enforce rights or duties owed by the director to the corporation. With leave of the court, a complainant may, in the name of and on behalf of a corporation, defend a legal proceeding brought against the corporation. Under the BCBCA, there is no statutory limitation with respect to the monetary liability which may be imposed on directors.

Under the NRS, a stockholder may bring a derivative action against officers and directors of a corporation for breach of their fiduciary duties to a corporation and its stockholders or for other fraudulent misconduct, so long as the stockholder was a stockholder of the corporation at the time of the transaction in question, or the stockholder obtained the stock thereafter solely by operation of law, and remained so through the duration of the suit; the plaintiff makes a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and the plaintiff is an adequate representative of the other stockholders.

The NRS eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care, unless it is proven that such breach involved intentional misconduct, fraud or a knowing violation of law.

Interested Shareholder Transactions and Anti-Takeover Provisions

Some powers granted to companies under the NRS may allow a Nevada corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

·

require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

·

only allow the board of directors to call a special meeting of stockholders, which may thwart a raider's ability to call a meeting to make disruptive changes;

·

provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions; and

·

provide for supermajority voting in some circumstances, including mergers and articles of incorporation amendments.

Our articles of incorporation, our bylaws, and Nevada common law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the NRS, which apply to any Nevada corporation having 200 or more stockholders of record which is and which has a class or series of shares which is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. We do not believe our shares constitute “covered securities” for purposes of this statute.  A “combination” includes:

·

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

·

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

o

having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

o

having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or

o

representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or

·

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

·

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

·

if any of the following actions occurs:

o

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

o

recapitalization of the corporation;

o

merger or consolidation of the corporation with any subsidiary;

o

or any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

·

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

·

directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

·

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of Common Stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the NRS only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds that constitute a controlling interest:

·

at least one-fifth but less than one-third;

·

at least one-third but less than a majority; and

·

a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our articles of incorporation and bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the NRS.

There is no similar provision under the BCBCA.

Amendments to the Governing Documents

A BCBCA corporation may resolve to alter its articles:

·

by the type of resolution specified by the BCBCA;

·

if the BCBCA does not specify the type of resolution, by the type of resolution specified by the articles; or

·

if neither the BCBCA nor the articles specify the type of resolution, by a special resolution.

The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by shareholders voting shares that carry the right to vote at a meeting.

According to the proposed articles of EPHS BC, subject to the BCBCA, EPHS BC may by resolution of the directors:

·

create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

·

increase, reduce or eliminate the maximum number of shares that EPHS BC is authorized to issue out of any class or series of shares or establish a maximum number of shares that EPHS BC is authorized to issue out of any class or series of shares for which no maximum is established;

·

if EPHS BC is authorized to issue shares of a class of shares with par value:

(i)

decrease the par value of those shares;

(ii)

if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(iii)

subdivide all or any of its unissued, or fully paid issued, shares with par value into shares of smaller par value; or

(iv)

consolidate all or any of its unissued, or fully paid issued, shares with par value into shares of larger par value;

·

subdivide all or any of its unissued, or fully paid issued, shares without par value;

·

consolidate all or any of its unissued, or fully paid issued, shares without par value;

·

subdivide all or any of its unissued, or fully paid issued, shares by way of a share dividend;

·

change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

·

alter the identifying name of any of its shares; or

·

otherwise alter its shares or authorized share structure when required or permitted to do so by the BCBCA.

According to the proposed articles of EPHS BC, EPHS BC may by resolution of the directors alter its notice of articles in order to change its name or adopt or change any transaction of that name. Also, if the BCBCA does not specify the type of resolution and the articles of EPHS BC do not specify another type of resolution, EPHS BC may by resolution of the directors alter the articles.

A BCBCA corporation may, by the type of shareholders' resolution specified by the articles, or, if the articles do not specify the type of resolution, by a special resolution:

·

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; and/or

·

vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

A right or special right attached to issued shares must not be prejudiced or interfered with under the BCBCA or under the memorandum, notice of articles or articles unless the shareholders holding the shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of those shareholders which, if passed at a meeting, requires the majority of the votes specified in the articles for a special separate resolution (or, failing which, a separate resolution) of that class or series. If the articles do not specify the majority required, then a majority of two-thirds of the votes cast is required. The special separate resolution is in addition to the resolution authorizing the alterations.

The NRS provide that the vote of holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation's articles of incorporation, unless a greater proportion is required by the articles of incorporation. In addition, if the amendment to the articles of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of the class vote. The NRS reserves the power to the stockholders to adopt, amend or repeal the bylaws but allows the directors to adopt, amend, or repeal any bylaw, except as may otherwise be prohibited by any bylaw adopted by the stockholders. The articles of incorporation of EPHS provides that the board of directors of EPHS is expressly authorized to make, alter or repeal our bylaws.

Shareholder Quorum and Voting Requirements

Under the BCBCA, the quorum for the transaction of business at a meeting of shareholders of a company may be established by the articles. The proposed articles of EPHS BC provides that, generally, the quorum for the transaction of business at a meeting of shareholders is 2 persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 1/20 of the issued shares entitled to be voted at the meeting.

Except where the BCBCA or the articles require approval by a special resolution or unanimous resolution, a simple majority of the votes cast by shareholders voting shares that carry the right to vote at a meeting is required to approve any resolution properly brought before the stockholders.

Under the NRS, a corporation's articles of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders. The bylaws of EPHS provide that the presence in person or by proxy of stockholders entitled to cast at least a majority of the shares entitled to vote at the meetings of stockholders constitutes a quorum.

The bylaws of EPHS provide that generally all questions (other than the election of directors) must be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

Special Meeting of Shareholders

The BCBCA provides that a board of directors or the holders of 5% of the issued shares of a corporation with a right to vote can call or requisition a special meeting.

Under the NRS, a special meeting may be called by a board of directors or by any other person authorized to do so in the corporation's articles of incorporation or bylaws. The bylaws of EPHS provide that special meetings of the stockholders or of any class or series thereof entitled to vote may be called by the President or at the request in writing by stockholders of record owning at least 20% percent of the issued and outstanding voting shares of common stock of EPHS.

Votes Required for Extraordinary Transactions

Under the BCBCA, approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases, or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a special resolution at a duly called meeting. The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by shareholders voting shares that carry the right to vote at a meeting.

Under the NRS, mergers or consolidations generally require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote and stockholder approval is not required by a Nevada corporation:

·

if it is the surviving corporation in a merger requiring the issuance of voting stock not exceeding 20% of the corporation's voting stock outstanding immediately prior to the merger, requiring the issuance of shares entitled to participate in distributions does not exceed 20% of the shares entitled to participate in distributions outstanding immediately prior to the merger, each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger, the merger agreement does not amend in any respect the survivor's articles of incorporation; or

·

if it is the surviving corporation in a merger with a subsidiary in which its ownership of the subsidiary was 90% or greater.

Unless a greater percentage is required by the articles of incorporation, a sale, lease, or exchange of all or substantially all the property or assets of a Nevada corporation or an amendment to its articles of incorporation also requires the approval of stockholders holding a majority of the outstanding voting power entitled to vote on the matter.

Shareholder Action by Written Consent (In Lieu of a Meeting)

Under the BCBCA, any action required or permitted to be taken at a meeting of the stockholders by an ordinary resolution may be taken by a written resolution signed by a special majority of the stockholders entitled to vote on such resolution. The proposed articles of EPHS BC provide that a special majority is two-thirds of the votes cast on the resolution. Any action required or permitted to be taken at a meeting of the stockholders by a special resolution may be taken by a written resolution signed by all the shareholders entitled to vote on such resolution.

Under the NRS, stockholders may execute an action by written consent in lieu of a stockholder meeting, unless such right is eliminated or modified in the corporation's articles of incorporation or bylaws, if holders of outstanding stock representing a majority of the voting power consent in writing.

Rights of Dissent and Appraisal

Under the BCBCA, in certain circumstances, a registered shareholder who disagrees with a proposed corporate action can require the company to purchase his or her shares for their fair value. The actions giving rise to a right of dissent are as follows:

·

an alteration in the articles of a company by altering the restrictions on the business carried on or to be carried on by the company, or in its powers;

·

various forms of corporation reorganizations, amalgamation, or arrangements (where permitted);

·

a proposed sale, lease or exchange of all or substantially all of the corporation's assets; or

·

in respect of any resolution or court order or arrangement permitting dissent.

Under the NRS, stockholders have the right to dissent and exercise Dissenters’ Rights only with respect to forms of corporate mergers conversions and exchanges and not in the case of certain other fundamental change such as the sale of all or substantially all of the assets of the corporation or amendments to the articles of incorporation, unless so provided in the corporation's articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. Stockholders who have neither voted in favor of nor consented to the merger conversion, or exchange have the right to seek appraisal of their shares by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In addition, under the NRS, Dissenters’ Rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedies

Under the BCBCA, a shareholder of a corporation has the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. After the application is filed, the court may make any order as it sees fit, including an order to prohibit any act proposed by the corporation.

There are no equivalent statutory remedies under the NRS; however, stockholders may be entitled to remedies for a violation of a director's fiduciary duties under Nevada common law.

Inspection of Corporate Books and Records

Under the BCBCA, current shareholders of a corporation are entitled to inspect, without charge, all of the records the corporation is required to maintain under the BCBCA, except for minutes of directors' meetings and directors' consent resolutions (and those of committees of directors) and written dissents to resolutions of directors. However, shareholders have the right to inspect the portions of minutes of directors' meetings, or of directors' consent resolutions and other records that contain disclosures of conflicts of interest by directors and senior officers, and the right to inspect disclosures of certain financial assistance made by the corporation.

Under the NRS, any stockholder who has been a stockholder of record of the corporation for at least six months immediately preceding the demand, or any person holding, or authorized in writing by the holders of, at least five percent of all outstanding shares, is entitled to inspect in person or by agent or attorney during normal business hours, a certified copy of the corporation’s articles of incorporation, a copy of the corporation’s bylaws, certified by an officer of the corporation, and a stock ledger or duplicate stock ledger containing the names, alphabetically arranged, of all persons who are stockholders of record of the corporation.

In addition to the rights set forth in the foregoing paragraph, any stockholder of record of a corporation who owns not less than 15 percent of all of the issued and outstanding shares of the stock of the corporation, or has been authorized in writing by the holders of at least 15 percent of the corporation’s issued and outstanding shares, upon at least 5 days’ written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records. Holders of voting trust certificates representing 15 percent of the issued and outstanding shares of the corporation are regarded as stockholders for the purpose of this subsection. The right of stockholders to inspect the corporate records may not be limited in the articles or bylaws of any corporation. The corporation may require a stockholder seeking to exercise the right of inspection described in the foregoing sentence to provide an affidavit that such inspection is not desired for any purpose not related to his or her interest in the corporation as a stockholder.  The right of inspection set forth in this paragraph does not apply to any corporation which furnishes to its stockholders a detailed, annual financial statement, or to any corporation which has filed during the preceding 12 months all reports required to be filed pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

Accounting Treatment of the Change of Our Corporate Jurisdiction

For United States accounting purposes, the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada by means of the continuation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of EPHS BC based on existing carrying values at the date of the exchange. The historical comparative figures of EPHS BC will be those of EPHS.

We currently prepare our financial statements in accordance with the United States generally accepted accounting principles and will begin to submit our financial statements in accordance with IFRS after the consummation of the change of our corporate jurisdiction.

Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction

The following is a general summary of certain U.S. federal income tax considerations applicable to stockholders resulting from the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada by means of the continuation or conversion (the “Continuation”) and the ownership and disposition of EPHS BC Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a stockholder. For example, it does not take into account the individual facts and circumstances of any particular stockholder that may affect the U.S. federal income tax considerations applicable to such holder, nor does it address the state and local, federal estate and gift, federal alternative minimum tax or foreign tax consequences to a stockholder relating to the Continuation and the ownership and disposition of EPHS BC Shares acquired thereby. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any stockholder. Each stockholder is urged to consult its own tax advisor regarding the U. S. federal tax consequences which may apply as a result of the continuation and the ownership and disposition of EPHS and EPHS BC shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences to stockholders as a result of the of the Continuation. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinions of Locke Lord LLP and are based on the accuracy and completeness of facts described herein and representations made by us. Locke Lord LLP has not undertaken any obligation to update its opinions after the date of this proxy statement/prospectus.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

As used in this summary, the term “U.S. Holder” means a beneficial owner of EPHS Shares (or, after the Continuation has been consummated, a beneficial owner of EPHS BC Shares) that is for U.S. federal income tax purposes:

(a)

an individual who is a citizen or resident of the U.S.;

(b)

a corporation, or other entity classified as a corporation that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

(c)

an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

(d)

a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes; or (ii) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in the Code.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of EPHS Shares (or, after the Continuation, a beneficial owner of EPHS BC Shares) that is neither a U.S. Holder nor a partnership.

This summary does not address the U.S. federal income tax considerations of the Continuation to stockholders that are subject to special provisions under the Code, including: (a) stockholders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) stockholders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) stockholders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) stockholders that have a “functional currency” other than the U.S. dollar; (e) stockholders that own EPHS Shares (or after the Continuation is consummated, EPHS BC Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) Stockholders that acquired EPHS Shares (or after the Continuation is consummated, EPHS BC Shares) in connection with the exercise of employee stock options or otherwise as compensation for services; (g) Stockholders that hold EPHS Shares (or after the Continuation is consummated, EPHS BC Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) partnerships and other pass-through entities (and investors in such partnerships and entities).

This summary also does not address the U.S. federal income tax considerations applicable to stockholders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Canadian Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold EPHS Shares (or after the Continuation is consummated, EPHS BC Shares) in connection with carrying on a business in Canada; (d) persons whose EPHS Shares (or after the Continuation is consummated, EPHS BC Shares) constitute “taxable Canadian property” under the Canadian Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. stockholders that are subject to special provisions under the Code, including stockholders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the Continuation and the ownership and disposition of EPHS BC Shares received pursuant to the Continuation.

Finally, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with the Continuation, including, without limitation: any vesting, conversion, assumption, disposition, exercise, exchange or other transaction involving any rights to acquire EPHS Shares or EPHS BC Shares, including any options or warrants of EPHS and any transaction, other than the Continuation, in which securities of EPHS or EPHS BC are acquired.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds EPHS Shares (or after the Continuation is consummated, EPHS BC Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the Continuation and the ownership of EPHS BC Shares received pursuant to the Continuation generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Continuation and the ownership and disposition of EPHS BC Shares received thereby.

This discussion provides general information only and is not intended to be tax advice to any particular stockholder. Any U.S. Federal, state, or local tax advice included in this discussion was not intended or written to be used, and it cannot be used by any stockholder, for the purpose of avoiding any penalties that may be imposed by any U.S. Federal, state or local governmental taxing authority or agency. This discussion was written solely to support the promotion or marketing of the transactions or matters addressed in this Memorandum. Investors should consult their own independent tax advisors in determining the application to them of the U.S. federal income tax consequences set forth below and any other U.S. federal, state, local foreign or other tax consequences to them of the purchase, ownership and disposition of EPHS and EPHS BC shares. Investors should note that no rulings have been or will be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below and no assurance can be given that the IRS will not take positions contrary to the conclusions stated below.

Tax Consequences of the Transaction to EPHS and EPHS BC

As a result of the Continuation, EPHS will be treated, for federal income tax purposes, as if it (1) sold all of its assets to EPHS BC in a taxable exchange for the EPHS BC shares and the assumption of EPHS’ liabilities and then (2) made a taxable distribution of such EPHS BC shares to the holders of EPHS common stock in exchange for such EPHS common stock in complete liquidation of EPHS pursuant to Revenue Ruling 69-6, 1969-1 C.B 104 and Section 331 of the Code.  While U.S. domestic conversions are typically treated as tax free reorganizations under Code Section 368(a), Section 367(a) of the Code and the Treasury Regulations thereunder prevent EPHS BC from being treated as a corporation for U.S. federal income tax purposes thereby disqualifying the Continuation from Code Section 368(a) treatment. As such, it is anticipated that the Continuation will be treated as a fully taxable transaction to both EPHS and its stockholders for U.S. federal income tax purposes.

On the deemed sale of its assets as a result of the Continuation, EPHS will recognize gain to the extent the fair market value of its assets and the assumption of liabilities by EPHS BC exceeds EPHS’ adjusted tax basis in its assets at the time of the Continuation.

The U.S. Anti-Inversion Rules

EPHS BC will be incorporated under the laws of British Columbia, Canada. Generally, corporations incorporated outside of the United States are not treated as U.S. corporations for U.S. federal income tax purposes. However, as described below, Section 7874 of the Code treats certain corporations incorporated outside the United States as U.S. corporations for U.S. federal income tax purposes. EPHS BC believes that it will be treated as a foreign corporation for U.S. federal income tax purposes as a result of the Continuation.

Under Section 7874 of the Code, a corporation created or organized outside of the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.  For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation own, directly or indirectly, more than 50% of the stock (by vote or value).  Pursuant to the conversion transaction, EHPS BC will acquire all of the assets of EPHS and (ii) the stockholder of EPHS will own 100% of the shares of EPHS BC.  Therefore, EPHS BC will be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Code Section 7874 unless the EPHS BC expanded affiliated group is treated as having substantial business activities in Canada.

U.S. Treasury Regulation section 1.7874-3T provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), asset value and gross income are based, located and derived, respectively, in the relevant foreign country (the “25% test”).

Due to the fact that more than 25% of the employees, asset value and gross income of the EPHS BC expanded affiliated group are located in Canada, it is expected that conversion will result in EPHS BC being treated as a foreign corporation under Section 7874.

The remainder of this discussion assumes that EPHS BC will meet the 25% test and will be respected as a foreign corporation under Section 7874 of the Code.

Consequences of the Continuation to U.S. Holders

For U.S. federal income tax purposes and with respect to the U.S. Holders, the Continuation will be treated as a taxable liquidation of EPHS whereby EPHS will distribute the EPHS BC shares to each U.S. Holder, pro rata, in exchange for each U.S. Holder’s EPHS stock in complete liquidation of EPHS. While U.S. domestic conversions are typically treated as tax free reorganizations under Code Section 368(a), Section 367(a) of the Code and the Treasury Regulations thereunder prevent EPHS BC from being treated as a corporation for U.S. federal income tax purposes thereby disqualifying the Continuation from Code Section 368(a) treatment. As such, it is anticipated that the Continuation will be treated as a taxable liquidation of EPHS with respect to the U.S. Holders for U.S. federal income tax purposes.

As a result of the deemed taxable liquidation under the Continuation, each U.S. Holder will be treated for U.S. federal income tax purposes as receiving a pro rata share of the EPHS BC shares in a taxable exchange for their EPHS shares.  Each U.S. Holder will realize taxable gain to the extent the fair market value of its EPHS BC shares exceeds such U.S. Holder’s adjusted tax basis in its EPHS shares on the date of the Continuation. If this exchange results in realized gain, the realized gain will be taxable as short term capital gain if the U.S. Holder has held its EPHS shares for one year or shorter at the time of the Continuation or as long term capital gain to the extent the U.S. Holder has held the EPHS shares for over one year at the time of the Continuation.  Long term capital gain is taxable at a maximum rate of 20% whereas short term capital gains are taxable at ordinary effective income tax rates.

After the Continuation, each U.S. Holder will hold its EPHS BC shares with a tax basis equal to the fair market value of the EPHS BC shares determined as of the date of the Continuation.

Consequences to U.S. Holders after the Continuation

Subject to the Passive Foreign Investment Company provisions discuss below, U.S. Holders will be required to include in gross income the gross amount of any distribution received on the EPHS BC shares to the extent that the distribution is paid out of  the earnings and profits of EPHS BC as determined for U.S. federal income purposes.  We refer to such a distribution herein as a dividend.

To the extent that the amount of any distribution exceeds EPHS BC's earnings and profits, the distribution would generally first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. holder's EPHS BC common shares), and thereafter would be taxed as a capital gain recognized on a taxable disposition.

Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend were converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

To the extent EPHS BC qualified for the benefits of the United States and Canada income tax convention (the “Treaty”), a dividend would likely be classified as qualified dividend income to a U.S. Holder that is an individual generally taxed at preferential capital gains rates.  If a U.S. Holder is a corporation, and to the extent the U.S. corporate Holder controls 10% of more of the shares of EPHS BC, Section 245A of the Code might provide an exemption from U.S. taxation.

A U.S. Holder would generally recognize a taxable gain or loss on any sale or other taxable disposition of EPHS BC shares in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder's adjusted tax basis in such shares. Such recognized gain or loss generally would be a capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) generally would be subject to U.S. federal income tax at preferential rates if the U.S. Holder has held the EPHS BC shares for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of EPHS BC common shares generally would be treated as U.S. source gain or loss.

Passive Foreign Investment Company Provisions

The treatment of U.S. Holders of EPHS BC shares in some cases could be materially different from that described above if, any relevant time, EPHS BC were classified as a passive foreign investment company, which we refer to as PFIC.

Sections 1291 to 1298 of the Code contain the Passive Foreign Investment Company (“PFIC”) rules. These rules generally provide for punitive treatment to “U.S. holders” (as defined in the section titled “Certain United States Federal Income Tax Consequences”) of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem EPHS BC to be considered as a U.S. corporation for U.S. federal income tax purposes.

For purposes of the PFIC asset test, cash is treated as a passive asset.  EPHS BC is expected to hold a substantial amount of cash.  However, for purposes of the PFIC asset test, the active business assets held by EPHS BC’s wholly owned subsidiaries will be deemed to be held by EPHS BC.  It is uncertain at this time whether EPHS will be classified as a PFIC in the future.   If EPHS BC were to be classified as a PFIC after Continuation and Continuation, then the holders of shares of EPHS BC who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distribution from our company.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders

Consequences of the Continuation to non-U.S. Holders

For non-U.S. Holders, gain from the deemed liquidation event in the Continuation, if any, would likely not be subject to U.S. taxation as foreign source income.

A non-U.S. Holder of EPHS shares generally would not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of EPHS shares unless:

·

the gain is effectively connected with a U.S. trade or business of such non-U.S. Holder (or, if an income tax treaty applies, is attributable to a United States “permanent establishment”); or

·

such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. Holder of EPHS shares described in the first bullet point above would generally be subject to tax under the rules described above as if it were a U.S. Holder of EPHS shares. An individual non-U.S. Holder of EPHS shares described in the second bullet point above would generally be subject to a 30% tax on the gain, which may be offset by U.S. source capital losses realized in the same year, even though the individual is not considered a resident of the United States.

Additionally, non-U.S. Holders generally would be required to recognize gain and be liable for U.S. federal income and withholding tax with respect to a taxable sale, exchange or other disposition of EPHS shares if EPHS were treated for U.S. federal income tax purposes as a “U.S. real property interest” (“USRPHI”). Subject to certain exceptions, EPHS would generally be a USRPHI if at any point in the preceding five years the fair market value of its U.S. real property interests equaled or exceeded 50% of the sum of the fair market values of its worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable Treasury Regulations. While not free from doubt, EPHS believes that EPHS has not been and will not be at the time of the Change of Jurisdiction a USRPHI for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their tax advisor about the consequences that could result if EPHS were a USRPHI.

U.S. backup withholding can apply to broker transactions which would be the situation in the conversion transaction of EPHS.  U.S. backup withholding at 24% would only apply to the extent a non-U.S. holder fails to either provide a Taxpayer Identification Number (TIN), certify their foreign status or otherwise fails to establish an exemption from U.S. backup withholding. Backup withholding is not an additional tax and is typically refundable to the extent the holder of the shares can ultimately establish they are a foreign person.  To the extent non-U.S. Holders timely coordinate with the U.S. withholding agent in the conversion, U.S. backup withholding should be avoided.

If  EPHS BC is treated under Section 7874 as a U.S. corporation for U.S. federal income tax purposes, a non-U.S. Holder generally would be subject to U.S. federal withholding tax on dividends received from EPHS BC, and could be subject to U.S. federal income tax if the dividends were effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States).

Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction

Introduction

The following is a summary of certain of the Canadian federal income tax considerations under the Tax Act generally applicable in respect of the change of our corporate jurisdiction from Nevada to British Columbia by means of the continuation (the “Continuation”), and with respect to holding and disposing of common shares in the capital of EPHS BC thereafter. In this summary, we refer to EPHS pre-Continuation as “EPHS Nevada” and EPHS post-Continuation as “EPHS BC”.

This summary assumes that EPHS Nevada is, immediately prior to the Continuation, a corporation that: (i) is not resident in Canada for the purposes of the Tax Act, (ii) is a resident of the United States for the purposes of the Canada – United States Tax Treaty (the “Treaty”) and is fully entitled to benefits under the Treaty, (iii) does not own any shares of any corporation that is not resident in Canada for the purposes of the Tax Act, and (iv) is not a member of any partnership.

This summary also assumes that, immediately prior to the Continuation, the shares of EPHS Nevada constitute “taxable Canadian property” for the purposes of the Tax Act.  The shares of EPHS Nevada will constitute taxable Canadian property at a particular time if, such shares are not listed at that time on a “designated stock exchange” within the meaning of the Tax Act (which does not include OTC Market Group Inc.'s OTCQB tier Venture Market) and, at any time during the 60-month period that ends at that time, more than 50% of the fair market value of the shares was derived (directly or indirectly) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties”, (iii) “timber resource properties”, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists at that time, all as defined for the purposes of the Tax Act.

This summary is generally applicable to a beneficial holder of shares of common stock of EPHS Nevada whose shares become shares of EPHS BC from and after the Continuation and who, at all relevant times, and for the purposes of the Tax Act, holds such shares as capital property, deals at arm’s length with and is not affiliated with the Company (each, a “Holder”).  A share will generally be considered to be capital property to a Holder unless either (i) the Holder uses or holds the share in the course of carrying on a business of buying and selling securities, or (ii) the Holder has acquired the share in one or more transactions considered to be an adventure or concern in the nature of trade. This summary is not applicable to a Holder: (i) in respect of which EPHS Nevada is a “foreign affiliate”, (ii) who has entered or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” with respect to any EPHS Nevada or EPHS BC shares, (iii) that is a “financial institution” for purposes of the “mark-to-market” rules, (iv) that is a “specified financial institution”, (v) that is a partnership, (vi) that is exempt from tax under Part I of the Tax Act, (vii) an interest in which is a “tax shelter” or a “tax shelter investment”, or (viii) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, all as defined in the Tax Act.  Any such Holders should consult their own tax advisors to determine the particular Canadian federal income tax consequences to them of the Continuation and of holding or disposing of the shares of EPHS BC following the Continuation.

This summary does not address tax considerations applicable to holders of options, warrants or other rights to acquire shares of common stock of EPHS Nevada.  Any such holders should consult their own tax advisors to determine the particular Canadian federal income tax consequences to them of the Continuation and of the acquisition, holding, exercising or disposition of their rights following the Continuation.

This summary does not address tax considerations applicable to holders who dissent with respect to the Continuation pursuant to the Dissenters' Rights Provisions.  Holders considering exercising such rights should consult their own tax advisors.

This summary is based on the facts and assumptions set out in this proxy statement/prospectus, including the assumptions set out in this section, the provisions of the Tax Act in force as of the date hereof, and our understanding of the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available in writing prior to the date hereof.  This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted as proposed, or at all.  Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations that may apply to the Continuation or to holding or disposing of shares thereafter.  The income and other tax consequences of the Continuation and of acquiring, holding or disposing of shares will vary depending on a Holder's particular status and circumstances, including the country, province or territory in which the Holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder.  No representations are made with respect to the income or other tax consequences to any particular Holder.  No advance income tax ruling has been obtained from the CRA to confirm the tax consequences summarized herein.  Holders should be aware that the Continuation and the acquisition, holding or disposition of shares of our common stock after the Continuation may have income and other tax consequences which are not fully described in this proxy statement/prospectus.  Holders are accordingly advised to consult with their own tax advisers regarding the application of Canadian federal income tax laws in their particular circumstances, as well as any other provincial, foreign or other tax consequences of the change of our corporate jurisdiction and the acquiring, holding or disposition of our common stock after the Continuation.

This summary does not discuss non-Canadian income or other tax consequences of the Continuation or the holding or disposing of shares of EPHS BC following the Continuation.  Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that these may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Currency Conversion

In general, for purposes of the Tax Act, all amounts must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA. The Company and holders of shares of common stock  may, as a consequence, realize income or loss, capital gains or capital losses, or be deemed to receive dividends, by virtue of changes in the value of the U.S. dollar relative to the Canadian dollar.

The Continuation: Consequences to EPHS Nevada and EPHS BC

Upon being granted articles of continuance in British Columbia, EPHS BC will be deemed, for purposes of the Tax Act, to have been incorporated in British Columbia from that point onward, and not to have been incorporated elsewhere.  As a consequence, EPHS BC will be deemed to be a corporation resident in Canada for the purposes of the Tax Act after that time and will be subject to Canadian income tax on its worldwide income.  EPHS BC will be deemed to have commenced a new taxation year at the time of the Continuation and will be entitled to choose a fiscal year end falling within the 53 weeks following the date of the Continuation.

As a consequence of EPHS BC becoming a resident of Canada for purposes of the Tax Act, EPHS Nevada will be deemed to have disposed, at the time that is immediately before the time that is immediately before the time of the Continuation, each property owned by EPHS Nevada for proceeds equal to its fair market value.  EPHS Nevada will be subject to tax under the Tax Act on any gains realized on such deemed disposition of any of its property that is “taxable Canadian property” for the purposes of the Tax Act.  Amongst other things, the “taxable Canadian property” of EPHS Nevada includes: (i) any real or immoveable property in Canada, (ii) any property used or held by EPHS Nevada in a business carried on in Canada (including inventory), and (iii) the shares of Emerald or of MVC, as applicable, if such shares derived, at any time in the preceding 60-month period, directly or indirectly, more than 50% of their fair market value from one or any combination of: (A) real or immovable property situated in Canada, (B) “Canadian resource property”, (C) “timber resource property”, and (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists, each within the meaning of the Tax Act.  EPHS Nevada accordingly may be subject to tax under the Tax Act upon the Continuation notwithstanding that no cash or other proceeds will be received.

EPHS BC will be deemed to have acquired, at the time of the Continuation, each property deemed to have been disposed of by EPHS Nevada as described above, at a cost equal to the fair market value of such property.  Gains arising on the future disposition of property of EPHS BC will be subject to tax under the Tax Act.  Any gains or losses that accrued to EPHS Nevada before the Continuation will generally not be taken into account in determining EPHS BC's liability for tax under the Tax Act.

In addition, immediately before the time of the Continuation, EPHS Nevada will be liable for branch tax under the Tax Act at a rate of 25% in respect of undistributed profits of its unincorporated branch operations in Canada carried on prior to the Continuation, as computed in accordance with the detailed branch tax provisions of the Tax Act. Pursuant to the Treaty, the rate of branch tax should be reduced to 5% and EPHS Nevada should be entitled to an exemption from branch tax for the first $500,000 of such business profits.

In addition, immediately prior to the time of the deemed disposition and acquisition above, each of Emerald and MVC will be deemed to have paid, to EPHS Nevada, a dividend equal to the amount, if any, by which the fair market value of the shares of Emerald or MVC, as applicable, exceeds the paid-up capital (as determined for the purposes of the Tax Act) of the shares of Emerald or MVC, as applicable, less the amount of any gain deemed to be realized by EPHS Nevada on the deemed disposition of the shares of Emerald and MVC (so long as such gain is subject to tax under the Tax Act). Any such deemed dividend will be subject to Canadian withholding tax.  Although the liability for withholding tax is a liability of EPHS Nevada, Emerald or MVC, as applicable, will be obligated to remit such withholding tax to the CRA on behalf of EPHS Nevada. Pursuant to the Treaty, the rate of such Canadian withholding tax on such deemed dividend should be reduced from the statutory rate of 25% to 5%.

The Continuation: Consequences to Holders

The Business Corporations Act (British Columbia) provides, amongst other things, that, on the continuation of EPHS Nevada as EPHS BC, (i) the property, rights and interests of EPHS Nevada continue to be the property, rights and interests of EPHS BC, (ii) EPHS BC continues to be liable for the obligations of EPHS Nevada, and (iii) there is neither any deprivation of any rights of any person holding a share of EPHS BC nor any relief of liability in respect of such a share. The Nevada plan of conversion provides that each share of common stock of EPHS Nevada issued and outstanding immediately prior to the Continuation will, by virtue thereof and without any action on the part of the holder thereof and without any disposition of such share, become one share of EPHS BC.  Based on such provisions and on the published administrative position of the CRA, the Continuation should not constitute a disposition of the shares of common stock of EPHS Nevada held by any Holder. Therefore, no Holder should realize any capital gain or loss on its shares as a result of the Continuation, and each Holder should have an adjusted cost base in their shares of EPHS BC equal to their historic tax cost of such shares (expressed in Canadian dollars).

Potential Deemed Dividend for Resident Holders

The paid-up capital, within the meaning of the Tax Act, of the shares of EPHS BC may be adjusted upon the Continuation. As described above, EPHS Nevada will be deemed to have disposed of all of its property prior to the Continuation and EPHS BC will be deemed to have reacquired such property at a cost equal to its fair market value. If the resulting tax cost of EPHS BC's assets, net of EPHS BC's outstanding liabilities at the time of the Continuation (“Net Tax Cost”) is less than the aggregate paid-up capital of the shares of EPHS BC, the paid-up capital of the shares of EPHS BC will be reduced to an amount equal to such Net Tax Cost. If, on the other hand, EPHS BC's Net Tax Cost is greater than the aggregate paid-up capital of the shares of EPHS BC, EPHS BC may, but is not required to, elect within 90 days of the Continuation to increase the paid-up capital of the shares of EPHS BC to an amount equal to the Net Tax Cost. There can be no certainty as to whether EPHS BC will make this election if available.

If EPHS BC elects to increase the paid-up capital of its shares as described above, EPHS Nevada will be deemed to have paid, prior to the Continuation, and the holders of the shares of common stock of EPHS Nevada will be deemed to have received pro rata, a dividend in respect of the shares of common stock of EPHS Nevada held. In such a circumstance, Holders who are residents of Canada for the purposes of the Tax Act and any applicable income tax treaty or convention (each, a “Resident Holder”) will be deemed to have received a dividend from EPHS Nevada, a non-resident corporation.  Such dividend will be included in the income of a Resident Holder and will increase the adjusted cost base, within the meaning of the Tax Act, of the shares of EPHS Nevada held by such Resident Holder.  Holders other than Resident Holders should not be subject to Canadian federal income tax with respect to such deemed dividend.

Holding and Disposing of Shares Post-Continuation: Holders Resident in Canada

This section of the summary is generally applicable to Resident Holders.

Dividends

A Resident Holder will be required to include in computing its income for a taxation year dividends (including deemed dividends) received or deemed to be received on the shares of EPHS BC.  In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations. Taxable dividends received from a taxable Canadian corporation that are designated by such corporation as “eligible dividends” will be subject to an enhanced gross-up and dividend tax credit in accordance with the rules in the Tax Act.  There may be limitations on the ability of EPHS BC to designate dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received on the shares of EPHS BC to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

Disposition of Shares

Resident Holders who dispose of their shares following the Continuation (other than to EPHS BC) will realize a capital gain (or sustain a capital loss) equal to the amount by which the aggregate proceeds of disposition received exceeds (or is less than) the aggregate of the adjusted cost base to the Resident Holder of such shares, determined immediately before the disposition, and any reasonable costs of disposition. See below for a description of the tax treatment of capital gains and capital losses.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain realized by a Resident Holder in a taxation year will be included in computing the Resident Holder's income in that taxation year as a taxable capital gain and, generally, one-half of any capital loss realized in a taxation year (an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Resident Holder in the same taxation year, in accordance with the rules contained in the Tax Act. Allowable capital losses in excess of taxable capital gains realized by a Resident Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in such taxation year, subject to and in accordance with the rules contained in the Tax Act.

Capital gains realized by an individual and certain trusts may give rise to a liability for minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the minimum tax provisions.  A Resident Holder that is, throughout the year, a “Canadian-controlled private corporation”, as defined in the Tax Act, may be subject to an additional refundable tax on its “aggregate investment income” which is defined to include taxable capital gains.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which such share has been substituted) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Resident Holders to whom these rules may apply should consult their own tax advisors.

Holding and Disposing of Shares Post-Continuation: Holders Not Resident in Canada

This section of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada for the purposes of the Tax Act or any applicable income tax treaty or convention, and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, any of the shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or an “authorized foreign bank”, as defined in the Tax Act. Such Holders should consult their own tax advisors.

Dividends

Under the Tax Act, dividends paid or credited or deemed to be paid or credited by EPHS BC to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident. For example, where a Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Treaty,  and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15% of the gross amount of such dividend (or 5% in the case of a U.S. holder that is a company beneficially owning at least 10% of the voting shares of EPHS BC). Non-Resident Holders should consult their own tax advisors for the appropriate procedures to be followed to ensure their entitlement to any reduced rates of withholding under an applicable income tax treaty or convention.

Disposition of Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of shares of EPHS BC unless such shares constitute “taxable Canadian property” of the Non-Resident Holder at the time of disposition and the shares are not “treaty-protected property”, each within the meaning of the Tax Act.

Generally, a share of EPHS BC held by a particular Non-Resident Holder will not be taxable Canadian property of such Non-Resident Holder at any time at which such share is listed on a “designated stock exchange” within the meaning of the Tax Act (which includes the TSX Venture Exchange (Tiers 1 and 2) and the Canadian National Stock Exchange operating as the Canadian Securities Exchange, but does not include the OTC Market Group Inc.'s OTCQB tier Venture Market), unless at any time during the 60-month period that ends at that time:

(a)

one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder does not deal at arm's length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of EPHS BC, and

(b)

more than 50% of the fair market value of the shares was derived (directly or indirectly) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties”, (iii) “timber resource properties”, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists, all as defined for the purposes of the Tax Act.

There is no certainty that EPHS BC will be successful in obtaining a listing for the shares on the TSX Venture Exchange or the Canadian Securities Exchange or on any other designated stock exchange.  Where, at a particular time, a share is not listed on a designated stock exchange, such share will constitute taxable Canadian property of a Non-Resident Holder where, at any time during the 60-month period that ends at that time, the criteria in paragraph (b) above are satisfied.  Based on the anticipated properties of EPHS BC, it is anticipated that the criteria in paragraph (b) will be satisfied immediately after the Continuation.  Shares may also be deemed to be “taxable Canadian property” in certain additional circumstances as set out in the Tax Act.

In the event that a share is taxable Canadian property to a Non-Resident Holder at the effective time of the disposition and is not treaty-protected property, the tax consequences described above under “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction – Holding and Disposing of Shares Post-Continuation: Holders Resident in Canada – Disposition of Shares”. will generally apply.  Non-Resident Holders may also be subject to Canadian tax compliance obligations in such a circumstance and should consult with their own tax advisors as to the same.

Any Non-Resident Holder who is contemplating disposing of shares of EPHS BC following the Continuation should consult its own tax advisors as to whether the Non-Resident Holder will be subject to Canadian federal income tax on the disposition and/or be required to obtain a tax clearance certificate from CRA in respect of the disposition.

Opinion of Legal Advisors

The forgoing information under the heading “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” has been reviewed by, and is, subject to the limitations stated therein, the opinion of Bennett Jones LLP, Canadian legal counsel to our company.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to the Province of British Columbia, Canada, we will still have to comply with reporting requirements under both the United States securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Additionally, we are a reporting issuer in the Provinces of British Columbia and Ontario. Upon completion of the continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934. As a foreign private issuer, we anticipate that we will file an annual report on Form 20-F each year with the Securities and Exchange Commission. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to file our interim financial statements and management's discussion and analysis, in the form required by Canadian securities legislation, with the Securities and Exchange Commission on Form 6-K. We anticipate that we will prepare our financial statements in accordance with IFRS subsequent to the change of our corporate jurisdiction.

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Securities Exchange Act of 1934 and we will no longer be subject to the proxy rules of Section 14 of the Securities Exchange Act of 1934. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the continuation.

Our board of directors recommends that you vote FOR the continuation.

PROPOSAL 2 – ELECTION OF DIRECTORS

Our board of directors has nominated the persons named below as candidates for directors to be elected at the annual and special meeting. Other than Gianfranco Bentivoglio, none of the nominee names below are current directors. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below.

Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Any director may resign his or her office at any time and may be removed at any time by the holders of a majority of the shares then entitled to vote at an election of directors. If elected at the annual and special meeting, these nominees will continue to serve as directors of EPHS BC subsequent to the change of our corporate jurisdiction.

Nominees

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Gianfranco Bentivoglio	Sole Director and Chief Executive Officer	56	January 2018
Stevan Perry	President and Director Nominee	48	November 2018
Chris Jewitt	Proposed Director	54	N/A
Kevin Smith	EVP Strategy & Business Development and Proposed Director	44	N/A
Calogero Caruso	Proposed Director	51	N/A
Casey Houweling	Proposed Director	61	N/A

Our board of directors recommends that you vote FOR the nominees.

Directors, Executive Officers and Corporate Governance

The following table sets forth certain information of our directors and officers as of the date of this report.

Name	Age	Position	Director/Officer Since
Gianfranco Bentivoglio	56	Chairman	January 2018
Stevan Perry	48	President	November 2018
Stuart R. Ross	74	Chief Financial Officer	November 2018

GIANFRANCO (JOHN) BENTIVOGLIO, Chairman

Mr. Bentivoglio is the Chairman of the Board. He assumed this role on January 2, 2018. Mr. Bentivoglio has over 30 years of business experience in finance, consulting, operations and strategic planning, Mr. Bentivoglio brings to the Company a vision to make strategic acquisitions which will lay the foundation for the Company’s future growth. Since October 2017 he has served as the president of EPHS, Inc. From 2012 through November 2017 he served as the director, president and CEO of Event Cardio Group, (OTCQB: ECGI) a Canada based company engaged in inventing, developing and building a cardiac monitoring device that was capable of both Loop Event Recording and Holter monitoring based on a wireless and leadless advanced cardiac monitoring system for diagnostic evaluation. Since 1996 he served as the Executive Vice President of Profits Consultants, Inc., a Houston, Texas based company which provides consulting services to developmental stage and operating companies in a variety of fields. Prior thereto, Mr. Bentivoglio spent over 30 years in the hospitality industry owning and operating a variety of hotels and restaurants while continuing to work with Profit Consultants. Mr. Bentivoglio’s business experience will be a valuable asset to the Company.

STEVAN PERRY, President and Proposed Director

Mr. Perry has served as our President since November 6, 2018. From 2013-2016, Mr. Perry acted as the Energy Solution Team Leader for Eaton Corporation. Eaton Corporation is the second largest power management company in the world with approximately 95,000 employees in more than 175 countries. Following his employment with Eaton Corporation, Mr. Perry acted as the Vice President of Energy and Major projects for the Green Organic Dutchman. After his employment with Green Organic Dutchman, he was the founder and a partner at Merritt Valley Cannabis Company Corp. Mr. Perry’s experience in energy and major projects will be valuable to the Company.

STUART ROSS, Chief Financial Officer

Mr. Ross has served as our Chief Financial Officer since November 19, 2018.  Mr. Ross has previously assisted public companies listed on the TSX Venture Exchange and the NASDAQ Exchange for 30 years. He has held various senior positions including President, CEO, CFO, Executive Vice President and directorships within various industries, including: mining, beverage production and distribution, medical services, gaming and merchant banking. Most recently, Mr. Ross served as President and CEO of Cardero Resource Corp, a TSXV listed mining and exploration company. Prior to that, Mr. Ross was the CEO of El Tigre Silver Corp, a TSXV listed mining and exploration Company.

CALOGERO CARUSO, Founder, Director

Calogero Caruso, is the founder of Emerald Plants Health Source (EPHS) Inc., a licenced producer of cannabis products with operations head-quartered in Montreal, Quebec.  His years of experience in the Cannabis growing-industry has been attributed to his forward-looking approach in continuously focusing on identifying innovative business strategies and capitalizing on market growth. Mr. Caruso has since held positions that included 26 years of experience holding the position as Director and Administrator of Operations in the propane and energy sector. His robust industry-driven knowledge has spearheaded a family-based start-up company growth into a multi-million dollar business. During his mandate, he also served as an investor and co-owner in the food service industry which he helped execute increased business growth. Earlier on in his career, he held the position as Head of Airport Security and Supervisor for about 6 years. His proven accomplishments and years of experience will be a valuable asset to the Board.

KEVIN SMITH, EVP Strategy & Business Development, Director

Mr. Smith is the Executive Vice-President of Strategy and Business Development for Emerald Plants Health Source (EPHS) Inc.  He is also the owner and founder of Brief Case Solutions, a consulting firm specializing in business support and optimization contact services.  From 2014 to 2018, Mr. Smith served as a Marketing Executive for Eaton Corporation’s Canadian services business.  Eaton is a global technology leader in diversified power management solutions.  From 2011 to 2014, Mr. Smith was the British Columbia district operations manager for Eaton Corporation.  Mr. Smith holds a B.Sc. degree in Engineering from the University of Guelph. Mr. Smith is a 20+ year industry executive with demonstrated success in marketing, sales, and operations. Throughout his career Mr. Smith has gained invaluable experience in all major market segments with focus on power and energy, technology integration, and turn-key solutions. His 11 years of success with Eaton Corporation from 2007 to 2018 has allowed him to develop teams and complex client solutions in power system engineering, energy solutions, microgrid, software, digital tool deployment and data analytics. His experience in the power and energy sector will be a valuable asset to the Board.

CASEY HOUWELING, Consultant, Director

Casey Houweling is the Chairman of Houweling’s Group, where he is responsible for the oversight and leadership of  Houweling’s Group. Casey brings the entrepreneurial spirit and extensive greenhouse experience accumulated over his 35 years working in his father’s, and now his family’s Company. Casey led the company from floral nursery roots in British Columbia, Canada to greenhouse vegetable farming, ultimately expanding with the USA farming operations in California and Utah. Additionally, Casey provides consulting services to other Greenhouse Growers located around the world and has developed and patented industry advancing proprietary, sustainable growing technologies. His growing and farming experience will be a valuable asset to the Board.

CHRIS JEWITT, Independent Director

Chris graduated with a degree in economics from McMaster University in Hamilton, Canada in 1986. Chris has a broad range of experience in building businesses, involvement in land development with investments in real estate, mortgages, cellular business and building senior communities. He’s been successful in building and turning around businesses for over 30 years. He has been self employed for the last 30 years and his experience will be a valuable asset to the Board.

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past 10 years:

·

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

·

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·

being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

·

being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

·

any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;

·

and judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; or

·

any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Section 16(a) Beneficial Ownership Compliance Reporting

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2018, our directors, executive officers and 10% stockholders complied with all applicable filing requirements except for (i) Gianfranco Bentivoglio’s initial Form 3 filing which was filed late and (ii) Stevan Perry’s initial Form 3 filing which was filed late.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions because we have not yet finalized the content of such a code.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board may direct such communications to the Board to Kyle McDiarmid at kylem@ephsholdings.com. Mr. McDiarmid will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Audit Committee

We do not have an audit committee. Our entire board of directors carries out the functions of the audit committee.

Nomination Procedures for Directors

We do not have a nominating committee. Our board of directors selects individuals to stand for election as members of the board of directors, and does not have a policy with regards to the consideration of any director candidates recommended by our security holders. Our board of directors has determined that it is in the best position to evaluate our company’s requirements as well as the qualifications of each candidate when it considers a nominee for a position on our board of directors. If security holders wish to recommend candidates directly to our board of directors, they may do so by sending the candidate’s name and information about the candidate’s qualifications to Gianfranco Bentivoglio, whose address is 549 Notre Dame Est, Montreal, Quebec Canada H1N 2C4.

Criteria for Directors

Our board of directors believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the EPHS’ strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the board of director’s effectiveness, and support the successful recruitment of qualified candidates for the board of directors. Qualified candidates are those who, in the judgment of the board of directors, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the board of directors. The personal attributes of director nominees that the board of directors considers include:

·

Best Interests of All stockholders. Each candidate must be prepared to represent the best interests of all stockholders and not just one particular constituency.

·

Active Participation. Each candidate must be prepared to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of the board of directors and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the board of director’s sole judgment, interfere with or limit his or her ability to do so.

·

Independence. No candidate, or family member or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of EPHS.

·

Diversity. Each candidate should contribute to the board of director’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

Processes for Identifying Director Candidates

The board of directors has the following methods for identifying potential candidates for the board of directors. First, the board of directors solicits ideas for possible candidates from a number of sources, including other members of the board of directors, senior executives, individuals personally known to Board members and research.

As discussed above, the Board will also consider nominees recommended by the EPHS’ stockholders as candidates for membership on the board of directors. If security holders wish to recommend candidates directly to our board of directors, they may do so by sending the candidate’s name and information about the candidate’s qualifications to Gianfranco Bentivoglio, whose address is 549 Notre Dame Est, Montreal, Quebec Canada H1N 2C4. To nominate a candidate for election to the board of directors at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of EPHS’ proxy statement released to stockholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the stockholder making the nomination, including such information regarding each nominee required to be included in a proxy statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the board to determine if the candidate meets the criteria for membership on the board of directors described above. The board of directors may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the board of directors.

Evaluation of Director Candidates

The board of directors will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by stockholders. The board seeks diverse director candidates to provide representation of varied backgrounds, perspectives and experience in the boardroom to support the demands of our business. Diversity is considered in a broad sense, including, among other attributes, leadership, experience, skills, perspectives, gender, ethnicity and geography.

If, based upon board of director’s initial evaluation, the candidate continues to be of interest, members of the board of directors may interview the candidate and communicate their evaluation to the rest of the board. Additional meetings between the candidate and other members of the board of directors may also be arranged. Ultimately, background and reference checks may also be conducted by the board of directors.

Compensation Committee

We do not have a compensation committee. Our entire board of directors carries out the functions of the compensation committee and therefore, we do not believe a compensation committee is necessary.

Our board of directors currently does not delegate any of its authority to make compensation decisions to any other person and neither the board of directors nor has the EPHS management ever used a compensation consultant to determine or recommend the amount or form of executive compensation.

Board of Directors Meetings and Attendance

The board of directors did not meet during fiscal year ended December 31, 2018. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible.

Independence of Directors

Our shares of common stock are not listed on a national securities exchange or an inter-dealer quotation system that requires that a majority of our board of directors consist of independent directors. Under these circumstances, the rules of the SEC require that we identify which of our directors is independent using a definition for independence for directors of a national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be independent. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board of directors has determined that one of our current directors, Chris Jewitt is an independent director as that term is defined by the New York Stock Exchange (Company Manual, 303A.02).

Board Leadership Structure

As the individual with primary responsibility for managing the Company's day-to-day operations, our Chief Executive Officer is best positioned to chair regular board meetings as we discuss key business and strategic issues. The board does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company and the historical experience and understanding of our Company and industry.

Risk Oversight

EPHS’ officers are responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs.

Our board of directors has overall responsibility for overseeing our officers in the execution of these responsibilities and for assessing our overall approach to risk management. The board of directors meets periodically with management to review our major financial risk exposures and the steps our management has taken to monitor and control such exposures. The board of director’s role in risk oversight has not had any effect on the board’s leadership structure.

Policies and Procedures for Review and Approval of Related Party Transactions

We have adopted a policy and procedure for related party transactions. Our board is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our common stock, immediate family members of the foregoing persons and any other persons whom the board determines may be considered related parties of the Company, has or will have a direct or indirect material interest. The board will only approve those related party transactions that are determined to be in, or are not inconsistent with, the best interests of the Company and its stockholders, after taking into account all available facts and circumstances as the audit committee or the chairman determines in good faith to be necessary.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table provides information as of June 30, 2019 with respect to beneficial ownership of our capital stock by:

·	each shareholder of the Company who beneficially owns more than 5% of the outstanding capital stock of the Company;
·	each director of the Company;
·	each of the executive officers of the Company; and
·	all executive officers of the Company and directors of the Company as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name and Address of Beneficial Owner(a)	Title of Class(b)	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Ferro Fuel Sa De Cv Blvd Unidad Obrera #60 Col Fidel Velazuez Torreon Coahuila CP, 27059 Mexico	Common Stock	18,000,000	24.19%

Own Gold LLC 7726 Spyglass Drive Houston, Texas 77095	Common Stock	6,000,000	8.06%

John Bentivoglio 7694 Colony Palm Drive Boynton Beach, Florida 33436	Common Stock	1,000,000	1.3%

Stevan Perry Suite 401 1419 Beach Ave., Vancouver BC V6G1Y3	Common Stock	2,911,002	3.9%

Stuart R Ross 2505 Nadely Cres., Nanaimo, BC, Canada V9T5T1	Common Stock	20,000	*%

All executive officers and directors of the Company as a group (3 persons)	Common Stock	3,931,002	5.28%

*

Less than 1%.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of the Company.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of the Company.

EXECUTIVE COMPENSATION DISCLOSURE

The following table sets forth all compensation received during the years ended December 31, 2018 and 2017 by our Chief Executive Officer, Chief Financial Officer and each of the other most highly compensated executive officers whose total compensation exceeded $100,000 in such fiscal year. These officers are referred to as the “named executive officers” in this proxy statement/prospectus.

Summary Compensation

The following table provides a summary of the compensation received by the persons set out therein for each of our last two fiscal years:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
-	-	-	-	-	-	-	-	-	-

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during our fiscal years ended December 31, 2017 or 2018.

Outstanding Equity Awards at Fiscal Year End

The particulars of unexercised options, stock that has not vested and equity incentive plan awards for our named executive officers are set out in the following table:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
-	-	-	-	-	-	-	-	-	-

Director Compensation

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gianfranco Bentivoglio	-	-	-	-	-	-	-

Option Exercises

During our fiscal years ended December 31, 2017 and December 31, 2018 no options were exercised.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Report

None.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that you vote for approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement/prospectus, commonly referred to as a “say-on-pay” proposal.

Section 14A of the Exchange Act requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement/prospectus.

This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement/prospectus. Accordingly, our board of directors asks that you indicate your support for our executive compensation policies and practices as described in this proxy statement/proxy statement by voting “FOR” the following resolution:

RESOLVED that the EPHS’ stockholders approve, on a non-binding advisory basis, the compensation of the EPHS’ executives named in the Summary Compensation Table, as disclosed in this proxy statement/ prospectus pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the board of directors. However, the board of directors values the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of our shares of common stock represented in person or by proxy entitled to vote on the proposal will be required for approval.

EPHS HOLDINGS’ BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION, ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This proposal, commonly known as a “say-when-on-pay” proposal, provides stockholders with the opportunity to vote, on a non-binding advisory basis, on the frequency with which we should conduct the say-on-pay vote. You are given the option of selecting a frequency of every one, two or three years, or abstaining.

The EPHS Holdings board of directors has determined that an advisory resolution on executive compensation that is submitted to stockholders every year is the most appropriate alternative for EPHS and, therefore, the board of directors recommends that you vote in favor of an annual advisory resolution on executive compensation. This recommendation is based on our belief that an annual advisory resolution on executive compensation will provide stockholders with a frequent and consistent opportunity to express their views on our executive compensation as disclosed in our annual proxy statements and will allow our board of directors to take our stockholders’ views into account more quickly than a less frequent vote would allow and to evaluate changes in our stockholders’ views over time as our executive compensation program evolves.

As an advisory vote, this proposal is not binding upon us or the board of directors, and the board could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. In setting the agenda for future stockholder meetings, however, we expect that the board of directors will review voting results on this proposal and give due consideration to the outcome. In future years, the board of directors could also recommend to stockholders that an advisory resolution on executive compensation be submitted to stockholders less frequently than annually.

You are not voting to approve or disapprove of the board’s recommendation. You are being asked to select from one of the four choices set forth above. The alternative (other than abstention) that receives the most votes will be deemed the advice of the stockholders.

THE EPHS BOARD OF DIRECTORS RECOMMENDS THAT FUTURE ADVISORY RESOLUTIONS ON EXECUTIVE COMPENSATION BE SUBMITTED TO STOCKHOLDERS EVERY YEAR

PROPOSAL 5 – RATIFICATION OF THE CONTINUED APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors is asking our stockholders to ratify the continued appointment of Thayer O’Neal Company, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The following table sets forth the fees for professional audit services and the fees billed for other services rendered by our auditors, Thayer O’Neal Company, LLC, in connection with the audit of our financial statements for the years ended December 31, 2018 and 2017, and any other fees billed for services rendered by our auditors during these periods.

	Year Ended December 31, 2018	Year Ended December 31, 2018
Audit Fees and Audit Related Fees	5,000	29,000
Tax Fees	-	-
All Other Fees	-	-
Total	5,000	29,000

Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements.

Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under ”Audit Fees”.

Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.

Since our inception, our board of directors, performing the duties of the audit committee, has reviewed all audit and non-audit related fees at least annually. The board of directors, acting as the audit committee, pre-approved all audit related services for the year ended December 31, 2018. A representative of Thayer O’Neal Company, LLC is expected to attend the meeting and will be available to answer stockholders’ questions and have the opportunity to make a statement. There have been changes in and disagreements with Thayer O’Neal Company, LLC on accounting and financial disclosures.

Stockholder ratification of the continued appointment of Thayer O’Neal Company, LLC is not required under the Nevada corporate law, our bylaws or otherwise. However, our board of directors is submitting the continued appointment of Thayer O’Neal Company, LLC as our independent registered public accounting firm to our stockholders for ratification as a matter of good corporate governance practices. If our stockholders fail to ratify the continued appointment, our board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if our board of directors determines that such a change would be in the best interest of our company and our stockholders.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the ratification of the continued appointment of Thayer O’Neal Company, LLC our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Our board of directors recommends that you vote FOR the ratification.

DESCRIPTION OF BUSINESS

General

EPHS Holdings, Inc. (“EPHS” or the “Company”) was incorporated under the laws of the State of Nevada on January 28, 1999 under the name Quantum Bit Induction Technology, Inc. On November 14, 2011, the Company filed Amended and Restated Articles of Incorporation changing its name to Quantumbit, Inc. On September 26, 2013, the Company filed a Certificate of Amendment changing its name to Sertant, Inc. On January 11, 2018, the Company filed a Certificate of Amendment with the Nevada Secretary of State changing its name to EPHS Holdings, Inc.

The Company’s original plan was to build and use technology to mine gold, platinum, precious metals and rare earth metals in situ from seawater and from slurries created from land-based ores. The Company’s property was located in Nevada. The Company also explored developing technology to selectively electroplate precious and rare earth metals from solution or seawater onto collector electrodes. These endeavors were not successful, and the Company has since elected to cease operations with respect to these endeavors.

With no operations, the Company was placed into receivership on February 15, 2017 (Case No. 2017-10544, as filed in the District Court of Harris County, Texas, 151st Judicial District) and remained in receivership until December 2017. In July 2017, the court appointed Angela Collette as exclusive receiver over the Company. Angela Collette was also appointed as the Company’s president. In February 2017, one of the Company’s shareholders sued the Company for breach of fiduciary duties of care, loyalty and good faith to the Company’s shareholders. In September 2017, the Company entered into an agreement with the shareholder and the receiver to resolve the legal claim by issuing 4,750,000 shares of common stock to the shareholder.

On December 28, 2017, the Company issued to EPHS, Inc., a Florida corporation, 75,000,000 shares of the Company’s common stock for $110,000 which represented approximately 62% of the Company’s issued and outstanding shares of common stock.

The Company sought to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a “Business Combination”) with an operating or development stage business (the “Target Business”) which desired to utilize the Company’s status as a reporting corporation under the Exchange Act. In furtherance thereof, the Company signed a Letter of Intent to acquire all of the issued and outstanding shares of common stock of Emerald Plants Health Source, Inc., a Quebec corporation (“Emerald”). Emerald was a Canada based company engaged in the cultivation of cannabis. On February 27, 2018, pursuant to the terms of a Share Exchange Agreement (the “Emerald Agreement”), we acquired all of the issued and outstanding shares of common stock of Emerald and Emerald became a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the Emerald Agreement, executed between the Company and the shareholders of Emerald, we acquired all of the issued and outstanding shares of common stock of Emerald in exchange for the issuance of 20,000,000 restricted shares of the Company’s common stock, which at the time, represented approximately 14% of the then issued and outstanding common stock of EPHS Holdings. Paolo Gervasi and Calogero Caruso were the sole shareholders of Emerald and received a total of 14,000,000 shares of our common stock. The remaining 6,000,000 shares were issued to consultants, including 1,250,000 shares to our president, Gianfranco “John” Bentivoglio for services rendered as part of the negotiations of the Emerald Agreement. The transaction closed on February 27, 2018.

As a result of the transactions affected by the Emerald Agreement, Emerald became a wholly owned subsidiary of EPHS Holdings. Emerald is a development stage company with limited operations. Emerald’s business plan is to cultivate and distribute cannabis entirely within Canada. With the acquisition of Emerald, the Company will be dependent on Mr. Gervasi and Mr. Caruso to continue managing the operations of Emerald. At this time, we have no employment agreements with either, and there can be no assurance that they will remain with the Company.

Recent Developments

On September 27, 2018, we entered into a binding Letter of Intent (the “LOI”) with Merritt Valley Cannabis Corp. (“MVC”), a Canadian corporation engaged in providing low cost energy, project plans, intellectual property and proprietary business plans for the cannabis industry. The LOI contemplated that the Company would purchase all of the issued and outstanding shares of MVC in consideration for new issuance of 8,100,000 shares of the Company’s common stock.

On November 6, 2018, the Company executed a Share Exchange Agreement (the “MVC Agreement”) with MVC and its shareholders (the “MVC Shareholders”) whereby MVC Shareholders agreed to exchange all of their respective shares in MVC in consideration for 8,100,000 shares of EPHS common stock, with a par value of $0.001 per share (the “MVC Transaction”). On January 11, 2019, the Company and MVC completed the MVC Agreement.

On February 7, 2019, in connection with the MVC Transaction, the Company completed the purchase of lands located in Merritt, British Columbia, Canada, with the purpose of cultivating cannabis.

Business Operations and Segments

We currently have no operations and only nominal cash for ongoing business operations. We may experience illiquidity and may be dependent on our management and shareholders to provide funds to maintain our activities. However, there is no assurance that our management and shareholders will be continued to fund our operations. We have no commitment for either additional debt or equity funding from any source.

On October 12, 2018 the Company received approval for its commercial cultivation license, identified as a license for Access to Cannabis for Medical Purposes Regulation (“ACMPR”), from Health Canada. Now, the Company can produce products for medicinal use, such as, licensed products, dried or fresh cannabis, cannabis oil, starting materials and plants.

Until the time that the Company can begin commercial operations, the Company will continue to rely on its existing cash reserves and additional funding from management and shareholders. The Company plans to seek additional debt and equity financing to fund its operations.

Presently, the Company has five full-time employees. Paolo Gervasi and Calogero Caruso became employees of the Company after the Company’s acquisition of Emerald. On November 6, 2018, Stevan Perry became the President of the Company. On November 20, 2018, Stuart R. Ross became the Company’s Chief Financial Officer. Gianfranco “John” Bentivoglio is the Company’s Chief Executive. None of the Company’s five employees collects a salary at this time. In the next twelve months, assuming the commencement of commercial operations, we expect to engage approximately 15 full-time employees and 10 temporary or part-time employees. The Company also anticipates entering into employment agreements with Messrs. Bentivoglio, Gervasi and Caruso in the near future.

Emerald

Emerald is the Company’s sole operating subsidiary. Emerald is based in Quebec, Canada and conducts its operations entirely within Canada. On October 12, 2018, the Company received approval for its commercial cultivation licenses, identified as a license for ACMPR from Health Canada.

Having obtained its ACMPR, Emerald is now required to apply for an additional sales license. In applying for a sales license for cannabis, Emerald has submitted its first two cannabis crops to Health Canada for inspection. The inspection will examine the cannabis for contaminants and environmental control. Once the license is granted, Emerald be able to sell cannabis to licensed distributors throughout Canada. While Emerald has not yet entered into any definitive agreements or other arrangements with licensed distributors, Emerald plans to only sell to distributors who will distribute its cannabis solely within Canada.

On February 5, 2019 the Company entered into a Memorandum of Understanding with Pure Global Cannabis Inc. (“Pure”) which will be followed by a Wholesale Supply Agreement (“Wholesale Agreement”) to provide 1,000 kilograms of Cannabis Flower over a 14 month period, beginning July 2019.

Regulatory Matters

Commercial Cultivation of Cannabis:

In order to become licensed in Canada and the province of Quebec to grow and sell cannabis, licensed commercial cannabis companies must:

·

Maintain their license in good standing;

·

Establish personnel security measures;

·

Comply with and implement good production practices;

·

Comply with packaging, shipping, labeling, import and export requirements, and record-keeping requirements; and

·

Comply with client registration and ordering requirements.

Labeling, testing and notice requirements for cannabis products include the following:

·

Cannabis oil must include the carrier oil used for cannabis oil in dosage form, it must include the number of capsules or units in the container, the net weight, and the volume of each capsule or unit;

·

Fresh and dried marijuana must include the percentage of THC and CBD that could be yielded, taking into account the potential to convert THC-Acid and CBD-Acid into THC and CBD;

·

The accuracy of weight and volume of products in packages must be between 95% and 105%;

·

All analytical testing required to be done using validated methods (e.g., contaminants, disintegration, and solvent residue testing) and requiring disintegration testing for cannabis oil in capsules or similar dosage forms; and

·

Notification to the Minister of Health required prior to commencing a recall.

Government Regulation of Cannabis

The use of marijuana for medical purposes in Canada is governed by the Marijuana for Medical Purposes Regulations (the “MMPR”). The MMPR deals exclusively with the medical use of marijuana and does not address the issue of legalizing marijuana for general use.

The Canadian government does not endorse the use of marijuana, but the courts have required reasonable access to a legal source of marijuana when authorized by a physician. In July 2018 the Canadian Government passed a bill in Parliament that legalized marijuana for personal use and revised the licensing requirements for producers that required them to obtain an ACMPR, the Company was granted that license on October 12, 2018. This allows the production of marijuana for medical and personal use.

MMPR also sets forth the requirements for licensed producers of medical marijuana. These regulations include:

·

Physical security measures;

·

Good production practices;

·

Packaging, labeling and shipping requirements;

·

Import and export permit, if applicable; and

·

Security clearance.

Physical Security Measures

Production sites need to be located indoors, and not in a private dwelling. The MMPR sets out physical security requirements that are necessary to secure sites where licensed producers may conduct activities with marijuana other than storage. Health Canada has established security requirements for the storage of all controlled substances including dried marijuana by licensed producers. All ACMPR license holders must demonstrate to Health Canada that they meet these security requirements. Licensed producer sites are subject to compliance and enforcement measures, including regular audits and inspections by Health Canada.

Good Production Practices

Licensed producers are subject to Good Production Practices that are meant, among other things, to ensure the cleanliness of the premises and equipment. The licensed producer is required to employ a quality assurance person with appropriate training, experience, and technical knowledge to approve the quality of dried marijuana prior to making it available for sale. The purpose of such tests, is to ensure that dried marijuana is of proper quality and free of any microbial and/or chemical contaminants.

Furthermore, licensed producers must meet, but are not limited to, the following MMPR requirements associated with Good Production Practices:

·

Sanitation program;

·

Standard operating procedures; and

·

Establishment of a recall system.

Packaging, Labeling and Shipping – Consumer Information

Dried marijuana must be packaged in a tamper-evident and child-resistant container and contain standard information about the product (including but not limited to, the weight in grams and the packaging date). In addition, all licensed producers are required to attach a client-specific label, similar to a patient-specific prescription drug label, to the package of dried marijuana.

As described above, labeling, testing and notice requirements for cannabis products will include the following:

·

Cannabis oil must include the carrier oil used for cannabis oil in dosage form, it must include the number of capsules or units in the container, the net weight, and the volume of each capsule or unit;

·

Fresh and dried marijuana must include the percentage of THC and CBD that could be yielded, taking into the account the potential to convert THC-Acid and CBD-Acid into THC and CBD;

·

The accuracy of weight and volume of products in packages must be between 95% and 105%;

·

All analytical testing required to be done using validated methods (e.g., contaminants, disintegration, and solvent residue testing) and requiring disintegration testing for cannabis oil in capsules or similar dosage forms; and

·

Notification to the Minister of Health required prior to commencing a recall.

Import and Export Permit

A licensed producer must obtain a permit from the Minister of Health prior to importing or exporting marijuana. At this time, the Company has no plans to export marijuana.

Security Clearance

The following individuals are required to have a valid security clearance under the MMPR:

·

The applicant (if an individual);

·

All officers and directors of a corporate applicant;

·

The proposed Senior Person in Charge (as defined in the MMPR);

·

The proposed Responsible Person in Charge (as defined in the MMPR); and

·

The proposed Alternate Person(s) in Charge (as defined in the MMPR).

In addition to compliance with statutory guidelines prescribed at the federal level, controlled substances are also subject to regulation at the provincial level. Though provincial-controlled substances laws often mirror federal law, because the provinces are separate jurisdictions, they may separately schedule any product candidates as well. While some Canadian provinces automatically schedule a drug based on federal action, other provinces schedule drugs through rulemaking or a legislative action. Provincial scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product.

Competition

The Company competes for market share with other companies, including other producers licensed by Health Canada, which have longer operating histories and more financial resources, manufacturing and marketing experience than us. There are currently hundreds of applications for licensed producer status (“Licensed Producer”) being processed by Health Canada. The number of licenses granted and the number of Licensed Producers ultimately authorized by Health Canada could have an adverse impact on our ability to compete for market share in Canada’s medical cannabis industry. The Company expects to face additional competition from new market entrants that are granted licenses under the ACMPR, New Cannabis Act, or existing license holders that are not yet active in the industry.

Seasonality

Not Applicable

Employees

Presently, the Company has five full-time equivalent employees. Employees are not represented by any collective bargaining group. See Business Operations and Segments in Item 1 for more details.

Federal, State and Provincial Taxation

The Company is charged between 12-15% sales tax on all taxable purchases. The rates are a blend of Canadian Federal and Provincial (Quebec and British Columbia) taxes. The Company is reimbursed for all Federal sales taxes paid to suppliers. The Company does not charge sales taxes on supplies or products as it has no revenues.

The Company and its subsidiaries are subject to Federal, State, and Provincial Income Taxes. The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”, which requires that the Company recognized deferred tax liabilities and assets based on the difference between the financial statement carrying amount and the tax bases of assets and liability, using enacted tax rates in effect in the years the differences are expected to reverse.

The Company is charged Municipal taxes on the property it owns in British Columbia, through its subsidiary, MVC.

Available Information

We electronically file certain documents with the U.S. Securities and Exchange Commission (“SEC”).  We file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (as appropriate), along with any related amendments and supplements thereto.

We also make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, simultaneously with or as soon as reasonably practicable after filing such materials with, or furnishing such materials to, the SEC, and on our website www.ephsholdings.com. The information on our website, or information about us on any other website, is not incorporated by reference into this report.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4. This facility is leased and consists of approximately 8,387 square feet of combined office and production space. The Company has leased this location since 2012. The Company renewed the lease on December 1, 2018, and will continue making monthly rental payments of approximately $4,504 until the rental agreement terminates on November 30, 2021.

The Company has ancillary corporate offices located at 7694 Colony Palm Drive, Boynton Beach, Florida 33436. This property is the personal residence of Mr. Bentivoglio. Mr. Bentivoglio provides this office space rent free. Until such time as the Company acquires additional office space, it will continue to use this space.

The Company owns, through its wholly owned subsidiary MVC, a 56-acre site in Merritt, British Columbia, Canada (the “Merritt Site”). The Merritt Site has the ability to develop up to 1.2 million square feet for cannabis and technology infrastructure. The Merritt Site is located on industrial lands, has low-cost power available and has all the required services in place. The Company acquired the Merritt Site in on February 7, 2019.

LEGAL PROCEEDINGS

From time to time as incidental to our operations, we may become involved in various lawsuits and/or disputes. We know of no material pending legal proceedings to which the Company or our subsidiary is a party or of which any of our properties, or the properties of our subsidiary, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder is a party adverse to our company or our subsidiary or has a material interest adverse to our company or our subsidiary.

EXPERTS

The financial statements of our company included in this proxy statement/prospectus have been audited by Thayer O’Neal Company, LLC, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the proxy statement/prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Bennett Jones LLP, of 666 Burrard Street, Suite 2500, Vancouver, BC V6C 2X8 has advised in connection with certain Canadian legal matters with respect to the continuation. Locke Lord LLP, of 600 Travis, Suite 2800, Houston TX 77002 has advised in connection with certain United States legal matters with respect to the continuation. Woodburn and Wedge, of 6100 Neil Road, Suite 500, Reno, Nevada 89511-1159 has advised in connection with certain Nevada legal matters with respect to the continuation.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this proxy statement/prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this proxy statement/prospectus as having given an opinion upon the validity of the securities being offered pursuant to this proxy statement/prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

COMPARATIVE MARKET PRICES AND DIVIDENDS

EPHS common stock is traded on the OTCQB under the symbol “STNN.” Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

We expect the common shares of EPHS BC to also be traded on the OTCQB after the completion of the conversion.

Holders of Record

As of September 17, 2019 there were approximately 365 holders of record of shares of EPHS common stock.

Dividend Information

To date, EPHS has not paid any dividends on its common stock. Our board of directors does not expect to declare or pay dividends on shares of our common stock for the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon our future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with the “Consolidated Financial Statements and the Notes to Consolidated Financial Statements”, and the information set forth in “Risk Factors”.

Overview

EPHS Holdings, Inc. was incorporated under the laws of the State of Nevada on January 28, 1999 under the name Quantum Bit Induction Technology, Inc. On November 14, 2011, the Company filed Amended and Restated Articles of Incorporation changing its name to Quantumbit, Inc. On September 26, 2013, the Company filed a Certificate of Amendment changing its name to Sertant, Inc. On January 11, 2018, the Company filed a Certificate of Amendment with the Nevada Secretary of State changing its name to EPHS Holdings, Inc.

The Company's original plan was to build and use technology to mine gold, platinum, precious metals and rare earth metals in situ from seawater and from slurries created from land-based ores. The Company's property was located in Nevada. The Company also explored developing technology to selectively electroplate precious and rare earth metals from solution or seawater onto collector electrodes. These endeavors were not successful, and the Company has since ceased operations with respect to these endeavors.

With no operations, the Company was placed into receivership on February 15, 2017 (Case No. 2017-10544, as filed in the District Court of Harris County, Texas, 151st Judicial District) and remained in receivership until December 2017. In July 2017, the court appointed Angela Collette as exclusive receiver over the Company. Angela Collette was also appointed as the Company's president. In February 2017, one of the Company's shareholders sued the Company for breach of fiduciary duties of care, loyalty and good faith to the Company's shareholders. In September 2017, the Company entered into an agreement with the shareholder and the receiver to resolve the legal claim by issuing 4,750,000 shares of common stock to the shareholder.

On December 28, 2017, the Company issued to EPHS, Inc., a Florida corporation, 75,000,000 shares of the Company's common stock for $110,000 which represented approximately 62% of the Company's issued and outstanding shares of common stock.

The Company sought to effect a merger, exchange of capital stock, asset acquisition or other similar business combination  (a "Business Combination") with an operating or development stage business (the "Target Business") which desired to utilize the Company's status as a reporting corporation under the Exchange Act. In furtherance thereof, the Company signed a Letter of Intent to acquire all of the issued and outstanding shares of common stock of Emerald Plants Health Source, Inc., a Quebec corporation ("Emerald"). Emerald was a Canada based company engaged in the cultivation of cannabis. On February 27, 2018, pursuant to the terms of a Share Exchange Agreement (the "Emerald Agreement"), we acquired all of the issued and outstanding shares of common stock of Emerald and Emerald became a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the Emerald Agreement, executed between the Company and the shareholders of Emerald, we acquired all of the issued and outstanding shares of common stock of Emerald in exchange for the issuance of 20,000,000 restricted shares of the Company's common stock, which at the time, represented approximately  14% of the then issued and outstanding common stock of EPHS Holdings. Paolo Gervasi and Calogero Caruso were the sole shareholders of Emerald and received a total of 14,000,000 shares of our common stock. The remaining 6,000,000 shares were issued to consultants, including 1,250,000 shares to our president, Gianfranco "John" Bentivoglio for services rendered as part of the negotiations of the Emerald Agreement. The transaction closed on February 27, 2018.

As a result of the transactions affected by the Share Exchange Agreement, Emerald became a wholly owned subsidiary of EPHS Holdings. Emerald is a development stage company with limited operations and no revenues to date. Emerald's business plan is to cultivate and distribute cannabis entirely within Canada.

On November 6, 2018, the Company executed a Share Exchange Agreement with MVC (the "MVC Transaction") and its shareholders (the "MVC Shareholders") whereby MVC Shareholders agreed to exchange all of their respective shares in MVC in consideration for 8,100,000 shares of EPHS common stock, with a par value of $0.001 per share (the "MVC Transaction"). In furtherance of the MVC Transaction, on January 4, 2019, the Company completed the purchase of lands located in Merritt, British Columbia, Canada with the purpose of the cultivation of cannabis. On January 11, 2019, the Company and MVC completed the MVC Transaction.

Business Strategy

Emerald Plants Health Source, Inc., the Company's Canadian subsidiary, is a Health Canada Licensed Producer. EPHS is committed to organic and high-quality craft cannabis production. The Company's core strategy is to combine low cost energy, high yield cultivation methods and premium cannabis strains for scaled cannabis operations. EPHS's cultivation methods are proven through seven years of experience allowing us to compete with other low-cost producers in the market. With our expansion in Merritt through the company's second subsidiary, Merritt Valley Cannabis ("MVC"), the Company now has access to low-cost power, all the services required for a scaled low cost cannabis center, and when developed, will allow EPHS to be one the leading and most efficient cannabis producers in Canada.

Results of Operations

Three Months Ended June 30, 2019 Compared to the Three Months Ended June 30, 2018

Revenues and Cost of Sales

The Company generated no revenues in either the three months ended June 30, 2019 or the three months ended June 30, 2018. As a result, the Company did not generate any cost of sales for the three months ended June 30, 2019 or the three months ended June 30, 2018.

Selling, General and Administrative Expenses

Selling, general and administrative ("SG&A") expenses were $1,938,098 and $80,428 for the three months ended June 30, 2019 and 2018, respectively. The increased selling, general and administrative expenses was mainly due to the increase in professional fees.

Six Months Ended June 30, 2019 Compared to the Six Months Ended June 30, 2018

Revenues and Cost of Sales

The Company generated no revenues in either the six months ended June 30, 2019 or the six months ended June 30, 2018. As a result, the Company did not generate any cost of sales for the six months ended June 30, 2019 or the six months ended June 30, 2018.

Selling, General and Administrative Expenses

Selling, general and administrative ("SG&A") expenses were $2,130,423 and $178,785 for the six months ended June 30, 2019 and 2018, respectively. The increased selling, general and administrative expenses was mainly due to the increase in professional fees.

Fiscal Year Ended December 31, 2018 Compared to Fiscal Year Ended December 31, 2017

Revenues and Cost of Sales

The Company generated no revenues in either the year ended December 31, 2018 or the year ended December 31, 2017. As a result, the Company did not generate any cost of sales for the year ended December 31, 2018 or the year ended December 31, 2017.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses were $533,475 and $188,702 for the years ended December 31, 2018 and 2017, respectively. The increased selling, general and administrative expenses was mainly due to the increase in professional fees.

Liquidity and Capital Resources

We may experience illiquidity and may be dependent on our management and shareholders to provide funds to maintain our activities. However, there is no assurance that our management and shareholders will continue to fund our operations. We have no commitment for either additional debt or equity funding from any source.

Net cash used by operating activities for the six months ending June 30, 2019 and 2018 was $224,898 and $140,191, respectively.

Net cash used by investing activities for the six months ending June 30, 2019 and 2018 was $2,326,102 and $107,770, respectively.

Net cash provided by financing activities for the six months ending June 30, 2019 and 2018 was $2,194,227 and $281,072, respectively.

At June 30, 2019 and 2018, the Company had cash of $159,762and $29,735, and total assets of $3,175,714 and $155,482. Liabilities totaled $2,265,186 and $34,313 of which $213,364 and $4,177 were due to related parties.

The accumulated deficit for the Company at June 30, 2019 totaled $(3,454,397) as compared to $(914,337) at June 30, 2018.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Tabular Disclosure of Contractual Obligations as of December 31, 2018

Payments Due By Period
Contractual Obligations	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Long-Term Debt Obligations	$—	$—	$—	$—	$—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	157,640	54,048	103,592	—	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	—	—	—	—	—
Total	$157,640	$54,048	$103,592	$—	$—

Summary of Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. The SEC has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may vary from these estimates and assumptions. We have identified in Note 2 - "Summary of Significant Accounting Policies" to the Financial Statements contained in this Quarterly Report certain critical accounting policies that affect the more significant judgments and estimates used in the preparation of the financial statements.

Controls and Procedures.

As of the end of the period covered by this annual report, our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15(e) and 15d-15(e) of the Exchange Act. Based on this evaluation, as of the end of the period covered by this annual report, our Chief Executive Officer and our Chief Financial Officer concluded:

(i)

that our disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our principal executive and financial officers, as appropriate to allow for timely decisions regarding required disclosures; and

(ii)

that our disclosure controls and procedures are effective.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

The Company’s most significant market risk is related to the Company being dependent, for the near future, on additional investment capital to fund operating expenses. The company intended to position itself so that it will be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern. There is a limited trading market for the Company’s common stock. There can be no assurance that a trading market for the Company’s common stock can be sustained.

Governmental Regulations

The Company will be subject to significant government regulation. Regulations such as compliance with Good Manufacturing Practices, evolving government regulations, specifically, for the use, growing and distribution of cannabis, may adversely impact our operating results. While the Company intends to comply with all government restrictions, there are no assurances that it will be able to comply with the ever changing rules and regulations impacting the cannabis industry.

Employment Risks

A significant component to our growth strategy is attracting and retaining qualified, creative, innovative and experience personnel. The Company’s business would be adversely affected if it were unable to succeed in developing an effective workforce. The Company does not currently employ a workforce capable of generating revenue.

FUTURE STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for our 2020 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at 5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4, no later than June 19, 2020, which is 120 days prior to the first anniversary of the date we expect to mail these proxy materials. If the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Nothing in this proxy statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

HOUSEHOLDING

The SEC permits a single proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares of common stock through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement/prospectus unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to our President at EPHS Inc., 5490 Notre Dame Est, Montreal, Quebec, Canada H1N 2C4. We will deliver, promptly upon written or oral request to the President, a separate copy of this proxy statement/prospectus to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this proxy statement/prospectus and the Company’s Form 10-K for the year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide stockholders with information that is different from or in addition to the information contained in this document.

EPHS is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. EPHS’ SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

EPHS’ web site is located at www.ephsholdings.com. EPHS’ filings with the SEC are available, free of charge, through its web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on EPHS’ web site or any other web site, is not incorporated by reference in this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus.

EPHS has filed a registration statement on Form S-4 with the SEC to register the distribution of the common shares in connection with the conversion transaction. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of EPHS Canada under applicable U.S. securities laws in addition to being the proxy statement/prospectus of EPHS for the annual and special meeting.

You may obtain without charge a copy of our filings with the SEC by requesting them in writing or by telephone at the following address:

EPHS HOLDINGS, INC.

5490 Notre Dame Est, Montreal

Quebec, Canada H1N 2C4
Attn: Chief Executive Officer and President

In order to ensure timely delivery of these documents, you should make such request no later than five business days prior to the date of the annual and special meeting.

EPHS HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements of EPHS Holdings, Inc.

Unaudited Financial Statements of EPHS Holdings, Inc.

EPHS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$528,246	$4,195
Sales tax receivable	4,763	4,066
Prepaid expenses and other current assets	5,404	—
Total current assets	538,413	8,261

Property and equipment	153,142	28,917
Security deposit	6,335	6,866
Total assets	$697,890	$44,044

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$95,365	$6,114
Other payable	8,612	—
Due to related party - note payable	4,136	794,317
Total liabilities	108,113	800,431

Stockholders' deficit
Common stock, $0.001 par value, 2,400,000,000 shares authorized; 63,299,592 and 20,000,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	63,300	20,000
Additional paid in capital	1,839,253	(19,920)
Accumulated deficit	(1,269,027)	(735,552)
Accumulated other comprehensive loss	(43,749)	(20,915)
Total stockholders' deficit	589,777	(756,387)
Total liabilities and stockholders' deficit	$697,890	$44,044

The accompanying notes are an integral part of these consolidated financial statements.

  EPHS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2018	2017
Total revenue	$—	$—
Cost of revenue	—	—
Gross profit	—	—

Operating expenses	533,475	188,702

Gain (Loss) from Operations	(533,475)	(188,702)

Other income (expense)	—	—

Federal income tax expense	—	—

Net income (loss)	$(533,475)	$(188,702)

Other comprehensive loss
Foreign currency translation gain (loss)	(22,834)	(22,329)
Total comprehensive loss	$(556,309)	(211,031)

Weighted average shares - basic and diluted	107,654,812	44,844,043
Loss per share - basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

					Accumulated
			Additional		Other
	Common Stock		Paid	Accumulated	Comprehensive
	Shares	Amount	in Capital	Deficit	Gain (Loss)	Total
BALANCES, January 1, 2017	20,000,000	$20,000	$(19,920)	$(546,850)	$1,414	$(545,356)
Foreign currency translation	—	—	—	—	(22,329)	(22,329)
Net Income	—	—	—	(188,702)	—	(188,702)
BALANCES, December 31, 2017	20,000,000	20,000	(19,920)	(735,552)	(20,915)	(756,387)
Recap of EPHS Holdings, Inc.	113,600,892	113,601	10,898	—	—	124,499
Debt forgiveness by shareholders	—	—	812,113	—	—	812,113
Issuance of common stock for consulting services	25,000	25	6,225	—	—	6,250
Issuance of common stock for settlement of bills	25,000	25	9,975	—	—	10,000
Issuance of common stock	4,648,700	4,649	(4,649)	—	—	—
Cancellation of common stock	(75,000,000)	(75,000)	75,000	—	—	—
Capital contribution	—	—	949,611	—	—	949,611
Foreign currency translation	—	—	—	—	(22,834)	(22,834)
Net Income	—	—	—	(533,475)	—	(533,475)
BALANCES, December 31, 2018	63,299,592	$63,300	$1,839,253	$(1,269,027)	$(43,749)	$589,777

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(533,475)	$(188,702)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of common stock for consulting services	6,250
Depreciation expense	46,057	42,076
Changes in operating assets and liabilities:
Sales tax receivable	(1,065)	468
Accounts payable	80,410	214
Other payable	8,612	—
Prepaid expenses	(404)	2,380
CASH USED IN OPERATING ACTIVITIES	(393,615)	(143,564)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(179,093)	—
Acquisition of EPHS Holdings, Inc.	123,075
CASH USED IN INVESTING ACTIVITIES	(56,018)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in loan payable to shareholders	16,698	132,354
Capital contribution	949,611	—
CASH PROVIDED BY FINANCING ACTIVITIES	966,309	132,354

Effect of translation changes on cash	7,375	13,069

Change in cash and cash equivalents	524,051	1,859

Cash, beginning of the year	4,195	2,336

Cash, end of the year	$528,246	$4,195
NON-CASH DISCLOSURES
Interest expense paid	$—	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1 - ORGANIZATION AND BUSINESS DESCRIPTION

EPHS Holdings, Inc. (the “Company”) was incorporated in the State of Nevada on January 28, 1999. The Company's original plan was to build and use technology to mine gold, platinum, precious metals and rare earth metals in situ from seawater and from slurries created from land based ores. The Company was originally known as Quantum Induction Technology, Inc. On November 30, 2011 the Company changed its name to Quantumbit, Inc. and continued to operate under this name until September 25, 2013 when the Company's name was changed to Sertant, Inc. The Company ceased operations in January 2015.

In February 2017, one of the Company's shareholder sued the Company for breach of fiduciary duties of care, loyalty and good faith to the Company's stockholders. In July 2017, the court appointed an exclusive receiver over the Company. In September 2017, the Company entered into an agreement with the shareholder and the receiver to resolve the legal claim by issuing 4,750,000 shares of common stock to the shareholder. In January 2018, the Company's name was changed to EPHS Holdings, Inc.

On December 28, 2017, the Company issued to EPHS, Inc., a Florida corporation, 75,000,000 million shares of the Company's common stock for $110,000 which represented approximately 62% of the Company's issued and outstanding shares of common stock.

On February 27, 2018, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of Emerald Plants Health Source, Inc. (“Emerald”), all of Emerald's outstanding debt to stockholders was forgiven, and Emerald became the wholly owned subsidiary of the Company in a reverse merger (the “Merger”). Pursuant to the Merger, all of the issued and outstanding shares of Emerald common stock were converted, at an exchange ratio of 200,000-for-1, into an aggregate of 20,000,000 shares of the Company's common stock, resulting in Emerald becoming a wholly owned subsidiary of the Company. The accompanying financial statements' share information has been retroactively adjusted to reflect the exchange ratio in the Merger.

Under generally accepted accounting principles in the United States (“US GAAP”), because the combined entity will be dependent on Emerald's senior management, the merger was accounted for as a recapitalization effected by a share exchange, wherein Emerald is considered the acquirer for accounting and financial reporting purposes. On the Merger dated, the assets and liabilities of Emerald have been brought forward at their book value and consolidated with EPHS Holdings, Inc.’s assets, which comprised of cash and cash equivalents of $58,075 and prepaid expenses and current assets of $5,000 and liabilities which comprises accounts payable of $3,576 (see Note 2 Principles of Consolidation below). No goodwill has been recognized. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements are those of Emerald and are recorded at the historical cost basis of Emerald.

On November 6, 2018, the Company executed a Share Exchange Agreement with MVC (the “MVC Transaction”) and its shareholders (the “MVC Shareholders”) whereby MVC Shareholders agreed to exchange all of their respective shares in MVC in consideration for 8,100,000 shares of EPHS common stock, with a par value of $0.001 per share (the “MVC Transaction”). In furtherance of the MVC Transaction, on January 4, 2019, the Company completed the purchase of lands located in Merritt, British Columbia, Canada with the purpose of the cultivation of cannabis. On January 11, 2019, the Company and MVC completed the MVC Transaction.

The Company's fiscal year end is December 31.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with US GAAP and pursuant to the accounting and disclosure rules and regulations of the SEC. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company's policy is to present bank balances under cash and cash equivalents, including bank overdrafts when balances fluctuate frequently from being positive to overdrawn and term deposits with a maturity period of three months or less from the date of acquisition. Term deposits that the Company cannot use for current transactions because they are pledged as security are excluded from cash and cash equivalents.

Property and Equipment

Property and equipment is stated at cost. Major additions and improvements are capitalized. Depreciation of furniture, vehicles and equipment is calculated using the diminishing balance method at a rate of 20% per year, and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term (which is 5 years). The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment.

Foreign Exchange Translation

The functional currency of the subsidiary is the Canadian Dollar (“CAD”). For financial statement purposes, the reporting currency is the United States Dollar (“USD”).

For financial reporting purposes, the financial statements are translated into the Company's reporting currency, USD, using the period-end rates of exchange for assets and liabilities, equity is translated at historical exchange rates and average rates of exchange (for the period) are used for revenues and expenses and cash flows.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive loss in stockholder's equity (deficit).

Impairment of Long-lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”). The test for impairment is required to be performed by management at least annually. An asset or asset group is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset or asset group is expected to generate. If an asset or asset group is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value. If estimated fair value is less than the book value, the asset is written down to the estimated fair value and an impairment loss is recognized.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of ASC 740-10-05 ”Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Sales Tax Receivable

The Company is charged approximately 15% sales taxes on all taxable purchases. The rates are a blend of Federal (Canada) and Provincial (Quebec). The Company is reimbursed for all sales taxes paid to suppliers. The Company does not charge sales taxes on supplies as it has no revenues.

Net Loss Per Share, Basic and Diluted

Basic loss per share is calculated by dividing our net loss applicable to common stockholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing our net income available to common stockholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common share equivalents outstanding as of December 31, 2018.

Related Party Transactions

The Company follows the guidance in ASC 850. The Company discloses related transactions and certain common control relationships. Transactions between related parties are related party transactions even though they may not be given accounting recognition.

Subsequent Event

The Company follows the guidance in SFAS 165 (ASC 855-10-50) for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them with the SEC on the EDGAR system.

Stock-Based Compensation

Share-based awards granted to non-employees are accounted for in accordance with ASC 505-50 Equity-Based Payments to Non-Employee. All transactions in which services are received in exchange for share-based awards are accounted for based on the fair value of the consideration received or the fair value of the awards issued, whichever is more reliably measurable. Share-based compensation is measured at fair value at the earlier of the commitment date or the date the services are completed. The Group re-measure the awards using the then-current fair value at each reporting date until the measurement date, generally when the services are completed, and awards are vested and attribute the changes in those fair values over the service period by the straight-line method.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, sales tax receivable, and accounts payable approximate their fair values at December 31, 2018 and 2017, respectively, principally due to the short-term nature of the above listed items.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Recent Accounting Pronouncements

The Company has reviewed all other FASB issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. The Company has carefully considered the new pronouncements that alter the previous US GAAP and do not believe that any new or modified principles will have a material impact on the Company's reported financial position or operations in the near term.

During June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share- based payments to nonemployees by aligning it with the accounting for share-based payments to employees. ASU No. 2018-07 is effective for the Company for fiscal years beginning after December 31, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company does not believe adopting ASU No. 2018-07 will have a material impact on its financial statements.

Initial Adoption -On January 1, 2018, the Company adopted the new revenue recognition accounting standard issued by the Financial Accounting Standards Board (“FASB”) and codified in the FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company's revenue recognition policies and significant judgments employed in the determination of revenue. The Company applied the modified retrospective approach to all contracts when adopting ASC 606. The adoption of ASC 606 did not have an impact on the results of operations for years ended December 31, 2018.

In February 2016, the FASB issued new lease accounting guidance ASU No. 2016-02, “Leases” (“ASU 2016-02”), as amended by ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements.” Under the new guidance, at the commencement date, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new guidance is not applicable for leases with a term of 12 months or less. Lessor accounting is largely unchanged. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance.

ASC 842 was previously required to be adopted using the modified retrospective approach. However, in July 2018, the FASB issued ASU 2018-11, which allows for retrospective application with the recognition of a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Under this option, entities would not need to apply ASC 842 (along with its disclosure requirements) to the comparative prior periods presented.

Management expects that most of its operating leases (primarily office space) will be recognized as operating lease liabilities and right of use assets on its consolidated balance sheet. The Company has elected to adopt certain of the optional practical expedients, including the package of practical expedients, which, among other things, gives the option to not reassess: 1) whether expired or existing contracts are or contain leases; 2) the lease classification for expired or existing leases; and 3) initial direct costs for existing leases. Management has evaluated the impact of the adoption of this standard and expects to record right of use assets of CAD 173,343 (approximately $127,156 based on the exchange rate of 0.73355 as of December 31, 2018) and lease obligations of CAD 173,343 (approximately $127,156 based on the exchange rate of 0.73355 as of December 31, 2018).

In August 2016, the FASB issued an accounting standard update addressing the classification and presentation of eight specific cash flow issues that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, and distributions received from equity method investees. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. The amendments in this ASU should be applied using a retrospective approach. The Company has carefully considered the new pronouncement and does not believe it has an impact on its financial statements and related disclosures.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with US GAAP, which contemplate continuation of the Company as a going concern. However, the Company has no revenues. The Company currently has losses and has not completed its efforts to establish a stabilized source of revenue sufficient to cover operating costs over an extended period of time. Therefore, there is substantial doubt about the Company's ability to continue as a going concern. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it will be able to raise additional funds through the capital markets. In light of management's efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4 - PROPERTY AND EQUIPMENT

	As of December 31,
Classification	2018	2017
Furniture	$170,341	$9,899
Leasehold improvements	203,387	210,636
Total cost of property and equipment	373,728	220,535
Accumulated depreciation	(220,586)	(191,618)
Property and equipment, net	$153,142	$28,917

The Company had Property and Equipment acquisitions of $179,093 for the years ended December 31, 2018.

NOTE 5 – RELATED PARTY TRANSACTIONS

Amounts due to related parties as of December 31, 2018 and 2017:

	As of December 31,
	2018	2017
Paolo Gervasi Shareholder and employee of the Company	$2,068	$397,158
Calogero Caruso Shareholder and employee of the Company	2,068	397,159
	$4,136	$794,317

On February 27, 2018, all loans by Paolo Gervasi and Calogero Caruso were forgiven in exchange for shares of the Company, pursuant to the terms and conditions of the Share Exchange Agreement. During the year ended December 31, 2018, Paolo Gervasi and Calogero Caruso further loaned the Company $2,068 and $2,068, respectively, for working capital purposes. These note payable were unsecured, non-interest bearing and due on demand.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

On October 21, 2012, the Company entered into a rental agreement for an office and grow space of 8,387 square feet located in Montreal, Quebec, Canada. The Company renewed the rental agreement on December 1, 2018 with a base gross rent of approximately $6.1 per square foot and security deposit of $6,335. The Company will owe monthly rental payments of approximately $4,504 until the rental agreement terminates on November 30, 2021.

The future aggregate minimum lease payments under the operating lease are as follows:

Years ending December 31,	Amount
2019	$54,048
2020	54,048
2021	49,544
2022 and thereafter	—
$157,640

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Legal Proceedings

The Company is contemplating filing a lawsuit against its two of its stockholders for breach of contract to recover 20,000,000 shares of the Company’s common stock that were previously issued to them, and are currently in settlement negotiations with said stockholders. While the ultimate result, if any, from the proceeding is presently indeterminable, in the opinion of management, this matter should not have a material adverse effect on the Company’s consolidated financial statements.

NOTE 7 - CAPITAL STOCK

On February 27, 2018, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of Emerald, all of Emerald's outstanding debt to stockholders was forgiven, and Emerald became the wholly owned subsidiary of the Company in a reverse merger, or the Merger.

On February 27, 2018, pursuant to the Merger, all of the issued and outstanding shares of Emerald common stock were converted, at an exchange ratio of 200,000-for-1 into an aggregate of 20,000,000 shares of the Company's common stock.

On April 5, 2018 the Company issued 25,000 shares for services pursuant to a Consulting Agreement.

On September 6, 2018, the Company cancelled 75,000,000 outstanding shares.

On November 28, 2018, the Company issued 4,673,700 shares of common stock for cash.

As of December 31, 2018, the Company had 63,299,592 shares of common stock outstanding.

NOTE 8 – INCOME TAXES

The Company uses the income taxes payable method of accounting for income taxes and is subject to Canadian income tax rules and regulation. Under this method, the Company reports as an expense or as income of the period only the cost or benefit of current income taxes determined in accordance with the rules established by taxation authorities.

The income (loss) before income tax and provision for income taxes for the years ended December 31, 2018 and 2017 consisted of the following:

Income (loss) before income tax		2018	2017
U.S.	21%	$(409,354)	$—
Canada	15%	(167,905)	(188,702)
		$(577,259)	$(188,702)

A reconciliation between the effective income tax rate and the Canada statutory income tax rate for 2018 is as follows:

Provision for income tax	2018
U.S statutory federal tax rate	$(85,964)	21.00%
Canada statutory tax rate	(25,186)	15.00%
Non-deductible expenses- US	702	(0.17%)
Change in Valuation allowance -US	85,262	(20.83%)
Change in Valuation allowance - Canada	25,186	(15.00)
Total	$—	—

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The significant components of the net deferred tax assets as of December 31, 2018 and 2017 are as follows:

Provision for income tax	2018	2017
US
Current	$—	$—
Deferred	—	—
Canada
Current	—	—
Deferred	—	—
Total	$—	$—

The significant components of the net deferred tax assets as of December 31, 2018 and 2017 are as follows:

	2018	2017
Deferred tax assets
US -Net operating losses carry forwards	$929,099	$1,325,043
Canada- Net operating losses carry forwards	169,156	24,983
Valuation allowance - US	(929,099)	(1,323,043)
Valuation allowance - Canada	(169,156)	(24,983)
Net deferred tax assets	$—	$—

The following are the net operating loss carry-over for both U.S. and Canada:

U.S.	Amount
2017	$4,011,584
2018	412,698
$4,424,282

Canada	Amount
2018	$279,863
2017	216,022
2016	212,276
2015	203,041
2014	179,541
2013	36,967
$1,127,710

NOTE 9 - SUBSEQUENT EVENT

On September 27, 2018, the Company entered into a binding Letter of Intent (the “LOI”) with Merritt Valley Cannabis Corp. (“MVC”), a Canadian corporation engaged in providing low cost energy, project plans, intellectual property and proprietary business plans for the cannabis industry. The LOI contemplated that the Company would purchase all of the issued and outstanding shares of MVC in consideration for new issuance of 8,100,000 shares of the Company's common stock.

On November 6, 2018, the Company executed a Share Exchange Agreement with MVC and its shareholders (the “MVC Shareholders”) whereby MVC Shareholders agreed to exchange all of their respective shares in MVC in consideration for 8,100,000 shares of EPHS common stock, with a par value of $0.001 per share (the “MVC Transaction”). On January 11, 2019, the Company and MVC completed the MVC Transaction.

On February 7, 2019, the Company, in connection with the MVC Transaction, completed the purchase of lands that are located in Merritt, British Columbia, Canada with the purpose of the cultivation of cannabis.

Attestation Report of the Registered Public Accounting Firm

Not applicable due to the Company’s status under the Exchange Act as a smaller reporting company.

EPHS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$159,762	$528,246
Sales tax receivable	8,617	4,763
Prepaid expenses and other current assets	7,538	5,404
Total current assets	175,917	538,413

Property and equipment	2,873,862	153,142
Operating lease right-of-use assets, net	111,704	-
Security deposit	14,231	6,335
Total assets	$3,175,714	$697,890

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$331,174	$95,365
Accrued interest	30,744	-
Other payable	11,906	8,612
Lease liability	42,352	-
Due to related party - note payable	213,364	4,136
Total current liabilities	629,540	108,113

Lease liability	69,352	-
Mortgage payable	1,566,294	-
Total liabilities	2,265,186	108,113

Stockholders' equity
Common stock, $0.001 par value, 2,400,000,000 shares authorized; 74,410,628 shares issued and outstanding as of June 30, 2019 and 63,299,592 issued and outstanding as of December 31, 2018	74,411	63,300
Additional paid in capital	4,316,094	1,839,253
Accumulated deficit	(3,454,397)	(1,269,027)
Accumulated other comprehensive loss	(25,580)	(43,749)
Total stockholders' equity	910,528	589,777
Total liabilities and stockholders' equity	$3,175,714	$697,890

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Total revenue	$-	$-	$-	$-
Cost of revenue	-	-	-	-
Gross profit	-	-	-	-

Operating expenses	1,938,098	80,428	2,130,423	178,785

Loss from Operations	(1,938,098)	(80,428)	(2,130,423)	(178,785)

Other expense
Interest expense	(34,402)	-	(53,823)	-
Exchange loss	(45)	-	(1,124)	-
Total other expense	(34,447)	-	(54,947)	-

Federal income tax expense	-	-	-	-

Net loss	$(1,972,545)	$(80,428)	$(2,185,370)	$(178,785)

Other comprehensive loss
Foreign currency translation gain (loss)	24,251	(3,332)	18,169	(13,895)
Total comprehensive loss	$(1,948,294)	$(83,760)	$(2,167,201)	$(192,680)

Weighted average shares - basic and diluted	70,324,945	128,856,002	71,459,183	128,856,002
Loss per share - basic and diluted	$(0.03)	$(0.00)	$(0.03)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

(Unaudited)

	Common Stock
	Shares	Amount	in Capital	Deficit	Loss	Total
BALANCES, December 31, 2018	63,299,592	$63,300	$1,839,253	$(1,269,027)	$(43,749)	$589,777
Issuance of common stock	761,036	761	(761)	-	-	-
Acquisition of MVC	8,100,000	8,100	402,702	-	-	410,802
Capital contribution	-	-	421,150	-	-	421,150
Foreign currency translation	-	-	-	-	(6,082)	(6,082)
Net loss	-	-	-	(212,825)	-	(212,825)
BALANCES, March 31, 2019	72,160,628	72,161	2,662,344	(1,481,852)	(49,831)	1,202,822
Issuance of bonus shares	2,250,000	2,250	1,653,750	-	-	1,656,000
Foreign currency translation	-	-	-	-	24,251	24,251
Net loss	-	-	-	(1,972,545)	-	(1,972,545)
BALANCES, June 30, 2019	74,410,628	$74,411	$4,316,094	$(3,454,397)	$(25,580)	$910,528

	Common Stock
	Shares	Amount	in Capital	Deficit	Loss	Total
BALANCES, December 31, 2017	20,000,000	$20,000	$(19,920)	$(735,552)	$(20,915)	$(756,387)
Recap of EPHS Holdings, Inc.	113,600,892	113,601	(120,199)	-	-	(6,598)
Debt forgiveness by shareholders	-	-	812,113	-	-	812,113
Foreign currency translation	-	-	-	-	(10,564)	(10,564)
Capital contribution	-	-	219,796	-	-	219,796
Net loss	-	-	-	(98,357)	-	(98,357)
BALANCES, March 31, 2018	133,600,892	133,601	891,790	(833,909)	(31,479)	160,003
Issuance of common stock for consulting services	25,000	25	(25)	-	-	-
Capital contribution	-	-	44,925	-	-	44,925
Foreign currency translation	-	-	-	-	(3,331)	(3,331)
Net loss	-	-	-	(80,428)	-	(80,428)
BALANCES, June 30, 2018	133,625,892	$133,626	$936,690	$(914,337)	$(34,810)	$121,169

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,185,370)	$(178,785)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	23,922	26,684
Amortization of right-of-use asset	20,289	-
Accretion of lease liability	5,964	-
Issuance of bonus shares	1,656,000	-
Changes in operating assets and liabilities:
Sales tax receivable	(3,592)	1,355
Accounts payable	233,833	17,687
Accrued interest	30,744	-
Other payable	2,888	-
Prepaid expenses	(2,078)	(7,132)
Security deposit	(7,498)	-
CASH USED IN OPERATING ACTIVITIES	(224,898)	(140,191)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,736,904)	(107,770)
Net cash acquired from MVC	410,802	-
CASH USED IN INVESTING ACTIVITIES	(2,326,102)	(107,770)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party payable	225,668	16,351
Repayment of related party payable	(18,884)	-
Proceeds from mortgage	1,566,293	-
Capital contribution	421,150	264,721
CASH PROVIDED BY FINANCING ACTIVITIES	2,194,227	281,072

Effect of translation changes on cash	(11,711)	(7,571)

Change in cash and cash equivalents	(368,484)	25,540

Cash, beginning of period	528,246	4,195

Cash, end of period	$159,762	$29,735

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$3,515	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 1 - ORGANIZATION AND BUSINESS DESCRIPTION

EPHS Holdings, Inc. (the "Company") was incorporated in the State of Nevada on January 28, 1999. The Company's original plan was to build and use technology to mine gold, platinum, precious metals and rare earth metals in situ from seawater and from slurries created from land based ores. The Company was originally known as Quantum Induction Technology, Inc. On November 30, 2011 the Company changed its name to Quantumbit, Inc. and continued to operate under this name until September 25, 2013 when the Company's name was changed to Sertant, Inc. The Company ceased operations in January 2015.

In February 2017, one of the Company's shareholder sued the Company for breach of fiduciary duties of care, loyalty and good faith to the Company's shareholders. In July 2017, the court appointed an exclusive receiver over the Company. In September 2017, the Company entered into an agreement with the shareholder and the receiver to resolve the legal claim by issuing 4,750,000 shares of common stock to the shareholder. In January 2018, the Company's name was changed to EPHS Holdings, Inc.

On December 28, 2017, the Company issued to EPHS, Inc., a Florida corporation, 75,000,000 shares of the Company's common stock for $110,000 which represented approximately 62% of the Company's issued and outstanding shares of common stock.

On February 27, 2018, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of Emerald Plants Health Source, Inc. ("Emerald"), all of Emerald's outstanding debt to shareholders was forgiven, and Emerald became the wholly owned subsidiary of the Company in a reverse merger (the "Merger"). Pursuant to the Merger, all of the issued and outstanding shares of Emerald common stock were converted, at an exchange ratio of 200,000-for-1, into an aggregate of 20,000,000 shares of the Company's common stock, resulting in Emerald becoming a wholly owned subsidiary of the Company. The accompanying financial statements' share information has been retroactively adjusted to reflect the exchange ratio in the Merger.

Under generally accepted accounting principles in the United States ("US GAAP"), because the combined entity will be dependent on Emerald's senior management, the merger was accounted for as a recapitalization effected by a share exchange, wherein Emerald is considered the acquirer for accounting and financial reporting purposes. On the Merger dated, the assets and liabilities of Emerald have been brought forward at their book value and consolidated with EPHS Holdings, Inc.'s assets, which comprised of cash and cash equivalents of $58,075 and prepaid expenses and current assets of $5,000 and liabilities which comprises accounts payable of $3,576 (see Note 2 Principles of Consolidation below). No goodwill has been recognized. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements are those of Emerald and are recorded at the historical cost basis of Emerald.

On November 6, 2018, the Company executed a Share Exchange Agreement with Merritt Valley Cannabis Corp. ("MVC") (the "MVC Transaction") and its shareholders (the "MVC Shareholders") whereby MVC Shareholders agreed to exchange all of their respective shares in MVC in consideration for 8,100,000 shares of EPHS common stock, with a par value of $0.001 per share (the "MVC Transaction"). In furtherance of the MVC Transaction, on January 4, 2019, the Company completed the purchase of lands located in Merritt, British Columbia, Canada with the purpose of the cultivation of cannabis. On January 11, 2019, the Company and MVC completed the MVC Transaction.

In January 2017, the FASB issued ASU 2017-01, which changes the definition of a business. The new guidance requires an entity to first evaluate whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If that threshold is met, the set of assets and activities is not a business. On the acquisition date, MVC only had petty cash in the amount of $14 and land deposit for land purchase in the amount of $410,788. MVC did not commence any operations at the acquisition date. Based on above, the significant asset of MVC on the acquisition date was the land deposit, which was regarded as a single identifiable asset. Therefore, this acquisition was treated as an asset acquisition under ASC 805-50 instead of a business acquisition.

The Company's fiscal year end is December 31.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with US GAAP and pursuant to the accounting and disclosure rules and regulations of the SEC. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Financial Statements

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2018 and notes thereto and other pertinent information contained in our Form 10-K the Company has filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2019. The results of operations for the three and six months ended June 30, 2019, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2019.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company's policy is to present bank balances under cash and cash equivalents, including bank overdrafts when balances fluctuate frequently from being positive to overdrawn and term deposits with a maturity period of three months or less from the date of acquisition.

Property and Equipment

Property and equipment is initially recorded at cost and stated at cost less accumulated depreciation other land which is stated at cost. Major additions and improvements are capitalized. Depreciation of furniture, vehicles and equipment is calculated using the diminishing balance method at a rate of 20% per year, and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term (which is 5 years). The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment.

Foreign Exchange Translation

The functional currency of the subsidiary is the Canadian Dollar ("CAD"). For financial statement purposes, the reporting currency is the United States Dollar ("USD").

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

For financial reporting purposes, the financial statements are translated into the Company's reporting currency, USD, using the period-end rates of exchange for assets and liabilities, equity is translated at historical exchange rates and average rates of exchange (for the period) are used for revenues and expenses and cash flows.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive loss in stockholder's equity (deficit).

 Impairment of Long-lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with ASC Topic 360, "Property, Plant and Equipment" ("ASC 360"). The test for impairment is required to be performed by management at least annually. An asset or asset group is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset or asset group is expected to generate. If an asset or asset group is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value. If estimated fair value is less than the book value, the asset is written down to the estimated fair value and an impairment loss is recognized.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of ASC 740-10-05 "Accounting for Uncertainty in Income Taxes." The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Sales Tax Receivable

The Company is charged approximately 12% sales taxes on all taxable purchases. The rates are a blend of Federal (Canada) of 5% and Provincial (Quebec) of 7%. The Company is reimbursed for all Federal sales taxes paid to suppliers. The Company has not charged sales taxes on product sold as it has no revenues.

Net Loss Per Share, Basic and Diluted

Basic loss per share is calculated by dividing our net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing our net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common share equivalents outstanding as of June 30, 2019.

Related Party Transactions

The Company follows the guidance in ASC 850. The Company discloses related transactions and certain common control relationships. Transactions between related parties are related party transactions even though they may not be given accounting recognition.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Subsequent Event

The Company follows the guidance in SFAS 165 (ASC 855-10-50) for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them with the SEC on the EDGAR system.

Leasing

Effective January 1, 2019 the Company adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update No. 2016-02, "Leases (Topic 842)" which superseded previous lease guidance ASC 840, Leases. Topic 842 is a new lease model that requires a company to recognize right-of-use ("ROU") assets and lease liabilities on the balance sheet. The Company adopted the standard using the modified retrospective approach that does not require the restatement of prior year financial statements. The adoption of Topic 842 did not have a material impact on the Company's consolidated income statement or consolidated cash flow statement. The adoption of Topic 842 resulted in the recognition of ROU assets of CAD 173,343 (approximately $132,368) and corresponding lease liabilities of CAD 173,343 (approximately $132,368) as of January 1, 2019 for leases classified as operating leases.

The Company adopted the package of practical expedients and transition provisions available for expired or existing contracts, which allowed the Company carryforward its historical assessments of 1) whether contracts are or contain leases, 2) lease classification and 3) initial direct costs. Additionally, for real estate leases, the Company adopted the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component. The Company also elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. Further, the Company elected the short-term lease exception policy, permitting it exclude the recognition requirements for leases with terms of 12 months or less. See Note 8 for additional information about leases.

Stock-Based Compensation

The Company accounts for stock-based compensation expense under FASB ASC 718, “Compensation—Stock Compensation,” which requires the measurement and recognition of stock-based compensation expense based on estimated fair values, for all stock-based payment awards made to employees, and FASB ASC 505-50, “Equity-Based Payments to Non-Employees,” which requires the measurement and recognition of stock-based compensation expense based on the estimated fair value of services or goods being received, for all stock-based payment awards made to other service providers and non-employees.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, sales tax receivable, accounts payable, mortgage payable, and related party payable approximate their fair values at June 30, 2019 and December 31, 2018, respectively, principally due to the short-term nature of the above listed items.

Recent Accounting Pronouncements

The Company has reviewed all other FASB issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. The Company has carefully considered the new pronouncements that alter the previous US GAAP and do not believe that any new or modified principles will have a material impact on the Company's reported financial position or operations in the near term.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

During June 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting ("ASU 2018-07") to simplify the accounting for share- based payments to nonemployees by aligning it with the accounting for share-based payments to employees. ASU No. 2018-07 is effective for the Company for fiscal years beginning after December 31, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company has adopted ASU No. 2018-07, and the adoption of ASU No. 2018-07 did not have a material impact on its financial statements.

In August 2016, the FASB issued an accounting standard update addressing the classification and presentation of eight specific cash flow issues that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, and distributions received from equity method investees. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. The amendments in this ASU should be applied using a retrospective approach. The Company has carefully considered the new pronouncement and does not believe it has an impact on its financial statements and related disclosures.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with US GAAP, which contemplate continuation of the Company as a going concern. However, the Company has no revenues. The Company currently has losses and has not completed its efforts to establish a stabilized source of revenue sufficient to cover operating costs over an extended period of time. Therefore, there is substantial doubt about the Company's ability to continue as a going concern. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it will be able to raise additional funds through the capital markets. In spite of management's efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4 - PROPERTY AND EQUIPMENT

	June 30,	December 31,
Classification	2019	2018
Furniture	$188,061	$170,341
Leasehold improvements	305,864	203,387
Total cost	493,925	373,728
Accumulated depreciation	(253,993)	(220,586)
Net cost	$239,932	$153,142
Land	2,633,930	-
Total property and equipment	2,873,862	153,142

The Company had Property and Equipment acquisitions of $ 102,974 for the six months ended June 30, 2019.

On February 7, 2019, the Company, through its wholly owned subsidiary MVC, completed the purchase of lands that are located in Merritt, British Columbia, Canada with the purpose of the cultivation of cannabis. The total consideration was CAD 3,449,268 (approximately $2,633,930). The land is an indefinite long-lived asset that is assessed for impairment on a periodic basis.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 5 - RELATED PARTY TRANSACTIONS

Amounts due to related parties as of June 30, 2019 and December 31, 2018:

		June 30,	December 31,
		2019	2018
Paolo Gervasi	Shareholder and employee of the Company	$2,153	$2,068
Calogero Caruso	Shareholder and employee of the Company	4,444	2,068
Chris Thompson	Shareholder and founder of MVC	103,089	-
Kyle McDiarmid	Shareholder and founder of MVC	18,884	-
Stevan Perry	President of the Company	84,432	-
Other	Shareholder and founder of MVC	362	-
		$213,364	$4,136

On February 27, 2018, all loans by Paolo Gervasi and Calogero Caruso were forgiven in exchange for shares of the Company, pursuant to the terms and conditions of the Share Exchange Agreement. Paolo Gervasi and Calogero Caruso further loaned the Company $2,153 and $4,444, respectively, for working capital purposes. These notes payable were unsecured, non-interest bearing and due on demand.

On January 28, 2019, the Company signed a promissory note with Kyle McDiarmid in the principal amount of $18,884 for land purchase. This note bears no interest and matures on May 31, 2019. As of June 30, 2019, the outstanding principal balance of the note was $18,884.

On January 28, 2019, the Company signed a promissory note with Sean Piekaar in the principal amount of $18,884 for land purchase. This note bears no interest and matures on May 31, 2019. The note was paid in full during the six month ended June 30, 2019.

On January 29, 2019, the Company signed a promissory note with Stevan Perry in the principal amount of $84,432 for land purchase. This note bears monthly interest at 7% over the term from the issuance date through maturity date on April 30, 2019. As of June 30, 2019, the outstanding principal balance of the note was $84,432, with an accrued interest of $29,551.

On March 6, 2019, the Company signed a promissory note with Chris Thompson in the principal amount of CAD 135,000 (approximately $103,089) for working capital purposes. This note bears interest at 18% per annum over the term from the issuance date through maturity date on September 30, 2019. As of June 30, 2019, the outstanding principal balance of the note was $103,089, with an accrued interest of $1,193.

NOTE 6 - MORTGAGE PAYABLE

On January 8, 2019, the Company entered into a mortgage with Redabe Holdings Inc. for CAD 1,675,000 (approximately $1,279,064) for land purchase. The mortgage bears interest at 5% per annum with interest only payments commencing on February 1, 2019 until February 1, 2020. Starting March 1, 2020, the Company is obligated to make monthly payment to Redabe Holdings in the amount of CAD 11,054 (approximately $8,441) until January 1, 2024. The loan matures on February 1, 2024, and any remaining principal and interest at the maturity of the loan are due in full.

In May 2019 and June 2019, the Company further borrowed CAD 350,000 (approximately $267,267) from Redabe Holdings Inc. As of June 30, 2019, the balance on the mortgage payable was $1,566,293.

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Leases

On October 21, 2012, the Company entered into a rental agreement for an office and grow space of 8,387 square feet located in Montreal, Quebec, Canada. The Company renewed the rental agreement on December 1, 2018 with a base gross rent of CAD 8.35 (approximately $6.38) per square foot and security deposit of CAD 8,636 (approximately $6,594). The Company will owe monthly rental payments of CAD 5,836 (approximately $4,376) until the rental agreement terminates on November 30, 2021, which the Company used to establish the Company's ROU assets and lease liabilities.

As the Company's lease does not provide an implicit rate, the Company's incremental borrowing rate based on the information available at lease commencement date was used to determine the present value of lease payments. Components of lease cost are as follows:

Six months ended
June 30, 2019
Operating lease costs*	$26,254
Operating cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	$26,254

*	Includes right-of-use asset amortization of $20,289.

Weighted-average remaining lease term and discount rate for operating leases are as follows:

Six months ended
June 30, 2019
Weighted-average remaining lease term	2.42
Weighted-average discount rate	12%

Maturities of lease liabilities by year for leases are as follows:

Amount
2019*	$26,739
2020	53,477
2021 and beyond	49,021
Total lease payments	129,237
Less: imputed interest	(17,533)
Present value of lease liabilities	$111,704

*	Excluding the six months ended June 30, 2019

As of December 31, 2018, minimum lease payments under non-cancelable leases by period were expected to be as follows:

Years ending December 31,	Amount
2019	$54,048
2020	54,048
2021 and thereafter	49,544
Total minimum rentals	$157,640

EPHS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Legal Proceedings

The Company is contemplating filing a lawsuit against its two of its shareholders for breach of contract to recover 20,000,000 shares of the Company's common stock that were previously issued to them, and are currently in settlement negotiations with said shareholders. While the ultimate result, if any, from the proceeding is presently indeterminable, in the opinion of management, this matter should not have a material adverse effect on the Company's consolidated financial statements.

NOTE 8 - CAPITAL STOCK

On January 15, 2019, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding MVC shares in consideration for issuance of 8,100,000 shares of EPHS common stock, par value $.001 per share.

On February 11, 2019, the Company issued 25,000 shares for cash.

On March 11, 2019, the Company further issued 736,036 shares of common stock for cash.

On June 14, 2019, the Company issued 2,250,000 shares of common stock to the owner of Redabe Holdings Inc. in compensation for advancing the Company CAD 2,375,000 (approximately $1,813,598) in the form of a mortgage to the Company’s subsidiary.

As of June 30, 2019, the Company had 74,410,628 shares of common stock outstanding.

NOTE 9 - SUBSEQUENT EVENT

On July 31, 2019, the Company further borrowed CAD 175,000 (approximately $133,633) from Redabe Holdings Inc. Redabe Holdings Inc. is committed to lend the Company additional CAD 175,000 (approximately $133,633) by August 31, 2019.

SCHEDULE A

PLAN OF CONVERSION

OF

EPHS HOLDINGS, INC.

(A corporation incorporated under the laws of the State of Nevada)

INTO

EPHS HOLDINGS, INC.
(A corporation organized under the laws of the Province of British Columbia)

EPHS Holdings, Inc. a Nevada corporation, hereby adopts the following plan of conversion (this “Plan of Conversion”):

1.

The name of the constituent entity (the “Constituent Entity”) is EPHS Holdings, Inc. (“EPHS”) and the jurisdiction of the laws that govern the Constituent Entity is the State of Nevada.

2.

The name of the resulting entity (the “Resulting Entity”) is EPHS Holdings, Inc. and the jurisdiction of the laws that will govern the Resulting Entity is the Province of British Columbia, Canada.

3.

This Plan of Conversion is subject to approval by the holders of a majority of the outstanding shares of common stock of Constituent Entity.

4.

The Constituent Entity seeks to effect a conversion of the Constituent Entity into the Resulting Entity (the “Conversion”) pursuant to Section 92A.105 of the Nevada Revised Statutes (“NRS”) and intends that this Plan of Conversion will constitute the complete plan of conversion referred to in Section 92A.105 of the NRS.

5.

As promptly as practicable after approval of this Plan of Conversion by the holders of a majority of the outstanding shares of common stock of the Constituent Entity, shall cause the Conversion to be consummated by the filing the Articles of Conversion with the Nevada Secretary of State in such form as is required by, and signed in accordance with, the applicable provisions of Chapter 92A of the NRS and the execution and filing of the Continuation Application with the Registrar of Companies in the Province of British Columbia. The effective date and time (the “Effective Time”) of the Conversion shall be the date and time on and at which the Conversion becomes effective under the laws of the State of Nevada or the date and time on and at which the Conversion becomes effective under the laws of the Province of British Columbia, whichever occurs later.

6.

As of the Effective Time of the Conversion:

(a)

The Constituent Entity shall be converted into the Resulting Entity, a corporation organized under the Business Corporations Act (British Columbia);

(b)

The proposed Continuation Application and Articles of the Resulting Entity, substantially in the forms attached hereto as Appendix “A” and Appendix “B”, respectively, will replace the Articles of Incorporation and Bylaws of the Constituent Entity, and the proposed Continuation Application and Articles of the Resulting Entity will continue in full force and effect until changed, altered or amended as provided in the Business Corporations Act (British Columbia);

(c)

The title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by the Constituent Entity, and all debts due to the Constituent Entity on whatever account, as well as all other things in action or belonging to the Constituent Entity, shall in accordance with the NRS be vested in the Resulting Entity without reservation or impairment;

(d)

The Resulting Entity shall have all of the debts, liabilities and duties of the Constituent Entity, and all rights of creditors accruing and all liens placed upon any property of the Constituent Entity up to the Effective Time of the Conversion shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall attach to the Resulting Entity and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties;

(e)

Any proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding in place of the Constituent Entity;

(f)

Each share of common stock of the Constituent Entity, with US$0.001 par value per share, issued and outstanding immediately before the Effective Time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof and without any disposition of such share, become one validly issued, fully paid and non-assessable common share of the Resulting Entity, without par value;

(g)

Each option to acquire shares of common stock of the Constituent Entity outstanding immediately before the Effective Time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the optionee would have received had the optionee exercised such option in full immediately before the Effective Time of the Conversion (whether or not such option was then exercisable) and the exercise price per share under each such option shall be equal to the exercise price per share thereunder immediately before the Effective Time of the Conversion, unless otherwise provided in the instrument granting such option;

(h)

Each warrant to acquire shares of common stock of the Constituent Entity outstanding immediately before the Effective Time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become an equivalent warrant to acquire, upon the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the warrant holder would have received had the warrant holder exercised such warrant in full immediately before the Effective Time of the Conversion (whether or not such warrant was then exercisable) and the exercise price per share under each such warrant shall be equal to the exercise price per share thereunder immediately before the Effective Time of the Conversion, unless otherwise provided in the instrument granting such warrant;

(i)

Any other right, by contract or otherwise, to acquire shares of common stock of the Constituent Entity outstanding immediately before the Effective Time of the Conversion shall, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become a right to acquire, upon the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the right holder would have received had the right holder exercised such right in full immediately before the Effective Time of the Conversion (whether or not such right was then exercisable) and the exercise price per share under each such right shall be equal to the exercise price per share thereunder immediately before the Effective Time of the Conversion, unless otherwise provided in the agreement granting such right; and

(j)

The directors and officers of the Constituent Entity in office at the Effective Time of the Conversion will become the directors and officers, respectively, of the Resulting Entity, each of such directors and officers to hold office, subject to the applicable provisions of the Continuation Application, Articles of the Resulting Entity and the Business Corporations Act (British Columbia), until his or her successor is duly elected or appointed and qualified.

7.

The boards of directors of the Constituent Entity may amend this Plan of Conversion at any time before the Effective Time of Conversion, provided, however, that an amendment made subsequent to the approval of the Conversion by the stockholders of the Constituent Entity, whichever is earlier, shall not (a) alter or change the manner or basis of exchanging a stockholder’s shares of the Constituent Entity for a stockholder’s shares, rights to purchase a stockholder’s shares, or other securities of the Resulting Entity, or for cash or other property in whole or in part or (b) alter or change any of the terms and conditions of this Plan of Conversion in a manner that adversely affects the stockholders of the Constituent Entity.

8.

At any time before the Effective Time of Conversion, this Plan of Conversion may be terminated and the Conversion contemplated hereby may be abandoned by the board of directors of the Constituent Entity, notwithstanding approval of this Plan of Conversion by the stockholders of the Constituent Entity.

EPHS HOLDINGS, INC.
a Nevada corporation

By:

/s/ John Bentivoglio

Name: John Bentivoglio
Title: Chief Executive Officer, Director,
Chairman of the Board of Directors

Date:

July 31, 2019

Appendix A to Schedule A

Continuation Application

BRITISH COLUMBIA | BC Registry Services

Foreign Corporation

CONTINUATION APPLICATION

BUSINESS CORPORATIONS ACT, section 302

Telephone: 1 877 526-1526 www.bcreg.ca | Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3 | Courier Address: 200 – 940 Blanshard Street Victoria BC V8W 3E6

DO NOT MAIL THIS FORM to BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Manager of Registries Operations at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

If you are continuing a company into BC and want the BC incorporation number as its name, you will need to file this form on paper. Complete this form and mail to the Corporate Registry, along with a letter from the corporation's home jurisdiction authorizing the continuation in. For information on the content of the authorization letter, see the Corporate Online Help Centre at www.corporateonline.gov.bc.ca for "Continuation Application" and "Authorization for Continuation In."

A NAME OF COMPANY – *Choose **one** of the following:*

☑ The name EPHS Holdings, Inc. is the name reserved for the foreign corporation to be continued in. The name reservation number is: NR 9539341 , *OR*

☐ The foreign corporation is to be continued in with a name created by adding "B.C. Ltd." after the incorporation number of the company.

B FOREIGN CORPORATION'S CURRENT JURISDICTION

1. Corporate number assigned by the foreign corporation's jurisdiction C2081-1999
2. Corporation's name in the foreign corporation's jurisdiction EPHS Holdings, Inc.
3. Foreign corporation's date of incorporation or the most recent date of amalgamation or continuation YYYY / MM / DD 1999/01/28
4. Foreign corporation's jurisdiction of incorporation, amalgamation or continuation

Nevada

C AUTHORIZATION FOR CONTINUATION

Authorization for the continuation from the foreign corporation's jurisdiction is:

☐ ATTACHED ☑ ALREADY FILED

D REGISTRATION AS AN EXTRAPROVINCIAL COMPANY

Is the foreign corporation currently registered in BC as an extraprovincial company?

☐ YES ☑ NO

If YES, enter the BC registration number and name of the extraprovincial company below:

Extraprovincial Registration Number in BC ______

Extraprovincial Company Name in BC ______

(Including assumed name, if any, approved for use in BC) ______

E CERTIFIED CORRECT – I have read this form and found it to be correct.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE FOREIGN CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE FOREIGN CORPORATION	DATE SIGNED YYYY / MM / DD
John Bentivoglio	X	

FORM 16 FOR (JUN 2017) Page 1

NOTICE OF ARTICLES

A NAME OF COMPANY

Set out the name of the company as set out in Item A of the Continuation Application.

EPHS Holdings, Inc.

B TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	
See attached Schedule			
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

FORM 16 FOR (JUN 2017)

Page 2

D REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
2500 Park Place, 666 Burrard Street Vancouver	BC	V6C 2X8

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
2500 Park Place, 666 Burrard Street Vancouver	BC	V6C 2X8

E RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
2500 Park Place, 666 Burrard Street Vancouver	BC	V6C 2X8

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
2500 Park Place, 666 Burrard Street Vancouver	BC	V6C 2X8

F AUTHORIZED SHARE STRUCTURE

Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number.		Kind of shares of this class or series of shares.			Are there special rights or restrictions attached to the shares of this class or series of shares?	
	THERE IS NO MAXIMUM (✔)	MAXIMUM NUMBER OF SHARES AUTHORIZED	WITHOUT PAR VALUE (✔)	WITH A PAR VALUE OF ($)	Type of currency	YES (✔)	NO (✔)
Common	✓		✓				✓

FORM 16 FOR (JUN 2017)
Page 3

BC Registry Services

BUSINESS NUMBER REQUEST

BUSINESS NUMBERS ACT, section 7

Telephone: 1 877 526-1526
www.bcreg.ca

Mailing Address: PO Box 9431 Stn Prov Govt
Victoria BC V8W 9V3

Courier Address: 200 – 940 Blanshard Street
Victoria BC V8W 3E6

INSTRUCTIONS:

Please type or print clearly in block letters.

The Province of British Columbia has entered into a partnership with the Canada Revenue Agency (CRA) to use the national Business Number (BN) as a convenient way for corporations to identify themselves when communicating with federal and provincial governments.

The Corporate Registry, under the authority of the *Business Number Act*, is therefore collecting the BN from both corporations applying for registration in British Columbia and corporations currently registered in British Columbia. This will allow corporations to use their BN as an identifier the next time they communicate with the Corporate Registry.

You will already have a BN if you have been incorporated federally or if you are incorporated in another Canadian jurisdiction.

You may have also received a BN from CRA if you:

- collect GST/HST;
- have employees;
- import or export goods to or from Canada;
- operate a taxi or limo service;
- are registered with WorkSafeBC, and/or;
- are registered to do business in another Canadian jurisdiction

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Number Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Manager of Registries Operations at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

COMPLETE ITEM A OR B

A BUSINESS NUMBER

Your **Business Number** (e.g., GST/HST account) would be displayed as a 15 character identifier, for example: **82123 5679 RT 0001**. The first nine numbers uniquely identify your business – it's those numbers we need.

Please enter the first 9 digits here:

B DIRECTOR NAME

If you do not have a Business Number please enter the name of a director of your corporation (as per CRA requirements) so that we can request one for you. The director's name is confidential information and is collected under the authority of the *Business Number Act*.

LAST NAME	FIRST NAME
Bentivoglio	John

FORM 01 BNA (AUG 2017)

Schedule to Form 16 – Continuation Application

Part C – Director Name(s) and Address(es)

Name	**Address**
John Bentivoglio	Delivery: Mailing: same as above
Stevan Perry	Delivery: Mailing: same as above
Chris Jewitt	Delivery: Mailing: same as above
Kevin Smith	Delivery: Mailing: same as above
Casey Houweling	Delivery: Mailing: same as above
Calegero Caruso	Delivery: Mailing: same as above

Appendix B to Schedule A

By-Laws

EPHS HOLDINGS, INC.

(the “Company”)

Continuation Number:

ARTICLES

1. INTERPRETATION	5
1.1 Definitions	5
1.2 Business Corporations Act and Interpretation Act Definitions Applicable	5
2. SHARES AND SHARE CERTIFICATES	5
2.1 Authorized Share Structure	5
2.2 Form of Share Certificate	5
2.3 Shareholder Entitled to Certificate or Acknowledgment	5
2.4 Delivery by Mail	6
2.5 Replacement of Worn Out or Defaced Certificate or Acknowledgement	6
2.6 Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	6
2.7 Splitting Share Certificates	6
2.8 Certificate Fee	6
2.9 Recognition of Trusts	6
3. ISSUE OF SHARES	6
3.1 Directors Authorized	6
3.2 Commissions and Discounts	7
3.3 Brokerage	7
3.4 Conditions of Issue	7
3.5 Share Purchase Warrants and Rights	7
4. SHARE REGISTERS	7
4.1 Central Securities Register	7
4.2 Closing Register	7
5. SHARE TRANSFERS	8
5.1 Registering Transfers	8
5.2 Form of Instrument of Transfer	8
5.3 Transferor Remains Shareholder	8
5.4 Signing of Instrument of Transfer	8
5.5 Enquiry as to Title Not Required	8
5.6 Transfer Fee	8
6. TRANSMISSION OF SHARES	9
6.1 Legal Personal Representative Recognized on Death	9
6.2 Rights of Legal Personal Representative	9
7. PURCHASE OF SHARES	9
7.1 Company Authorized to Purchase Shares	9
7.2 Purchase When Insolvent	9
7.3 Sale and Voting of Purchased Shares	9
8. BORROWING POWERS	9
9. ALTERATIONS	10
9.1 Alteration of Authorized Share Structure	10
9.2 Special Rights and Restrictions	10

9.3 Change of Name	10
9.4 Other Alterations	11
10. MEETINGS OF SHAREHOLDERS	11
10.1 Annual General Meetings	11
10.2 Resolution Instead of Annual General Meeting	11
10.3 Calling of Meetings of Shareholders	11
10.4 Notice for Meetings of Shareholders	11
10.5 Record Date for Notice	11
10.6 Record Date for Voting	12
10.7 Failure to Give Notice and Waiver of Notice	12
10.8 Notice of Special Business at Meetings of Shareholders	12
10.9 Location of Annual General Meeting	12
11. PROCEEDINGS AT MEETINGS OF SHAREHOLDERS	12
11.1 Special Business	12
11.2 Special Majority	13
11.3 Quorum	13
11.4 One Shareholder May Constitute Quorum	13
11.5 Other Persons May Attend	13
11.6 Requirement of Quorum	13
11.7 Lack of Quorum	13
11.8 Lack of Quorum at Succeeding Meeting	13
11.9 Chair	14
11.10 Selection of Alternate Chair	14
11.11 Adjournments	14
11.12 Notice of Adjourned Meeting	14
11.13 Decisions by Show of Hands or Poll	14
11.14 Declaration of Result	14
11.15 Motion Need Not be Seconded	14
11.16 Casting Vote	14
11.17 Meeting by Telephone or Other Communications Medium	15
12. VOTES OF SHAREHOLDERS	15
12.1 Number of Votes by Shareholder or by Shares	15
12.2 Votes of Persons in Representative Capacity	15
12.3 Votes by Joint Holders	15
12.4 Legal Personal Representatives as Joint Shareholders	15
12.5 Representative of a Corporate Shareholder	15
12.6 Proxy Provisions Do Not Apply to All Companies	16
12.7 Appointment of Proxy Holders	16
12.8 Alternate Proxy Holders	16
12.9 Deposit of Proxy	16
12.10 Validity of Proxy Vote	17
12.11 Form of Proxy	17
12.12 Revocation of Proxy	17
12.13 Revocation of Proxy Must Be Signed	17
12.14 Production of Evidence of Authority to Vote	18
13. DIRECTORS	18
13.1 First Directors; Number of Directors	18
13.2 Change in Number of Directors	18
13.3 Directors’ Acts Valid Despite Vacancy	18
13.4 Remuneration of Directors	18
13.5 Reimbursement of Expenses of Directors	19
13.6 Special Remuneration for Directors	19
13.7 Gratuity, Pension or Allowance on Retirement of Director	19

14. ELECTION AND REMOVAL OF DIRECTORS	19
14.1 Election at Annual General Meeting	19
14.2 Consent to be a Director	19
14.3 Failure to Elect or Appoint Directors	19
14.4 Places of Retiring Directors Not Filled	20
14.5 Directors May Fill Casual Vacancies	20
14.6 Remaining Directors Power to Act	20
14.7 Shareholders May Fill Vacancies	20
14.8 Additional Directors	20
14.9 Ceasing to be a Director	20
14.10 Removal of Director by Shareholders	21
14.11 Removal of Director by Directors	21
15. ALTERNATE DIRECTORS	21
15.1 Appointment of Alternate Director	21
15.2 Notice of Meetings	21
15.3 Alternate for More Than One Director Attending Meetings	21
15.4 Consent Resolutions	22
15.5 Alternate Director Not an Agent	22
15.6 Revocation of Appointment of Alternate Director	22
15.7 Ceasing to be an Alternate Director	22
15.8 Remuneration and Expenses of Alternate Director	22
16. POWERS AND DUTIES OF DIRECTORS	22
16.1 Powers of Management	22
16.2 Appointment of Attorney of Company	22
16.3 Remuneration of the auditor	23
17. DISCLOSURE OF INTEREST OF DIRECTORS	23
17.1 Obligation to Account for Profits	23
17.2 Restrictions on Voting by Reason of Interest	23
17.3 Interested Director Counted in Quorum	23
17.4 Disclosure of Conflict of Interest or Property	23
17.5 Director Holding Other Office in the Company	23
17.6 No Disqualification	23
17.7 Professional Services by Director or Officer	23
17.8 Director or Officer in Other Corporations	24
18. PROCEEDINGS OF DIRECTORS	24
18.1 Meetings of Directors	24
18.2 Voting at Meetings	24
18.3 Chair of Meetings	24
18.4 Meetings by Telephone or Other Communications Medium	24
18.5 Calling of Meetings	24
18.6 Notice of Meetings	25
18.7 When Notice Not Required	25
18.8 Meeting Valid Despite Failure to Give Notice	25
18.9 Waiver of Notice of Meetings	25
18.10 Quorum	25
18.11 Validity of Acts Where Appointment Defective	25
18.12 Consent Resolutions in Writing	25
19. EXECUTIVE AND OTHER COMMITTEES	26
19.1 Appointment and Powers of Executive Committee	26
19.2 Appointment and Powers of Other Committees	26
19.3 Obligations of Committees	26
19.4 Powers of Board	26

19.5 Committee Meetings	27
20. OFFICERS	27
20.1 Directors May Appoint Officers	27
20.2 Functions, Duties and Powers of Officers	27
20.3 Qualifications	27
20.4 Remuneration and Terms of Appointment	27
21. INDEMNIFICATION	28
21.1 Definitions	28
21.2 Mandatory Indemnification of Directors and Former Directors	28
21.3 Indemnification of Other Persons	28
21.4 Non-Compliance with Business Corporations Act	28
21.5 Company May Purchase Insurance	28
22. DIVIDENDS	29
22.1 Payment of Dividends Subject to Special Rights	29
22.2 Declaration of Dividends	29
22.3 No Notice Required	29
22.4 Record Date	29
22.5 Manner of Paying Dividend	29
22.6 Settlement of Difficulties	29
22.7 When Dividend Payable	29
22.8 Dividends to be Paid in Accordance with Number of Shares	29
22.9 Receipt by Joint Shareholders	30
22.10 Dividend Bears No Interest	30
22.11 Fractional Dividends	30
22.12 Payment of Dividends	30
22.13 Capitalization of Surplus	30
23. DOCUMENTS, RECORDS AND REPORTS	30
23.1 Recording of Financial Affairs	30
23.2 Inspection of Accounting Records	30
24. NOTICES	30
24.1 Method of Giving Notice	30
24.2 Deemed Receipt of Mailing	31
24.3 Certificate of Sending	31
24.4 Notice to Joint Shareholders	31
24.5 Notice to Trustees	31
25. SEAL AND EXECUTION OF DOCUMENTS	32
25.1 Who May Attest Seal	32
25.2 Sealing Copies	32
25.3 Mechanical Reproduction of Seal	32
25.4 Execution of Documents Generally	32
26. PROHIBITIONS	32
26.1 Definitions	32
26.2 Application	33
26.3 Consent Required for Transfer of Shares or Designated Securities	33

1.

INTERPRETATION

1.1       Definitions

In these Articles, unless the context otherwise requires:

(1)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;
(2)	“Business Corporations Act” means the Business Corporations Act (British Columbia) as amended from time to time and includes all regulations as amended from time to time made pursuant to that Act;
(3)	“legal personal representative” means the personal or other legal representative of the shareholder;
(4)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;
(5)	“seal” means the seal of the Company, if any.

1.2       Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.

SHARES AND SHARE CERTIFICATES

2.1       Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2       Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act. The directors may, by resolution, provide that; (a) the shares of any or all of the classes and series of the Company’s shares must be uncertificated shares; or (b) any specified shares must be uncertificated shares. Within reasonable time after the issue or transfer of a share that is an uncertificated share, the Company must send to the shareholder a written notice in accordance with the Business Corporations Act.

2.3       Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is registered owner are uncertificated shares, each shareholder is entitled, on request and at the shareholder’s option, to receive, without charge, (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4       Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5       Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and
(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6       Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(1)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and
(2)	any indemnity the directors consider adequate.

2.7       Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8       Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9       Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.

ISSUE OF SHARES

3.1       Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2       Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3       Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4       Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5       Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.

SHARE REGISTERS

4.1       Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2       Closing Register

The Company must not at any time close its central securities register.

5.

SHARE TRANSFERS

5.1       Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)	a duly signed instrument of transfer in respect of the share has been received by the Company;
(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and
(3)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2       Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3       Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4       Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or
(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5       Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6       Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.

TRANSMISSION OF SHARES

6.1       Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2       Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.

PURCHASE OF SHARES

7.1       Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2       Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or
(2)	making the payment or providing the consideration would render the Company insolvent.

7.3       Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;
(2)	must not pay a dividend in respect of the share; and
(3)	must not make any other distribution in respect of the share.

8.

BORROWING POWERS

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(2)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
(4)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.

ALTERATIONS

9.1       Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by resolution of the directors:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;
(2)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;
(4)	if the Company is authorized to issue shares of a class of shares with par value:

(a)	decrease the par value of those shares; or

(b)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;
(6)	alter the identifying name of any of its shares; or
(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2       Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(1)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3       Change of Name

The Company may by consent resolution of the directors or by special resolution authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.4       Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.

MEETINGS OF SHAREHOLDERS

10.1       Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2       Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3       Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4       Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;
(2)	otherwise, 10 days.

10.5       Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;
(2)	otherwise, 10 days.

If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6       Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7       Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8       Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and
(2)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and
(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9       Location of Annual General Meeting

The Company may by resolution of the directors choose a location outside of British Columbia for the purpose of the meeting.

11.

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1       Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;
(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(h)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2       Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3       Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders entitled to vote at the meeting whether in person or by proxy who hold, in the aggregate, at least 5% of the issued shares entitled to be voted at the meeting.

11.4       One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and
(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5       Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6       Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7       Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and
(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8       Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9       Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or
(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10       Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11       Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12       Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13       Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14       Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15       Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16       Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17       Meeting by Telephone or Other Communications Medium

A shareholder or proxy holder may participate in a meeting of the shareholders in person or by telephone if all shareholders or proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder or proxy holder may participate in a meeting of the shareholders by a communications medium other than telephone if all shareholders or proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all shareholders or proxy holders who wish to participate in the meeting agree to such participation. A shareholder or proxy holder who participates in a meeting in a manner contemplated by this Article 11.17 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

12.

VOTES OF SHAREHOLDERS

12.1       Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and
(2)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2       Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3       Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or
(2)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4       Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5       Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6       Proxy Provisions Do Not Apply to All Companies

If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, Articles 12.7 to 12.14 apply only insofar as they are not inconsistent with any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states of the United States that is applicable to the Company and insofar as they are not inconsistent with the regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commission or similar authorities appointed under that legislation.

12.7       Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8       Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders who need not be shareholders to act in the place of an absent proxy holder.

12.9       Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(2)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.10       Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	by the chair of the meeting, before the vote is taken.

12.11       Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _____________________

Signed [month, day, year]

____________________________________

[Signature of shareholder]

____________________________________

[Name of shareholder - printed]

12.12       Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(1)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or
(2)	provided, at the meeting, to the chair of the meeting.

12.13       Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;
(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.14       Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.

DIRECTORS

13.1       First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;
(2)	if the Company is a public company, the greater of three and the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4.

13.2       Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;
(2)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3       Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4       Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.5       Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.6       Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.7       Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.

ELECTION AND REMOVAL OF DIRECTORS

14.1       Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2       Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;
(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or
(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3       Failure to Elect or Appoint Directors

If:

(1)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	the date on which his or her successor is elected or appointed; and
(4)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4       Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5       Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6       Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors but, if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purposes of appointing directors up to that number, summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors, or, subject to the Business Corporations Act, for any other purpose.

14.7       Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8       Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or
(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9       Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;
(2)	the director dies;
(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or
(4)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10       Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11       Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.

ALTERNATE DIRECTORS

15.1       Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

15.2       Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

15.3       Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)	will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;
(2)	has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;
(3)

will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)

has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4       Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5       Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

15.6       Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7       Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)	his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;
(2)	the alternate director dies;
(3)	the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;
(4)	the alternate director ceases to be qualified to act as a director; or
(5)	his or her appointor revokes the appointment of the alternate director.

15.8       Remuneration and Expenses of Alternate Director

The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.

POWERS AND DUTIES OF DIRECTORS

16.1       Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2       Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.3       Remuneration of the auditor

The directors may set the remuneration of the auditor without the prior approval of the shareholders.

17.

DISCLOSURE OF INTEREST OF DIRECTORS

17.1       Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2       Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

17.3       Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4       Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5       Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6       No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7       Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8       Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.

PROCEEDINGS OF DIRECTORS

18.1       Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2       Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3       Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;
(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or
(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

18.4       Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5       Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6       Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

18.7       When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or
(2)	the director or alternate director, as the case may be, has waived notice of the meeting.

18.8       Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9       Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

18.10       Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11       Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12       Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or
(2)

in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who are entitled to vote on the resolution consents to it in writing.

A consent in writing under this Article may be by signed document, fax, email or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.

EXECUTIVE AND OTHER COMMITTEES

19.1       Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)	the power to fill vacancies in the board of directors;
(2)	the power to remove a director;
(3)	the power to change the membership of, or fill vacancies in, any committee of the directors; and
(4)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

19.2       Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;
(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3       Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and
(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

19.4       Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;
(2)	terminate the appointment of, or change the membership of, the committee; and
(3)	fill vacancies in the committee.

19.5       Committee Meetings

Subject to Article 19.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	the committee may meet and adjourn as it thinks proper;
(2)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their members to chair the meeting;

(3)	a majority of the members of the committee constitutes a quorum of the committee; and
(4)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.

OFFICERS

20.1       Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2       Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;
(2)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and
(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3       Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

20.4       Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.

INDEMNIFICATION

21.1       Definitions

In this Article 21:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
(2)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

21.2       Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3       Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4       Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5       Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;
(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;
(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;
(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

22.

DIVIDENDS

22.1       Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2       Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3       No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4       Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5:00 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5       Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6       Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)	set the value for distribution of specific assets;
(2)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)	vest any such specific assets in trustees for the persons entitled to the dividend.

22.7       When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8       Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9       Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10       Dividend Bears No Interest

No dividend bears interest against the Company.

22.11       Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12       Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13       Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.

DOCUMENTS, RECORDS AND REPORTS

23.1       Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2       Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.

NOTICES

24.1       Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;
(b)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient.

24.2       Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3       Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4       Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5       Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)

if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

25.

SEAL AND EXECUTION OF DOCUMENTS

25.1       Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;
(2)	any officer, together with any director;
(3)	if the Company only has one director, that director; or
(4)	any one or more directors or officers or persons as may be determined by the directors.

25.2       Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer.

25.3       Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.4       Execution of Documents Generally

The directors may from time to time by resolution appoint any one or more persons, officers or directors for the purpose of executing any instrument, document or agreement in the name of and on behalf of the Company for which the seal need not be affixed, and if no such person, officer or director is appointed, then any one officer or director of the Company may execute such instrument, document or agreement.

26.

PROHIBITIONS

26.1       Definitions

In this Article 26:

(1)	“designated security” means:

(a)	a voting security of the Company;

(b)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(c)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(2)	“security” has the meaning assigned in the Securities Act (British Columbia);

(3)	“voting security” means a security of the Company that:

(a)	is not a debt security, and

(b)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2       Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3       Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

______________________________________ JOHN BENTIVOGLIO, Director

DATED ________________________________.

SCHEDULE B

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      (Added to NRS by 1995, 2086)

      NRS 92A.305  ”Beneficial stockholder” defined.  ”Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      (Added to NRS by 1995, 2087)

      NRS 92A.310  ”Corporate action” defined.  ”Corporate action” means the action of a domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.315  ”Dissenter” defined.  ”Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      (Added to NRS by 1995, 2087; A 1999, 1631)

      NRS 92A.320  ”Fair value” defined.  ”Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

      1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

      2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

      3.  Without discounting for lack of marketability or minority status.

      (Added to NRS by 1995, 2087; A 2009, 1720)

      NRS 92A.325  ”Stockholder” defined.  ”Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.330  ”Stockholder of record” defined.  ”Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.335  ”Subject corporation” defined.  ”Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      (Added to NRS by 1995, 2087)

      NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

      (Added to NRS by 1995, 2087; A 2009, 1721)

      NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      (Added to NRS by 1995, 2088)

      NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

      (Added to NRS by 1995, 2088)

      NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

      1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      (Added to NRS by 1995, 2088)

      NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

      (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

      (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

      (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

      (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

      (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

      2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

      3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

      (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

      NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

      (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

      (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

      (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

Ê unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

      2.  The applicability of subsection 1 must be determined as of:

      (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

      (b) The day before the effective date of such corporate action if there is no meeting of stockholders.

      3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

      4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

      5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

      (Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

      NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

      2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

      (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

      (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

      (Added to NRS by 1995, 2089; A 2009, 1723)

      NRS 92A.410  Notification of stockholders regarding right of dissent.

      1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

      2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

      (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

      NRS 92A.420  Prerequisites to demand for payment for shares.

      1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

      (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

      (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

      2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

      3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

      (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

      NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

      1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

      2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

      (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

      NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

      1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

      (a) Demand payment;

      (b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

      (c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

      2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

      3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

      4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

      5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

      (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

      NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      (Added to NRS by 1995, 2090; A 2009, 1725)

      NRS 92A.460  Payment for shares: General requirements.

      1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

      (a) Of the county where the subject corporation’s principal office is located;

      (b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

      (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

      2.  The payment must be accompanied by:

      (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

      (b) A statement of the subject corporation’s estimate of the fair value of the shares; and

      (c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

      (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

      NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

      1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

      2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

      (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

      (b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

      (c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

      (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

      (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

      3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

      4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

      (Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

      NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

      2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

      (Added to NRS by 1995, 2091; A 2009, 1726)

      NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

      2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

      3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

      (a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

      (b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

      (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

      NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

      1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

      6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

      (Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566)

2019 Annual and Special Meeting of Stockholders
Meeting Date: ______, ____________, 2019

SAMPLE SHAREHOLDER NAME
101 SAMPLE STREET
APT. 999
SAMPLE CITY, XX 99999

Voting Instructions

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Instead of mailing your proxy, you may choose to vote on the Internet. Validation details including Control ID are located on this form.

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WE MUST RECEIVE YOUR VOTING INSTRUCTIONS PRIOR TO MIDNIGHT ET __/__/19

This Proxy will be voted in accordance with the directions given herein. If no direction is given, this proxy will be voted per board of directors recommendation.

PROXY CARD **Control ID: SAMPLE999999X**

A. Voting Items (Fill in only one box per nominee or item in black or blue ink)

1. Election of Directors	For	Against		
Gianfranco Bentivoglio	☐	☐		Board of Directors recommendation For
Stevan Perry	☐	☐		Board of Directors recommendation For
Chris Jewitt	☐	☐		Board of Directors recommendation For
Kevin Smith	☐	☐		Board of Directors recommendation For
Calogero Caruso	☐	☐		Board of Directors recommendation For
Casey Houweling	☐	☐		Board of Directors recommendation For
	For	Against	Abstain	
2 To approve the Plan of Conversion, as such agreement may be amended from time to time, and the transactions contemplated thereby, including but not limited to, the continuation which would change the corporate jurisdiction of the Company from the State	☐	☐	☐	Board of Directors recommendation For
3 To ratify the appointment of Thayer O'Neal Company, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐	Board of Directors recommendation For

EPHS HOLDINGS, INC. PROXY CARD Page 2 of 2

2019 Annual and Special Meeting of Stockholders

4	To approve, on an advisory basis, the compensation of the named executive officers as disclosed on this proxy statement/prospectus, commonly referred to as a "say-on-pay" proposal.	☐	☐	☐		Board of Directors recommendation For
		1 Year	2 Years	3 Years	Abstain	
5	To select the frequency of the "say-on-pay" votes: every one year, two years, or three years.	☐	☐	☐	☐	Board of Directors recommendation 1 year

NOTE: To transact any other business as may properly come before the meeting or any adjournments or postpones thereof.

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☐ I PLAN TO ATTEND THE MEETING

Account #2

Date (mm/dd/yyyy) ______________________

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